AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1997
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                           ASR INVESTMENTS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            Maryland                                     6511                            86-0587826
  (STATE OR OTHER JURISDICTION               (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

       335 North Wilmot, Suite 250, Tucson, Arizona 85711, (520) 748-2111 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                                  Jon A. Grove
    335 North Wilmot, Suite 250, Tucson, Arizona 85711, (520) 748-2111
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                 ---------------

                                    COPY TO:
                              Robert S. Kant, Esq.
                          O'Connor, Cavanagh, Anderson,
                         Killingsworth & Beshears, P.A.
                         One East Camelback, Suite 1100
                             Phoenix, Arizona 85012
                                 (602) 263-2606

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

   If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================

                          Amount      Proposed Maximum     Proposed Maximum
 Title of Shares          to be        Offering Price         Aggregate             Amount of
to be Registered        Registered      Per Share(1)       Offering Price(1)    Registration Fee
-------------------------------------------------------------------------------------------------------
Common Stock........ 2,000,000 Shares    $22.50               $45,000,000          $13,636.36

================================================================================
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 26, 1997

PROSPECTUS

                                2,000,000 SHARES
                          ASR INVESTMENTS CORPORATION

                                  COMMON STOCK

                                ---------------

   This Prospectus covers 2,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of ASR Investments Corporation (the "Company") that may be issued and sold by the Company from time to time in connection with the acquisition by the Company, or subsidiaries of the Company, of apartment communities, other assets, or other businesses. It is expected that the terms of any such acquisitions will be determined by negotiations with the owners or controlling persons of the assets or businesses to be acquired and that the shares of Common Stock issued in connection with such acquisitions will be valued at prices reasonably related to market prices current either at the time of the agreement on the terms of an acquisition or at or about the time of delivery of the shares.

   No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time in connection with specific acquisitions. Any person receiving such fee may be deemed to be an Underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

   The Common Stock is listed on the American Stock Exchange (the "Amex") under the symbol "ASR." Application will be made to list the shares of Common Stock offered hereby on the American Stock Exchange. On June 20, 1997, the closing price for the Common Stock on the Amex was $22 3/8 per share.

   All expenses of the Offering will be paid by the Company.


   FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING AT PAGE 15.

                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES  AND  EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS. ANY
          REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.

                                ---------------

               The date of this Prospectus is             , 1997

                              AVAILABLE INFORMATION

   The company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on form S-4 under the Securities Act of 1933, with respect to the shares offered hereby. This
Prospectus does not contain all the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits which are a part thereof, which may be obtained upon request to the Commission and the payment of the prescribed fee. Material contained in the Registration Statement may be examined at the Commission's Washington, D.C. office and copies may be obtained at the
Commission's Washington, D. C. office upon payment of prescribed fees. Statements contained in this Prospectus are not necessarily complete, and in each case reference is made to the copy of such contracts or documents filed as an exhibit to the Registration Statement, each such statement being qualified by this reference.

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago,
Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N. W., Washington, D. C. 20549 upon payment of the prescribed fees. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. The Common Stock of the Company is listed on the American Stock Exchange. Reports, proxy or information statements, and other information concerning the Company may be inspected at the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The Company hereby incorporates by reference in this Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report of Form 10-K for the year ended December 31, 1996, as filed by the Company on March 28, 1997; (ii) the description of the Company's Common Stock contained in the Registration Statement on Form 8-A as filed by the Company on July 31, 1987, (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as filed by the Company on May 14, 1997, (iv) the Company's Current Report on Form 8-K as filed by the Company on May 15, 1997, as amended on Form 8-K/A filed by the Company on June 16, 1997, and (v) the Company's Current Report on Form 8-K as filed by the Company on June 18, 1997.

   All reports and other documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein prior to the date hereof shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statment contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more of the documents incorporated by reference herein; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

   The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above that have been incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to ASR Investments Corporation, 335 North Wilmot, Suite 250, Tucson, Arizona 85711, Attention:
Secretary.

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of outstanding stock options and no conversion of LP Units in the Operating Partnership as described herein, and (ii) reflects a one-for-five reverse stock split affected in July 1995.

                                   THE COMPANY

   The Company currently owns and operates 36 apartment communities, containing 6,347 apartment units, located in Phoenix and Tucson, Arizona; Houston and Dallas, Texas; Albuquerque, New Mexico; and Pullman, Washington. The apartment communities are "garden apartments," typically consisting of two- and three-story buildings in landscaped settings with ground level parking. The communities are well maintained and targeted to provide attractive lifestyles at low to moderate rates.

   The apartment communities were built between 1967 and 1997 and have a weighted average age by number of apartment units of approximately 13 years. The number of units per apartment community ranges from 60 to 356 and averages 176 units. Average size per unit approximates 796 square feet. Average rent at March 31, 1997 was $544 per month, with community averages ranging from $375 to $994 per month. As of March 31, 1997, the communities had an average occupancy rate of approximately 93%. The apartment communities typically provide residents with attractive amenities, including a clubhouse, swimming pool, other recreational facilities, laundry facilities, cable television access, patios or balconies, and mini-blinds. Certain communities offer additional amenities, such as fireplaces, storage or walk-in closets, microwave ovens, alarms, and limited access gates.

   The Company has acquired 17 of its 36 apartment communities since January 1, 1997. The Company's business objectives are to increase the cash flow and value of its existing portfolio of apartment communities and to continue to expand its portfolio of apartment communities through the acquisition and development of additional communities. Key elements of the Company's strategy to achieve its objectives include (i) enhancing the performance and value of its existing properties by maintaining high occupancy and favorable rental rates, managing operating expenses, and emphasizing regular programs of repairs and capital improvements, (ii) acquiring and developing additional apartment communities that have strong cash flows and capital appreciation potential, (iii) focusing on middle income properties located in geographical areas that the Company believes will experience higher growth rates in population, household formation, and employment than the national average, and (iv) disposing of investments than no longer satisfy the Company's objectives.

   The Company has elected to be taxed as a REIT under sections 856 through 860 of the Internal Revenue Code. The Company generally will not be subject to tax on its income to the extent that it distributes its taxable income to its stockholders and maintains its qualification as a REIT.

   The Company owns the apartment communities through wholly owned subsidiaries or through Heritage Communities L.P., a Delaware limited partnership ("Heritage LP" or the "Operating Partnership"), or its subsidiaries. The Company and a wholly owned subsidiary are the sole general partners of Heritage LP and own an approximately 50.4% interest therein, consisting of 36% acquired by issuing Common Stock for the Winton Properties and 14.4% acquired for cash.

   The Company was incorporated in the state of Maryland on June 18, 1987. The principal executive offices of the Company are located at 335 North Wilmot, Suite 250, Tucson, Arizona 85711, and its telephone number is (520) 748-2111. Unless the context otherwise requires, the terms "Company" and "ASR" mean ASR Investments Corporation, its subsidiaries, and the Operating Partnership.

                             RECENT DEVELOPMENTS

   In March 1997, the Company acquired a 266-unit apartment community in Houston, Texas for $4,450,000 and expects to invest $700,000 in capital improvements. The Company obtained a first mortgage loan of $3,700,000. The Company issued 86,500 shares of Common Stock for net proceeds of $1,622,000 to pay for the purchase.

   In April 1997, the Company acquired (i) the assets and properties of 15 separate limited partnerships owning 13 apartment communities, located in Dallas and Houston, Texas and Pullman, Washington, containing a total of 2,260 apartment units and an office building located in Seattle, Washington (the "Winton Properties") in which Don W. Winton was the general partner (the "Winton Partnerships") and (ii) the stock of Winton & Associates, Inc. ("Winton & Associates"), the property manager of the Winton Properties (together the "Winton Acquisition"). In connection with the acquisition of the Winton Properties, the Company (a) issued approximately 683,626 shares of its Common Stock, (b) issued limited partnership interests ("LP Units") in the Operating Partnership, which are convertible into 942,184 shares of the Company's Common Stock commencing one year after the acquisition, (c) assumed or refinanced existing first mortgage loans of $49,396,000, and (d) paid $1,250,000 of the transaction costs for the Winton Partnerships. The Company issued 70,284 shares of its Common Stock in connection with the acquisition of Winton & Associates.

   In April 1997, the Company acquired a 257-unit apartment community in Houston, Texas, for $6,000,000 and obtained a first mortgage loan for $4,400,000. The Company expects to invest $500,000 in capital improvements. In May 1997, the Company acquired a 175-unit apartment community in Seattle, Washington, for $4,059,000 and obtained a first mortgage loan of $2,900,000. The Company expects to invest $400,000 in capital improvements. The Company issued 187,847 shares of Common Stock for total net proceeds of $3,394,000 to pay for these two purchases.

   In May 1997, the Company acquired for $8,233,000 its joint venture partner's 85% interest in La Privada Apartments, a 350-unit apartment community in Scottsdale, Arizona. The Company obtained a $3,000,000 loan to pay for the aquisition. The Company also sold to its partner the Company's 15% interest in five other joint ventures for total net proceeds of $2,062,000. As a result of these transactions, the Company owns all of its apartment communities through the Operating Partnership or subsidiaries.

   In connection with the acquisition of the Winton Properties, the Company also acquired Pima Mortgage Limited Partnership and Pima Realty Advisors, Inc., which were affiliates of officers of the Company and served as the manager and property manager, respectively, of the Company's day-to-day operations and apartment communities, in exchange for 262,008 shares of its Common Stock (the "Pima Mergers"). As a result, the Company became a self-administered and self-managed REIT.

   Prior to 1993, the Company invested in mortgage assets ("Mortgage Assets") entitling it to receive the excess cash flows from a pool of mortgage instruments over the required payments on the related structured financing. In early 1993, the Company determined to shift its focus to the acquisition, development, and operation of apartment communities. In June 1997, the Company sold its Mortgage Assets for approximately $13,350,000 with a gain of $10,950,000. Together with earlier redemptions, the Company received total cash flows of $14,850,000 during the second quarter of 1997 and $22,350,000 during 1997. As a result of the sale, the Company no longer owns any Mortgage Assets.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                                                      THREE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,                  MARCH 31,
                                                ----------------------------------------------------- -------------------
                                                    1992        1993       1994      1995      1996      1996      1997
                                                    ----        ----       ----      ----      ----      ----      ----
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
  Income from real estate
    Rental and other income .................                            $12,528   $14,034   $14,581   $ 3,642   $ 3,702
    Operating and maintenance expenses,
      real estate taxes and insurance .......                             (5,497)   (6,719)   (6,855)   (1,614)   (1,684)
    Interest expense ........................                             (3,941)   (4,387)   (4,348)   (1,082)   (1,123)
    Depreciation and amortization ...........                             (1,995)   (2,692)   (2,819)     (680)     (680)
                                                                         -------   -------   -------   -------   -------
Income from real estate .....................                              1,095       236       559       266       215
                                                                         -------   -------   -------   -------   -------
Income from mortgage assets
  Prospective yield income ..................     $    919    $  7,264     6,433     3,884     2,630       770       330
  Income from redemptions and sales  ........                              4,263     5,302     9,461     1,977     5,338
  Interest expense ..........................       (5,841)     (4,794)   (2,596)     (347)     (181)      (75)      (17)
  Provision for reserves ....................      (57,588)    (20,286)
                                                 ---------   ---------   -------   -------   -------
    Income (loss) from mortgage assets  .....      (62,510)    (17,816)    8,100     8,839    11,910     2,672     5,651
                                                 ---------   ---------   -------   -------   -------   -------   -------
Income (loss) before administrative
  expenses and other income .................      (62,510)    (17,816)    9,195     9,075    12,469     2,938     5,866
Administrative expenses .....................       (3,104)     (1,949)   (2,216)   (2,983)   (3,203)     (638)   (1,107)
Other income, net ...........................          739         286       723       462      (425)       40       187
                                                 ---------   ---------   -------   -------   -------   -------   -------
Income (loss) before cumulative effect of
 accounting change ..........................      (64,875)    (19,479)    7,702     6,554     8,841     2,340     4,946
Cumulative effect of accounting change  .....                  (21,091)
                                                 ---------   ---------   -------   -------   -------   -------   -------
Net income ..................................    ($ 64,875)  ($ 40,570)  $ 7,702   $ 6,554   $ 8,841   $ 2,340   $ 4,946
                                                 =========   =========   =======   =======   =======   =======   =======
Per average outstanding share
  Net income (loss) before cumulative
    effect of accounting change .............     $ (20.20)   $  (6.27)  $  2.48   $  2.09   $  2.80   $  0.74   $  1.52
  Cumulative effect of accounting change*  ..                    (6.79)
                                                 ---------   ---------   -------   -------   -------   -------   -------
  Net income (loss) per share ...............     $ (20.20)   $ (13.07)  $  2.48   $  2.09   $  2.80   $  0.74   $  1.52
                                                 =========   =========   =======   =======   =======   =======   =======
  Dividends per share .......................     $   2.25    $   1.15   $  0.50   $  2.00   $  2.00   $  0.50   $  0.50
                                                 =========   =========   =======   =======   =======   =======   =======
  Weighted average shares outstanding  ......        3,209       3,104     3,100     3,141     3,153     3,154     3,159
                                                 =========   =========   =======   =======   =======   =======   =======

                                                                         DECEMBER 31,
                                                      ------------------------------------------------        MARCH 31,
                                                        1992      1993      1994      1995      1996            1997
                                                        ----      ----      ----      ----      ----            ----
CONSOLIDATED BALANCE SHEET DATA
    Apartment and other real estate asset...                     $ 3,855   $73,056   $79,510   $89,958        $ 98,713
    Mortgage assets ........................          $108,623    37,881    18,965    11,877     5,039           3,270
    Total assets ...........................           116,589    54,068    96,745    94,169    97,796         114,033
    Real estate notes payable ..............                                50,693    49,212    49,110          52,477
    Mortgage assets borrowing, net .........            39,517    22,062     6,422     4,495     2,014             500
    Stockholders' Equity ...................            75,284    30,948    37,100    37,395    40,102          45,097

----------------
* Prior to December 1993, the Company followed the practice of writing down the carrying value of a mortgage asset (including an allocated portion of the deferred hedging cost) to its estimated future cash flows. In December 1993, the Company adopted SFAS No. 115, which requires that the carrying value of a mortgage asset be written down to its estimated fair value when its estimated yield is less than a "risk-free yield." As a result, the Company wrote down substantially all its mortgage assets in 1993 to their estimated fair value and recorded a charge of $21,091,000, which was reported as a cumulative effect of accounting change.

              UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma combined financial statements give effect to the following transactions (collectively the "Transactions") that occurred during the period from April 1, 1997 to May 30, 1997, (i) the acquisition of the Winton Properties, (ii) the acquisition of Winton & Associates, (iii) the acquisition of Pima Mortgage Limited Partnership and Pima Realty Advisors, Inc. (the "Pima Entities"), (iv) the acquisition of London Park Apartments, (v) the acquisition of the remaining 85% interest in La Privada Apartments L.L.C. and the related sale of the interests in the other five joint ventures, (vi) the acquisitions of Ivystone/Woodsedge Apartments and The Court Apartments, and
(vii) the issuance of 187,847 shares of Common Stock for cash in April and May. The acquisition of the Winton Properties, Winton & Associates and the Pima Entities are collectively referred to as the "Winton Related Acquisitions" in this section. The pro forma combined balance sheet as of March 31, 1997 has been prepared as if the Transactions had occurred on March 31, 1997. The pro forma combined income statements for the year ended December 31, 1996 and the three months ended March 31, 1997 have been prepared as if the Transactions had been consummated as of January 1, 1996. Adjustments necessary to reflect these assumptions and to restate the historical combined financial statements are presented in the Pro Forma Adjustments columns and are described in the Notes thereto.

   The historical financial information for the Company is derived from the audited consolidated financial statements of the Company as of and for the year ended December 31, 1996 and the unaudited consolidated financial statements as of and for the three months ended March 31, 1997. The historical financial information for the properties and entities acquired is derived from unaudited financial statements of the properties or entities, as adjusted to reflect certain preacquisition transactions.

   The unaudited pro forma combined financial statements are not necessarily indicative of what the actual financial position would have been at March 31, 1997 or the actual results of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 had the Transactions occurred on the assumed dates described above, nor does it purport to present the future financial position or results of operations of the Company.

        UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF MARCH 31, 1997
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                              WINTON
                                                  ASR         RELATED       PRO FORMA    PRO FORMA
                                               HISTORICAL   ACQUISITIONS   ADJUSTMENTS   COMBINED
                                               ----------   ------------   -----------   ---------
                   ASSETS
Real Estate Investments .....................                            $    31,244 (A)
                                                                               6,119 (D)
                                                                              25,502 (E)
 Properties, net of depreciation ............  $ 70,624     $53,361            4,114 (F)  $190,964
                                                                               1,757 (A)
                                                                                 538 (D)
 Restricted cash and deferred loan cost .....     4,231                          347 (F)     6,873
 Investments in joint ventures ..............     2,788                       (2,788)(E)         0
 Construction in progress ...................    18,528                                     18,528
 Land held for investment ...................       925                                        925
 Other real estate ..........................     1,617                                      1,617
                                               --------     -------      -----------      --------
   Total real estate investments ............    98,713      53,361           66,833       218,907
Mortgage assets .............................     3,270                                      3,270
                                                                              (4,507)(A)
                                                                              (2,257)(D)
                                                                              (3,171)(E)
Cash ........................................    10,781         127           (1,561)(F)     2,806
                                                                               3,394 (G)
Goodwill ....................................                                  1,408 (B)     1,408
Other assets ................................     1,269         738                          2,007
                                               --------     -------      -----------      --------
  Total assets ..............................  $114,033     $54,226      $    60,139      $228,398
                                               ========     =======      ===========      ========

           LIABILITIES AND EQUITY
Liabilities .................................                            $     4,400 (D)
                                                                              19,074 (E)
 Real estate loans ..........................  $ 63,771     $49,396            2,900 (F)  $139,541
 Short-term borrowings ......................       500                                        500

Other liabilities ...........................     4,665         746                          5,411
                                               --------     -------      -----------      --------
 Total liabilities ..........................    68,936      50,142           26,374       145,452
                                                                                 469 (E)
                                                                               5,250 (C)
                                                                              (5,250)(C)
                                                                               1,408 (B)
Stockholders' Equity .........................   45,097       4,084           28,494 (A)    82,946
                                               --------     -------      -----------      --------
 Total liabilities and Stockholders' Equity .. $114,033     $54,226      $    60,139      $228,398
                                               ========     =======      ===========      ========
 Outstanding common shares and LP Units ......    3,234                                      5,380
                                               ========                                   ========
Book value per share (L) ..................... $  13.94                                   $  15.42
                                               ========                                   ========

         See Notes to Unaudited Pro Forma Combined Financial Statements.

 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT FOR YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                 WINTON
                                    ASR         RELATED          LONDON                      OTHER      PRO FORMA  PRO FORMA
                                 HISTORICAL   ACQUISITIONS        PARK        LA PRIVADA  ACQUISITIONS ADJUSTMENTS  COMBINED
                                 ----------   ------------        ----        ----------  ------------------------  --------
Real Estate Operations
 Rental income ................   $ 14,581       $ 14,602       $  1,328       $  3,299    $  1,940                $ 35,750
 Property management fees .....                     1,859                                             ($  1,103)(H)     756
 Commission and other income ..                        34                                                                34
    Total real estate income ..     14,581         16,495          1,328          3,299       1,940      (1,103)     36,540
                                  --------       --------       --------       --------    --------    --------    --------
 Operating and maintenance ....     (5,404)        (6,371)          (514)          (897)       (838)      1,103 (H) (12,921)
                                  --------       --------       --------       --------    --------    --------    --------
 Real estate taxes and
  insurance ...................     (1,451)        (1,882)          (282)          (160)       (234)                 (4,009)
 Interest expense .............     (4,348)                                                              (6,408)(N) (10,756)
 Depreciation and amortization      (2,819)                                                              (4,860)(M)  (7,679)
                                  --------       --------       --------       --------    --------    --------    --------
   Real estate operating
     expenses .................    (14,022)        (8,253)          (796)        (1,057)     (1,072)    (10,165)    (35,365)
                                  --------       --------       --------       --------    --------    --------    --------
   Real estate operating
     income ...................        559          8,242            532          2,242         868     (11,268)      1,175
                                  --------       --------       --------       --------    --------    --------    --------
Mortgage Asset Income
 Prospective yield income .....      2,630                                                                  193 (I)   2,823
 Income from redemptions and
   sales ......................      9,461                                                                            9,461
 Interest expense .............       (181)                                                                            (181)
                                  --------       --------       --------       --------    --------    --------    --------
 Income from mortgage assets ..     11,910              0              0              0           0         193      12,103
                                  --------       --------       --------       --------    --------    --------    --------
Other Income and Expenses
 Amortization of goodwill .....                                                                             (70)(K)     (70)
 Management fees ..............                       575                                                  (575)(I)       0
 Interest and other income ....       (425)            70                                                  (594)(J)    (949)
 Administrative expenses ......     (3,203)          (593)                                                  638 (I)  (3,158)
                                  --------       --------       --------       --------    --------    --------    --------
   Other income and expense ...     (3,628)            52              0              0           0        (601)     (4,177)
                                  --------       --------       --------       --------    --------    --------    --------
Net Income ....................   $  8,841       $  8,294       $    532       $  2,242    $    868    ($11,676)   $  9,101
                                  ========       ========       ========       ========    ========    ========    ========
Net Income per share (L) ......   $   2.80                                                                         $   1.72
Dividends declared per share ..   $   2.00                                                                         $   2.00
Weighted average common
 shares outstanding ...........      3,153                                                                            5,299

         See Notes to Unaudited Pro Forma Combined Financial Statements. UNAUDITED PRO FORMA COMBINED INCOME STATEMENT FOR QUARTER ENDED MARCH 31, 1997
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                              WINTON
                                   ASR        RELATED      LONDON                   OTHER         PRO FORMA     PRO FORMA
                                HISTORICAL  ACQUISITIONS    PARK    LA PRIVADA   ACQUISITIONS    ADJUSTMENTS    COMBINED
                                ----------  ------------    ----    ----------   ------------    -----------    --------
Real Estate Operations
 Rental income ................  $ 3,702      $ 3,783        $ 353    $ 852        $ 481                        $ 9,171
 Property management fees .....                   422                                               ($ 302)(H)      120
 Commission and other income ..                     2                                                                 2
  Total real estate income ....    3,702        4,207          353      852          481              (302)       9,293
                                 -------      -------        -----    -----        -----          --------      -------
 Operating and maintenance ....   (1,343)      (1,695)        (120)    (188)        (184)              302 (H)   (3,228)
 Real estate taxes and              (341)        (503)         (80)     (55)         (53)                        (1,032)
  insurance ...................
 Interest expense .............   (1,123)                                                           (1,604)(N)   (2,727)
 Depreciation and amortization.     (680)                                                           (1,194)(M)   (1,874)
                                 -------      -------        -----    -----        -----          --------      -------
  Real estate operating
   expenses ...................   (3,487)      (2,198)        (200)    (243)        (237)           (2,496)      (8,861)
                                 -------      -------        -----    -----        -----          --------      -------
  Real estate operating
   income .....................      215        2,009          153      609          244            (2,798)         432
                                 -------      -------        -----    -----        -----          --------      -------
Mortgage Asset Income
 Prospective yield income .....      330                                                                40 (I)      370
 Income from redemptions and
   sales ......................    5,338                                                                          5,338
 Interest expense .............      (17)                                                                           (17)
                                 -------      -------        -----    -----        -----          --------      -------
 Income from mortgage assets ..    5,651            0            0        0            0                40        5,691
                                 -------      -------        -----    -----        -----          --------      -------
Other Income and Expenses
 Amortization of goodwill .....                                                                        (18)(K)      (18)
 Management fees ..............                   135                                                 (135)(I)        0
 Interest and other income  ...      187           12                                                 (142)(J)       57
 Administrative expenses  .....   (1,107)         (49)                                                  60 (I)   (1,096)
                                 -------      -------        -----    -----        -----          --------      -------
   Other income and expenses ..     (920)          98            0        0            0              (235)      (1,057)
                                 -------      -------        -----    -----        -----          --------      -------
Net Income ....................  $ 4,946      $ 2,107        $ 153    $ 609        $ 244          ($ 2,993)     $ 5,066
                                 =======      =======        =====    =====        =====          ========      =======
Net Income per share (L) ......  $  1.52                                                                        $  0.95
Dividends declared per share ..  $  0.50                                                                        $  0.50
Weighted average common
 shares outstanding ...........    3,159                                                                          5,305

         See Notes to Unaudited Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

PRO FORMA BALANCE SHEET AS OF MARCH 31, 1997

(A) The acquisition of the Winton Properties is recorded as a purchase in accordance with generally accepted accounting principles and, accordingly, the assets and liabilities acquired are presented at the estimated fair values. The 15 Winton Partnerships contributed the Winton Properties to Heritage LP in which the Company is the general partner and Heritage LP (i) assumed or refinanced first mortgage loans totaling approximately $49,396,000, (ii) paid $1,250,000 in cash to the sellers for transactional costs, (iii) issued 683,626 shares of Common Stock, and (iv) issued 942,184 LP Units with each LP Unit convertible into one share of Common Stock after one year. For financial reporting purposes, the Common Stock and LP Units are recorded at a per share fair value of $20.038, which is the average closing price of the Common Stock on the Amex for the 10-day period prior to public announcement of the acquisition on November 19, 1996. The pro forma adjustments are as follows (in thousands):

                                                                  DEBIT (CREDIT)
                                                                  --------------
    Purchase price of Winton Properties ...........................  $ 83,224
    Estimated transaction costs ...................................     1,500
    Less historical carrying value of the Winton Properties
     Properties, net of depreciation ..............................   (53,361)
     Other assets .................................................      (119)
                                                                      -------
       Increase to real estate ....................................    31,244
                                                                      -------
    Deposits to loan escrow accounts ..............................     1,286
    Loan origination and assumption fees ..........................       471
                                                                      -------
       Increase in restricted cash and deferred loan costs ........     1,757
                                                                      -------
    Estimated transaction costs ...................................    (1,500)
    Cash payment to sellers .......................................    (1,250)
    Loan escrow deposits and loan fees ............................    (1,757)
                                                                      -------
       Decrease in cash ...........................................    (4,507)
                                                                      -------
    Increase in equity from issuance of Common Stock and LP Units .   (28,494)
                                                                      -------
                                                                      $     0
                                                                      =======

(B) The acquisition of Winton & Associates is accounted for as a purchase in accordance with generally accepted accounting principles. The Company issued 70,284 shares of Common Stock which are recorded at fair value of $20.038 per share. As it is an acquisition of a business from a third party, the cost of $1,408,000 is recorded as goodwill and is being amortized to expense over a 20-year period. The pro forma adjustments are as follows (in thousands):

    Increase in goodwill ........................................       $ 1,408
    Increase in equity from issuance of Common Stock ............        (1,408)
                                                                        -------
                                                                        $     0
                                                                        =======

(C) The purchase price for the Pima Entities of $5,250,000 was negotiated between the owners of the Pima Entities, who are also executive officers and directors of the Company, and the Special Committee of the Board of Directors. The Special Committee obtained an opinion from Oppenheimer & Company, Inc. as to the fairness, from a financial point of view, of the consideration paid. The 262,008 shares of Common Stock issued was calculated based on a per share fair value of $20.038. The cost of the Pima Entities is assigned to the contracts between the Company and the Pima Entities. As the contracts are effectively terminated, the cost of $5,250,000 is charged to contract termination expense in the second quarter of 1997. Since the cost will not be a recurring expense, no adjustment is made in the Unaudited Pro Forma Combined Income Statements. The pro forma adjustments are as follows (in thousands):

    Write off of purchase price as a contract termination expense ..    $ 5,250
    Increase in equity from issuance of Common Stock ...............     (5,250)
                                                                        -------
                                                                        $     0
                                                                        =======

(D) The Company acquired London Park Apartments in April 1997 for $6,000,000 and obtained a first mortgage loan of $4,400,000. The pro forma adjustments are as follows:

    Purchase price .................................................    $ 6,000
    Estimated transaction costs ....................................        119
                                                                        -------
      Increase to real estate ......................................      6,119
                                                                        -------
    Deposits to loan escrow accounts ...............................        488
    Loan origination and assumption fees ...........................         50
                                                                        -------
      Increase in restricted cash and deferred loan costs ..........        538

    Purchase price and transaction costs ...........................      6,119
    Increase in real estate loans ..................................     (4,400)
                                                                        -------
      Decrease in cash .............................................    ($2,257)
                                                                        =======

(E) The Company acquired the remaining 85% interest in La Privada Apartments L.L.C. (the "LLC") for $8,233,000. Accordingly, the assets and liabilities of the LLC are included in the pro forma combined financial statements of the Company. The Company obtained a $3,000,000 loan secured by its interest in the LLC. The Company also sold its 15% interest in the other five joint ventures for $2,062,000. Accordingly, the investment is joint ventures is eliminated. The pro forma adjustments are as follows (in thousands):

                                                                  DEBIT (CREDIT)
                                                                  --------------
    Purchase price of the 85% equity ................................  $  8,233
    Carrying value of 15% interest in the LLC .......................     1,195
    Mortgage loan of the LLC ........................................    16,074
                                                                       --------
       Increase to real estate .......................................   25,502
                                                                       --------
    Carrying value of 15% interest in the LLC .......................    (1,195)
    Carrying value of equity in the joint ventures sold .............    (1,593)
                                                                       --------
    Elimination of investment in all joint ventures .................    (2,788)
                                                                       --------
    Purchase price of the 85% equity ................................    (8,233)
    Proceeds from sale of interests in other joint ventures .........     2,062
    Increase in real estate loans ...................................     3,000
                                                                       --------
       Decrease in cash ..............................................   (3,171)
                                                                       --------
    Increase in real estate loans ...................................   (19,074)
                                                                       --------
    Sale price of interests in joint ventures .......................    (2,062)
    Less carrying value of equity in the joint ventures sold ........     1,593
                                                                       --------
    Gain on sale of joint ventures ..................................      (469)
                                                                       --------
       Total ......................................................... $      0
                                                                       ========

(F) The Company acquired The Court Apartments in May 1997 for $4,059,000 and obtained a mortgage loan for $2,900,000. The pro forma adjustments are as follows (in thousands):

    Purchase price ................................................     $ 4,059
    Estimated transaction costs ...................................          55
                                                                        -------
       Increase to real estate ....................................       4,114
                                                                        -------
    Deposits to loan escrow accounts ..............................         294
    Loan origination and assumption fees ..........................          53
                                                                        -------
       Increase in restricted cash and deferred loan costs ........         347

    Purchase price and transaction costs ..........................       4,114
    Increase in real estate loans .................................      (2,900)
                                                                        -------
       Decrease in cash ...........................................     ($1,561)
                                                                        =======

(G) The Company issued 110,500 shares of Common Stock for cash in April 1997 and 77,347 shares of Common Stock in May for cash. The pro forma adjustments are as follows:

    Cash proceeds ................................................      $ 3,394
    Increase in stockholders' equity .............................       (3,394)
                                                                        -------
                                                                        $     0
                                                                        =======

Pro Forma Combined Income Statement Adjustments For the Year Ended December 31, 1996 and the Three Months Ended March 31, 1997.

(H) Winton & Associates provided property management services relating to the Winton Properties, and Pima Realty provided property management services on the Company's properties. The adjustments to eliminate the property management fees previously charged are as follows (in thousands):

                                                          1996              1997
                                                          ----              ----
    Pima Realty ................................        $  472            $  145
    Winton & Associates ........................           631               157
                                                        ------            ------
                                                        $1,103            $  302
                                                        ======            ======

(I) Pima Mortgage provided advisory and bond administration services to the Company on a fee basis pursuant to a management agreement. The Company has entered into employment agreements with the three officers of the corporate partners of Pima Mortgage. The Company expects to eliminate the expenses incurred by Pima Mortgage (consisting of salaries to the officers of the corporate partners) offset by costs incurred by the Company under the employment agreements. The adjustments to reflect elimination of the advisory and bond administration fees, elimination of the Pima Mortgage expenses, and the addition of salaries to be paid by the Company are as follows (in thousands):

                                                                1996       1997
                                                                ----       ----
    Elimination of bond administration fees expense .......... $ 193      $  40
                                                               =====      =====
    Elimination of management fee income
      Bond administration fee income ......................... ($193)     ($ 40)
      Management fee income ..................................  (382)       (95)
                                                               -----      -----
       Total ................................................. ($575)     ($135)
                                                               =====      =====
    Elimination of management fees expense and
      addition of salary expense
      Elimination of management fee expense .................. $ 382      $  95
      Elimination of Pima Mortgage salary expenses ...........   593         49
      Addition of salaries under employment agreements .......  (337)       (84)
                                                               -----      -----
       Reduction in operating expenses ....................... $ 638      $  60
                                                               =====      =====

(J) To eliminate interest and dividend income on certain assets of the Pima Entities not acquired by the Company and to reduce the Company's interest income to reflect cash used in the Transactions (in thousands).

                                                                 1996       1997
                                                                 ----       ----
    Elimination of the Pima Entities' income .................   $ 70       $ 12
    Reduction of the Company's interest income ...............    520        130
                                                                 ----       ----
       Reduction of other income .............................   $594       $142
                                                                 ====       ====

(K) To amortize the recorded purchase price of Winton & Associates over a 20-year period.

(L) The acquired entities include 15 independent partnerships and Pima Mortgage for which there are no common partnership interests. As a result, no historical or pro forma amounts for either book value or net income per share are calculable for such entities.

(M) Increase in depreciation and amortization charges to reflect depreciation and amortization based on ASR's acquisition costs calculated utilizing an estimated life of 27.5 years on the property, seven years on personal property and improvements, and the remaining life on loan costs and acquisition costs are allocated 85% to buildings and improvements in accordance with ASR's estimated allocations:

                                                                 DEPRECIATION OR
                                                                   AMORTIZATION
                                                                       LIFE
                                                                       ----
    Acquisition costs allocated to:
      Land
      Buildings ....................................................   27.5
      Personal property and improvement ............................      7
      Transaction and loan costs ...................................      7

    The resulting pro forma depreciation and amortization expense is (in thousands):

                                                           1996            1997
                                                           ----            ----
    Winton Properties ..............................      $3,607          $  875
    London Park Apartments .........................         164              46
    La Privada Apartments ..........................         857             208
    Other Communities ..............................         232              65
                                                          ------          ------
       Total Pro Forma Adjustment ..................      $4,860          $1,194
                                                          ======          ======

(N) The pro forma adjustments to the interest expense reflecting mortgage loans obtained or assumed are as follows (in thousands):

                                                          1996             1997
                                                          ----             ----
    Winton Properties ............................       $4,004           $1,001
    London Park Apartments .......................          375               94
    La Privada Apartments ........................        1,470              368
    Other Communities ............................          559              141
                                                         ------           ------
       Total ......................................      $6,408           $1,604
                                                         ======           ======

(O) Although the Company believes that funds from operations ("FFO") is a measure commonly reported and widely used by analysts, investors, and other interested parties in the REIT industry as a measure of performance of an equity REIT, all REITs and financial analysts do not calculate FFO in the same manner and, as a result, FFO as used in this Prospectus may not be comparable to similarly titled measures as reported by other companies. FFO is generally defined as net income plus certain non-cash charges (primarily depreciation and amortization), less gains from sales of assets and after adjustments for unconsolidated partnerships and joint ventures. As a result, FFO provides a view of REIT performance without regard to depreciation and amortization, gains on sales of assets, and corresponding income and expenses in unconsolidated partnerships and joint ventures. The Company considers income from redemptions and sales of Mortgage Assets to be similar in nature to gains from sales of real estate and has thus excluded such income in determining the Company's FFO, as modified. Other adjustments consist of depreciation and amortization and amortization of goodwill. FFO, as modified, should not be considered as an alternative to net income (determined in accordance with generally accepted accounting principles) as an indication of the Company's financial performance or to cash flow through operating activities (determined in accordance with generally accepted accounting principles) as a measure of liquidity. FFO, as presented, differs from cash flow through operating activities (determined in accordance with generally accepted accounting principles) as (i) FFO excludes income from sales and redemptions of Mortgage Assets that are included in cash flow through operating activities and (ii) FFO is not adjusted for changes in accrual as is cash flow through operating activities. FFO is also not adjusted for cash flow through investing or financing activities (determined in accordance with generally accepted accounting principles). FFO, as modified, is calculated as follows (in thousands):

                                                     YEAR ENDED                    QUARTER ENDED
                                                  DECEMBER 31, 1996               MARCH 31, 1997
                                              -----------------------        -----------------------
                                                   ASR         ASR                ASR         ASR
                                                HISTORICAL   COMBINED          HISTORICAL   COMBINED
                                              ------------ ----------        ------------ ----------
    Net Income ............................   $ 8,841      $ 9,101           $ 4,946      $ 5,066
    Depreciation and amortization  ........     2,819        7,679               680        1,874
    Adjustment for unconsolidated
     joint ventures .......................       297          --                105          --
    Amortization of goodwill ..............                     70                             18
    Income from redemptions and sales of
     mortgage assets ......................    (9,461)      (9,461)           (5,338)      (5,338)
                                              ------------ ----------        ------------ ----------
    Funds from operations, as modified ....   $ 2,496      $ 7,389           $   393      $ 1,620
                                              ============ ==========        ============ ==========

                                  RISK FACTORS

GENERAL

   Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the related properties as well as the expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. The revenues from and value of the properties may be adversely affected by the general economic climate (including unemployment rates), local conditions such as oversupply of competing properties or a reduction in demand for properties in the area, the attractiveness of the properties to tenants, competition from other available properties, the affordability of single family homes, the ability of the Company to provide adequate maintenance and insurance, and increased operating costs (including real estate taxes and utilities). Certain significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes, insurance, and maintenance costs) generally are not reduced when circumstances cause a reduction in revenue from the investment. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property by the mortgage. In addition, income from properties and real estate values are also affected by a variety of other factors, such as governmental regulations and applicable laws (including real estate, zoning, and tax laws), interest rate levels, and the availability of financing.

ILLIQUIDITY OF REAL ESTATE

   Real estate investments are relatively illiquid and, therefore, will tend to limit the Company's ability to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), places limits on the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock.

DEPENDENCE ON SPECIFIC REGIONS

   The Company's properties are concentrated in the southwestern region of the United States (particularly in Arizona, New Mexico, Texas, and Washington) and consist entirely of multifamily properties. The Company's performance will be limited to economic conditions in those areas and in the market for multifamily properties located in those areas.

OPERATING RISKS

   The Company's properties are subject to all operating risks common to apartment communities in general. These risks include competition from other apartment communities and alternative housing; new construction of competing properties or increases in unemployment in the areas in which the Company's properties are located, either or both of which may adversely affect occupancy or rental rates; increases in operating costs resulting from inflation and other factors, which increases may not necessarily be offset by increased rents; the inability or unwillingness of residents to pay rent increases; future enactment of rental control laws or other laws regulating multifamily housing, including current and possible future laws relating to access by disabled persons; and disagreements with joint venture partners or other real estate co-investors. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. The occurrence of any of these factors could adversely affect the Company's operating performance and its distributions to stockholders.

FUTURE ACQUISITIONS

   The Company continually evaluates potential acquisitions of properties and enterprises owning properties. There can be no assurance, however, that the Company will be able to acquire any additional properties or property owners, that any acquisitions that are completed will be on terms favorable to the Company, that costs of improvements will not exceed original estimates, that any acquired properties will perform in accordance with expectations or improve the overall performance of the Company, or that the Company's systems, controls, management, financial and other resources, will be adequate to support such expansion. Expansion into new markets may present operating and marketing challenges that are different from those currently encountered by the Company in its existing markets. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management.

POTENTIAL ENVIRONMENTAL LIABILITIES

   Under various federal, state, and local laws, ordinances and regulations, an owner or operator of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In addition to investigation and clean-up actions brought by federal, state, and local agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. The Company has not been notified by any governmental authority of any noncompliance, liability, or other claim in connection with its properties. Other federal and state laws require the removal of damaged asbestos- containing material in the event of remodeling or renovation.

   All of the current properties have been subject to a Phase I environmental site assessment and limited asbestos survey (which involve inspection without soil or groundwater analysis) by independent environmental consultants engaged by the Company at the time of acquisition. As a result of the findings of the Phase I environmental assessment, a Phase II assessment involving soil and groundwater testing was performed at four properties by independent environmental consultants. The assessment shows that the groundwater at one of the properties is contaminated. Based on the report of the environmental engineers, the Company believes that the contamination has been caused by a nearby service station and that the owner of the station has commenced clean-up procedures under the direction of the local governmental authority. The Company has informed the local governmental authority of the groundwater contamination and asked the authority to expand the clean-up procedures to include the Company's property. The Company believes that the environmental liability for its property would not have a material adverse effect on the Company's business or results of operations.

   The Company has determined that there are minor amounts of asbestos-containing materials ("ACMs") in five of the Company's properties. The Company maintains an Operations and Maintenance Program that details operating procedures with respect to ACMs prior to any renovation and that requires periodic inspection by the Company's employees for any change in condition of existing ACMs.

   In addition, the apartment site under development in Tempe, Arizona was formerly used for agricultural purposes and a portion of the site was used as the runway for a pesticide aerial application firm located adjacent to the apartment site. The site of the pesticide aerial application firm is currently a subject of remediation by the U.S. Environmental Protection Agency ("EPA") and the Arizona Department of Environmental Quality ("ADEQ"). Extensive soil tests on the apartment site revealed that a few samples contained minor amounts of toxaphene above the regulatory level. The Company engaged an independent environmental consulting firm to conduct a "site specific risk assessment" to evaluate the potential threat to human health based on exposures and conditions unique to the site. The consulting firm's report indicates that the potential threat is minimal and no further action is necessary prior to the development of the site as an apartment community. The EPA and ADEQ have not required the Company to take any remedial actions on the site. The agencies also have not informed the Company of any regulatory actions on the site.

   Except as set forth above, the reports have not revealed any environmental liability, nor is the Company aware of any environmental liability, that the Company believes would have a material adverse effect on the Company's business, assets, or results of operation. No assurance, however, can be given that these reports reveal all environmental liabilities, or that no prior owner created any material environmental condition not known to the Company or that future uses and conditions (including changes in applicable environmental laws and regulations) will not result in imposition of environmental liability. In the event the Company discovers a material environmental condition relating to any of its properties, the Company could be required to expend funds to remedy such condition.

UNINSURED LOSS

   The Company carries comprehensive liability, fire, flood (where applicable), extended coverage, and rental loss insurance with policy specifications, hits, and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses (such as losses resulting from earthquakes) that may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose its investment in and anticipated profits and cash flow from a property and would continue to be obligated on any mortgage indebtedness on the property.

AMERICANS WITH DISABILITIES ACT

   The Company's properties must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that the properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requirements could require removal of structural barriers to handicapped access in certain public access areas of the Company's properties, where such removal is "readily achievable." The ADA does not, however, consider residential properties, such as apartment communities, to be public accommodations or commercial facilities, except to the extent por- tions of such facilities, such as a leasing office, are open to the public. The Company believes that the properties comply with all present requirements under the ADA. Noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants if required changes involve a greater expenditure than the Company currently anticipates, or if the changes must be made on a more accelerated basis than it anticipates, the Company's operations could be adversely affected. No specific regulations have been promulgated under the ADA and, thus, it is uncertain how enforcement of the ADA would affect specific building attributes.

FAIR HOUSING AMENDMENTS ACT OF 1988

   The Fair Housing Amendments Act of 1988 (the "FHA") requires multifamily residential properties first occupied after March 13, 1991 to be accessible to the handicapped. Noncompliance with the FHA could result in the imposition of fines or an award of damages to private litigants. The Company believes that its properties that are subject to the FHA are in compliance with such law.

RISKS OF REAL ESTATE DEVELOPMENT

   The Company plans to seek selective opportunities for development. The real estate development business involves significant risks in addition to those involved in the acquisition, ownership, and operation of established apartment communities. The development risks include the availability of construction financing on favorable terms for development, construction delays, construction costs in excess of the budgeted amounts, the achievement and maintenance of anticipated rental rates and occupancy levels in the market, availability of long-term permanent financing upon completion, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, and weather interferences. In addition, the unavailability of permanent financing on acceptable terms to repay construction financing could result in delays, increased costs, or the loss of developed properties. New development activities, regardless of their ultimate success, typically require a substantial amount of management's time and attention. Development activities also are subject to risks relating to the inability to obtain, or delays in obtaining,all necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations.

RISK OF MANAGEMENT BUSINESS

   The Company manages on a fee basis properties owned by third parties. Risks associated with the management of properties owned by third parties include the possibility that management contracts

(which generally are cancellable upon short notice or upon the sale of the property) will be terminated by the property owner or will be cancelled in connection with the sale of the property, that contracts may not be renewed upon expiration or will be renewed on less favorable terms or that rental revenues upon which the management fees are based will decline as a result of general market conditions or specific market factors affecting the properties being managed, in either case resulting in decreased management fee income.

BORROWING RISKS

   Subject to the terms of the Company's Bylaws, the availability and cost of borrowings, various market conditions, restrictions that may be contained in the Company's financing arrangements from time to time and other factors, the Company increases the amount of funds available for its activities with funds from borrowings, including borrowings under loan agreements, repurchase agreements, and other credit facilities. The Company's borrowings may bear fixed or variable interest rates, may require additional collateral in the event that the value of existing collateral declines on a market value basis, and may be due on demand or upon the occurrence of certain events. To the extent that the Company's borrowings bear variable interest rates, changes in short-term interest rates will significantly influence the cost of such borrowings and can result in losses in certain circumstances. The Company also may increase the amount of its available funds through the issuance of debt securities.

   The Company's Bylaws limit borrowings to no more than 300% of the amount of its net assets (as described herein) unless borrowings in excess of that amount are approved by a majority of the Unaffiliated Directors (as defined herein). See "Business and Properties -- Capital Resources." Each of the Company's 36 apartment communities has been pledged to secure a first mortgage loan. As of May 9, 1997, real estate mortgage loans totalled $139 million.

   No assurance can be given as to the actual effect of borrowings by the Company.

PLEDGED ASSETS

   A substantial portion of the Company's assets currently are and in the future can be expected to be pledged to secure its borrowings. Therefore, such assets will not be available to the stockholders in the event of the liquidation of the Company except to the extent that the liquidation value thereof exceeds the amounts due to the creditors. However, the liquidation value of the Company's assets is uncertain and may fluctuate rapidly as a result of numerous market factors as well as the supply of and demand for such assets.

COMPETITION

   There are numerous real estate companies, insurance companies, financial institutions, pension funds, and other property owners that compete with the Company in seeking properties for acquisition and in attracting and retaining tenants for properties.

MARKET PRICE OF COMMON STOCK

   The market price of the Company's Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results of the Company, changes in analysts' estimates of the Company's financial performance, actual and anticipated dividend payments, prevailing interest rates, general industry conditions, changes in the real estate market, local economic factors, governmental regulations, modifications of tax laws or tax rates, and other events and factors. An increase in market interest rates may lead purchasers of the Company's Common Stock to demand a higher yield on the price paid for shares from dividend distribution by the Company.

SHARES ELIGIBLE FOR FUTURE SALE

   Sales of Common Stock in the public market could adversely affect prevailing market prices. A total of 1,312,737 shares of Common Stock are eligible for resale in the public market. In addition, 942,184 limited partnership interests ("LP Units") in the Operating Partnership will be convertible into 942,184 shares of Common Stock at any time following April 30, 1998. The 2,000,000 shares of Common Stock available for issuance pursuant to the Registration Statement to which this Prospectus relates will generally be freely tradeable after their issuance under Rule 145 of the Securities Act, unless held by an affiliate, in which case such shares will be subject to the volume and manner of sale restrictions under Rule 144.

FUTURE OFFERINGS OF COMMON STOCK

   The Company in the future may increase its capital resources by making additional offerings of its Common Stock or securities convertible into its Common Stock. The actual or perceived effect of such offerings may be the dilution of the book value or earnings per share of the Company's Common Stock, which may result in the reduction of the market price of the Company's Common Stock. The Company is unable to estimate the amount, timing, or nature of future sales of its Common Stock as such sales will depend upon market conditions and other factors such as its need for additional equity, its ability to apply or invest the proceeds of such sales of its Common Stock, and the terms upon which its Common Stock could be sold.

POTENTIAL CONFLICTS OF INTEREST

   The Company's Articles of Incorporation limit the liability of its directors and officers to the Company and its stockholders to the fullest extent permitted by Maryland law, and both the Company's Articles and Bylaws provide for indemnification of the directors and officers to such extent.

   With a view toward protecting the interests of the Company's stockholders, the Bylaws of the Company provide that a majority of the Board of Directors (and a majority of each committee of the Board of Directors) must not be "Affiliates" of the Company and that the investment policies of the Company must be reviewed annually by these directors (the "Unaffiliated Directors").

CERTAIN CONSEQUENCES OF AND FAILURE TO MAINTAIN REIT STATUS

   In order to maintain its qualification as a real estate investment trust ("REIT") for federal income tax purposes, the Company must continually satisfy certain tests with respect to the sources of its income, the nature and diversification of its assets, the amount of its distributions to stockholders, and the ownership of its stock. See "Federal Income Tax Considerations -- Qualification of the Company as a REIT." Among other things, these restrictions may limit the Company's ability to acquire certain types of assets that it otherwise would consider desirable, limit the ability of the Company to dispose of assets that it has held for less than four years if the disposition would result in gains exceeding specified amounts, limit the ability of the Company to engage in hedging transactions that could result in income exceeding specified amounts, and require the Company to make distributions to its stockholders at times that the Company may deem it more advantageous to utilize the funds available for distribution for other corporate purposes (such as the purchase of additional assets or the repayment of debt) or at times that the Company may not have funds readily available for distribution.

   The Company's operations from time to time generate taxable income in excess of its net income for financial reporting purposes. The Company also may experience a situation in which its taxable income is in excess of the actual cash receipts. See "Federal Income Tax Considerations." To the extent that the Company does not otherwise have funds available, either situation may result in the Company's inability to distribute substantially all of its taxable income as required to maintain its REIT status. See "Federal Income Tax Considerations." Alteratively, the Company may be required to borrow funds to make the required distributions that could have the effect of reducing the yield to its stockholders, to sell a portion of its assets at times or for amounts that are not advantageous, or to distribute amounts that represent a return of capital that would reduce the equity of the Company. In evaluating assets for purchase, the Company considers the anticipated tax effects of the purchase including the possibility of any excess of taxable income over projected cash receipts.

   If the Company should not qualify as a REIT in any tax year, it would be taxed as a regular domestic corporation and, among other consequences, distributions to the Company's stockholders would not be deductible by the Company in computing its taxable income. Any such tax liability could be substantial and would reduce the amount of cash available for distributions to the Company's stockholders. See "Business." In addition, the unremedied failure of the Company to be treated as a REIT for any one year would disqualify the Company from being treated as a REIT for the four subsequent years.

EXCESS INCLUSIONS

   A portion of the dividends paid by the Company constitutes unrelated business taxable income to certain otherwise tax-exempt stockholders which will constitute a floor for the taxable income of stockholders not exempt from tax, and will not be eligible for any reduction (by treaty or otherwise) in the rate of income tax withholding in the case of nonresident alien stockholders. For 1996, the entire ordinary income portion ($0.17 per share) of the dividend was excess inclusion income. See "Federal Income Tax Considerations -- Tax Consequences of Common Stock Ownership."

MARKETABILITY OF SHARES OF COMMON STOCK AND RESTRICTION ON OWNERSHIP

   The Company's Articles of Incorporation prohibit ownership of its Common Stock by tax-exempt entities that are not subject to tax on unrelated business taxable income and by certain other persons (collectively "Disqualified Organizations"). Such restrictions on ownership exist so as to avoid imposition of a tax on a portion of the Company's income from excess inclusions.

   Provisions of the Company's Articles of Incorporation also are designed to prevent concentrated ownership of the Company that might jeopardize its qualification as a REIT under the Code. Among other things, these provisions provide (i) that any acquisition of shares that would result in the disqualification of the Company as a REIT under the Code will be void, and (ii) that in the event any person acquires, owns or is deemed, by operation of certain attribution rules set out in the Code, to own a number of shares in excess of 9.8% of the outstanding shares of the Company's Common Stock ("Excess Shares"), the Board of Directors, at its discretion, may redeem the Excess Shares. In addition, the Company may refuse to effectuate any transfer of Excess Shares and certain stockholders, and proposed transferees of shares, may be required to file an affidavit with the Company setting forth certain information relating, generally, to their ownership of the Company's Common Stock. These provisions may inhibit market activity and the resulting opportunity for the Company's stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of the Company's Common Stock in excess of the number of shares permitted under the Articles of Incorpo- ration. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain (either alone or with others as a group) ownership of more than 9.8% of the outstanding shares of Common Stock. Investors seeking to acquire substantial holdings in the Company should be aware that this ownership limitation may be exceeded by a stockholder without any action on such stockholder's part in the event of a reduction in the number of outstanding shares of the Company's Common Stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

   Certain statements and other information contained herein concerning future, proposed, and intended activities of the Company or other matters that are not historical facts are forward-looking statements (as defined in the Securities
Act). When used herein, the words "believe," "expect," "anticipate," "estimate," and similar expressions are intended to identify foward-looking statements. By their nature, forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Risk Factors."

                                 CAPITALIZATION

   The following table sets forth the capitalization of the Company as of March 31, 1997 and as adjusted to reflect the issuance of (i) 683,626 shares of Common Stock and LP Units that are convertible into 942,184 shares of Common Stock at any time following April 30, 1998 for the acquisition of the Winton Properties,
(ii) 70,284 shares of Common Stock for the  acquisition  of Winton & Associates,
(iii) 262,008  shares of Common Stock for the  acquisition of the Pima Entities,
(iv) 187,847 shares of Common Stock for cash and (v) the sale of the Company's interest in five joint ventures in May 1997. The "As Adjusted" Deficit balance reflects the pro forma adjustments consisting of the write-off of the acquisition cost of the Pima Entities ($5,250,000) and the gain on the sale of the interest in the joint ventures ($469,000). This table should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, included elsewhere in this Prospectus. (Dollars in thousands.)

                                                               ACTUAL   AS ADJUSTED
                                                            ----------- -----------
LP Units, 942,184 units outstanding (adjusted) .............            $   18,879
Common Stock, par value $0.01, 40,000,000 shares
 authorized;
 3,394,392 shares issued (actual);
 4,598,157 shares issued (adjusted) ........................ $      34         46
Additional paid-in capital .................................   157,496     181,235
Deficit ....................................................  (109,502)   (114,283)
Stock notes receivable .....................................      (385)       (385)
Treasury stock -- 160,742 shares ...........................    (2,546)     (2,546)
                                                            ----------- -----------
Total stockholders' equity ................................. $  45,097  $   82,946
                                                            =========== ===========

                           PRICE RANGE OF COMMON STOCK

   The Company's Common Stock is listed and principally traded on the Amex under the symbol "ASR." The following table sets forth for the periods indicated the high and low sales prices of the Company's Common Stock as reported on the Amex and the cash dividends paid per share.


                                                               DIVIDEND
                                      HIGH            LOW      PER SHARE
                                      ----            ---      ---------
     1994
       First quarter .........      $10 15/16      $ 7 1/2        --
       Second quarter ........       15              5 15/16      --
       Third quarter .........       13 3/4          6 1/4        --
       Fourth quarter ........       14 1/16         9 3/8       $ 0.50

     1995
       First quarter .........       20             10 15/16       0.50
       Second quarter ........       19 3/8         16 1/4         0.50
       Third quarter .........       20 1/2         17 3/4         0.50
       Fourth quarter ........       18 3/8         15             0.50

     1996
       First quarter .........       17 3/4         15 3/8         0.50
       Second quarter ........       18 3/8         16 7/8         0.50
       Third quarter .........       19 3/4         17 1/2         0.50
       Fourth quarter ........       22 3/8         18 7/8         0.50

     1997
       First quarter .........       24 3/4         20 1/4         0.50
       Second quarter (through
         June 20, 1997) ......       23 3/8         18 3/4

   On June 20, 1997, the closing sales price of the Common Stock on the Amex was $22 3/8 per share and the approximate number of holders of record of Common Stock was 2,000.

                        SELECTED FINANCIAL INFORMATION
                   (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

   The selected consolidated financial data presented below as of and for the five years ended December 31, 1996 are derived from the Company's audited consolidated financial statements. The selected historical financial data as of and for the three months ended March 31, 1996 and 1997 are derived from the Company's unaudited financial statements. The historical financial data for the three months ended March 31, 1996 and 1997, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation for such periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of results to be expected for the year ending December 31, 1997. These selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                                                                                  THREE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                     MARCH 31,
                                           ----------------------------------------------------- -------------------
                                                 1992        1993       1994      1995      1996      1996      1997
                                                 ----        ----       ----      ----      ----      ----      ----
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
 Income from real estate
  Rental and other income ...................                          $12,528   $14,034  $14,581   $ 3,642   $ 3,702
  Operating and maintenance expenses,                                   (5,497)   (6,719)  (6,855)   (1,614)   (1,684)
   real estate taxes and insurance ..........
  Interest expense ..........................                           (3,941)   (4,387)  (4,348)   (1,082)   (1,123)
  Depreciation and amortization .............                           (1,995)   (2,692)  (2,819)     (680)     (680)
                                                                      --------   -------  -------   -------   -------
    Income from real estate .................                            1,095       236      559       266       215
                                                                      --------   -------  -------   -------   -------
 Income from mortgage assets
  Prospective yield income ..................   $   919    $  7,264      6,433     3,884    2,630       770       330
  Income from redemptions and sales  ........                            4,263     5,302    9,461     1,977     5,338
  Interest expense ..........................    (5,841)     (4,794)    (2,596)     (347)    (181)      (75)      (17)
  Provision for reserves ....................   (57,588)    (20,286)
                                              ---------   ---------   --------   -------  -------   -------   -------
    Income (loss) from mortgage assets  .....   (62,510)    (17,816)     8,100     8,839   11,910     2,672     5,651
                                              ---------   ---------   --------   -------  -------   -------   -------
  Income (loss) before administrative
    expenses and other income ...............   (62,510)    (17,816)     9,195     9,075   12,469     2,938     5,866
  Administrative expenses ...................    (3,104)     (1,949)    (2,216)   (2,983)  (3,203)     (638)   (1,107)
  Other income, net .........................       739         286        723       462     (425)       40       187
                                              ---------   ---------   --------   -------  -------   -------   -------
  Income (loss) before cumulative effect of
    accounting change .......................   (64,875)    (19,479)     7,702     6,554    8,841     2,340     4,946
  Cumulative effect of accounting change  ...               (21,091)
                                              ---------   ---------   --------   -------  -------   -------   -------
  Net income ................................ ($ 64,875)  ($ 40,570)  $  7,702   $ 6,554  $ 8,841   $ 2,340   $ 4,946
                                              =========   =========   ========   =======  =======   =======   =======
  Per average outstanding share
   Net income (loss) before cumulative
     effect of accounting change ............. $ (20.20)  $   (6.27)  $   2.48  $   2.09  $  2.80   $  0.74   $  1.52
   Cumulative effect of accounting change*  ..                (6.79)
                                               --------   ---------   --------  --------  -------   -------   -------
   Net income (loss) per share ............... $ (20.20)  $  (13.07)  $   2.48  $   2.09  $  2.80   $  0.74   $  1.52
                                               ========   =========   ========  ========  =======   =======   =======
   Dividends per share ....................... $   2.25   $    1.15   $   0.50  $   2.00  $  2.00   $  0.50   $  0.50
                                               ========   =========   ========  ========  =======   =======   =======
   Weighted average shares outstanding  ......    3,209       3,104      3,100     3,141    3,153     3,154     3,159
                                               ========   =========   ========  ========  =======   =======   =======

                                                                             DECEMBER 31,                   MARCH 31,
                                                        -------------------------------------------------- -----------
                                                            1992      1993      1994      1995      1996       1997
                                                            ----      ----      ----      ----      ----       ----
CONSOLIDATED BALANCE SHEET DATA
  Apartment and other real estate assets ............     $ 3,855   $73,056   $79,510   $89,958   $ 98,713
  Mortgage assets ...................................    $108,623    37,881    18,965    11,877     5,039      3,270
  Total assets ......................................     116,589    54,068    96,745    94,169    97,796    114,033
  Real estate notes payable .........................      50,693    49,212    49,110     52,477
  Mortgage assets borrowing, net ....................      39,517    22,062     6,422     4,495     2,014        500
  Stockholders' Equity ..............................      75,284    30,948    37,100    37,395    40,102     45,097

----------------
* Prior to December 1993, the Company followed the practice of writing down the carrying value of a mortgage asset (including an allocated portion of the deferred hedging cost) to its estimated future cash flows. In December 1993, the Company adopted SFAS No. 115, which requires that the carrying value of a mortgage asset be written down to its estimated fair value when its estimated yield is less than a "risk-free yield." As a result, the Company wrote down substantially all its mortgage assets in 1993 to their estimated fair value and recorded a charge of $21,091,000, which was reported as a cumulative effect of accounting change.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

   ASR Investments Corporation (the "Company") is a real estate investment trust engaged primarily in the acquisition and operation of apartment communities in the southwestern United States. At March 31, 1997, the Company owned 20 apartments communities (3,305 units) located in Tucson, Arizona, Houston, Texas, and Albuquerque, New Mexico. The Company also owned through joint ventures six apartment communities (1,441 units) in Phoenix and Tucson, Arizona.

   The operating income from apartments is affected primarily by rental rates, occupancy rates, and operating expenses. Rental rates and occupancy rates are affected by the strength of the local economy, the local housing market, and the supply of and demand for new apartment communities.

   Prior to June 1997, the Company owned mortgage assets (all acquired prior to 1993) to generate cash flows for apartment acquisitions and development and other corporate purposes. These mortgage assets entitled the Company to receive the excess of the cash flow on pools of mortgage instruments over the required payments on a series of structured financings which they secured. Income and cash flows from mortgage assets were affected primarily by mortgage prepayment rates and short-term interest rates. Higher mortgage prepayment rates or higher short-term rates reduced the income and total cash flows over the life of the mortgage assets. The losses from mortgage assets in 1992 and the charge for the cumulative effect of accounting change in 1993 were caused by a decrease in mortgage rates to their lowest level in 20 years.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

   Real Estate Operations -- Rental and other income for the 1997 quarter increased by $60,000 primarily as a result of (i) $40,000 from rental rate increases (attributable primarily to the Houston Communities), (ii) $81,000 from higher occupancy rates (attributable primarily to the Houston and Tucson communities), (iii) $13,000 from prior rental increases becoming effective as leases are renewed or the apartment is re-leased, (iv) $6,000 from an increase in income from the joint venture and (v) $23,000 from an increase in laundry/vending and other miscellaneous income. The increases were mitigated by an increase in rental concessions of $103,000 (attributable primarily to the Albuquerque and Tucson communities). Operating and maintenance expenses increased $89,000 (7.10%) as a result of an increase in turnover costs and other expenses related to the increased occupancy in the Houston communities. Real estate taxes and insurance and depreciation and amortization expenses remained flat as there were no significant changes in rates and no acquisitions in 1996 or early in the 1997 quarter. Interest expense on real estate mortgages increased $41,000 as a result of "catch up" costs for loan fees amortized on a loan that is due at the end of 1997.

   Mortgage Assets -- Prospective yield income decreased due to the decrease in the mortgage asset balance as a result of amortization and redemptions. The average mortgage asset balance was $3,761,000 for the 1997 quarter compared with $11,672,000 for the 1996 quarter. The average prospective yield for the quarter was 38% in 1997 compared to 35% in 1996. Income from redemptions and sales increased by $3,361,000 as a result of the redemption of three mortgage assets in the 1997 quarter for income of $5,338,000 compared to the sale of a 40% interest in a mortgage asset in the 1996 quarter for income of $1,977,000. Interest expense on mortgage asset decreased due to lower short-term borrowing in 1997 ($500,000 at March 31, 1997 compared to $4,587,000 at March 31, 1996).

   Administrative Expenses and Other Income -- Administrative expenses increased in the 1997 quarter primarily as a result of an increase in expense accruals for stock appreciation rights of $513,000 as a result of price increases in the Company's Common Stock. Other income increased due to interest earned on the Company's average cash balance which was higher during the 1997 quarter compared to the 1996 quarter.

1996 COMPARED TO 1995

   Real Estate Operations -- Rental and other income increased $547,000 in 1996 primarily as a result of (i) $346,000 from rental rate increases (attributable primarily to a 3% increase in the Houston communities), (ii) $201,000 from higher occupancy rates (attributable primarily to the Tucson communities), (iii) $242,000 from prior rental increases becoming effective as leases are renewed or the apartment is re-leased, and (iv) $69,000 from communities acquired through joint ventures. The increases were mitigated by $238,000 from rental concessions (attributable primarily to the Albuquerque communities). Operating and maintenance expense increased $145,000 (2.8%) as a result of the community acquired in February 1995 and to increased payroll expense (attributable primarily to the Tucson communities). Real estate taxes and insurance remained flat as there were no increases or decreases in rates. Depreciation and amortization increased by $127,000 (4.7%) primarily as a result of the community acquired in February 1995 and capital improvements on the apartment communities. Interest expense on real estate mortgages decreased due to lower principal balances resulting from monthly payments.

   Mortgage Assets -- As a result of amortization of the investment in and redemption and sales of mortgage assets in 1995 and 1996, the 1996 prospective yield income decreased by $1,254,000. The average balance of mortgage assets decreased from $14,827,000 for 1995 to $8,118,000 for 1996. The decrease in income was mitigated by an increase in the average prospective yield from 28% for 1995 to 35% for 1996. Redemptions and sales of nine mortgage assets in 1996 generated total income of $9,461,000. In 1995, redemptions and sales of five mortgage assets generated total income of $2,882,000. In addition, the Company recorded income of $2,420,000 in 1995 from the reversal of the excess yield maintenance payment accrued in 1993 on notes payable secured by mortgage assets which were paid off in February 1995. Interest expense related to the mortgage assets decreased due to lower short-term borrowing and the payoff of a note in April 1995.

   Operating Expenses and Other Income -- Administrative expenses increased in 1996 primarily as a result of an increase in expense accruals for stock appreciation rights of $151,000 as a result of price increases in the Company's Common Stock. Other expenses increased in 1996 as a result of $380,000 in expenses related to future acquisitions and to $380,000 in write offs of cancelled real estate projects. The income in 1995 included a gain of $311,000 from the early payoff of a note payable and a $180,000 gain from the sale of an asset. The 1995 income was offset by a $350,000 reserve on a real estate investment.

1995 COMPARED TO 1994

   Real Estate Operations -- Income and expenses from real estate operations increased in 1995 as a result of the acquisition of an apartment community in February 1995 as well as new investments in joint ventures. Rental and other income increased by $1,506,000 as a result of $931,000 in revenues from the acquired community, a $569,000 increase in revenues from communities owned by the Company, and a $60,000 increase in joint venture income. Operating expenses increased as a result of $403,000 in expenses incurred by the Company in connection with the acquired community as well as higher operating expenses in the other communities owned by the Company, which resulted from a decrease in occupancy rates from 94% in 1994 to 91% in 1995 (mostly in Tucson) and the corresponding turnover, marketing and payroll expenses incurred by the Company as a result of such decrease in occupancy rates. Depreciation expenses increased as a result of the Company's acquisition of an apartment community in February 1995 and capital expenditures incurred in 1994 and 1995. Interest expense on real estate mortgages also increased in 1995 as a result of the Company's borrowing of additional funds for the acquisition in February 1995.

   Mortgage Assets -- As a result of amortization of the investment in and redemption of mortgage assets 1994 and 1995, the average balance of mortgage assets decreased from $26,691,000 for 1994 to $14,827,000 for 1995. While the average prospective yield was 28% for 1995 compared with 24% for 1994, the prospective yield income decreased by $2,549,000. Income from redemptions in 1995 totaled $5,302,000, consisting of $2,882,000 from redemption of five mortgage assets and $2,420,000 from the reversal of the yield maintenance payment accrued in 1993 on notes payable. Income from redemptions of $4,263,000 in 1994 resulted from the redemption of four mortgage assets. Interest expense related to the mortgage assets decreased as a result of the prepayment of the notes payable secured by mortgage assets in February 1995 and the prepayment of a note in April 1995.

   Operating Expenses and Other Income -- Administrative expenses increased in 1995 primarily as a result of an increase in expense accruals for stock appreciation rights of $381,000 caused by higher stock price and dividend equivalent payments on stock options of $600,000. The higher stock appreciation rights and dividend equivalent expenses were mitigated by a decrease in management fees of $170,000 in 1995 compared to 1994.

   Other income decreased in 1995 as a result of the use of the cash held by the trustee to prepay the notes payable secured by mortgage assets in February 1995.

INCOME FROM REDEMPTION AND SALES OF MORTGAGE ASSETS

   The Company's income includes income from redemption and sales of mortgage assets of $5,338,000 and $1,977,000 for the quarters ended March 31, 1997 and 1996, and $9,461,000, $5,302,000, and $4,263,000 for the years ended December
31, 1996, 1995, and 1994, respectively. In June 1997, the Company sold all of its remaining mortgage assets for approximately $13,350,000 and a gain of $10,950,000. As a result of the sale, the Company no longer owns any mortgage assets and will not realize any additional cash flow or income from mortgage assets. The Company plans to use the proceeds to purchase additional apartment communities that are under evaluation.

   The Company expects net income for future periods will decrease substantially
because  of  the  additional   depreciation   expense  from  the  new  apartment
communities and the absence of income from mortgage assets.

LIQUIDITY, CAPITAL RESOURCES AND COMMITMENTS

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1997 AND 1996

   Cash provided by operations for the three months ended March 31, 1997 was $6,244,000 compared with $3,123,000 for the same period in 1996. The increase was primarily a result of a $3,361,000 increase in income from redemptions and sales of mortgage assets ($5,338,000 for the three months ended March 31, 1997 compared to $1,977,000 for the same period in 1996) offset by a $440,000 decrease in prospective yield income on the mortgage assets.

   Cash used in investing activities for the three months ended March 31, 1997 was $8,566,000 compared with $526,000 for the same period in 1996. The increase in cash usage of $8,040,000 primarily reflects (i) an increase of $4,557,000 in investments in apartments primarily as a result of the Company purchasing an apartment community in March 1997, while making no purchases in 1996, (ii) an increase of $2,810,000 of construction expenditures for the Company's Finisterra apartment community, (iii) an increase of $615,000 in other real estate and land held for development primarily related to the capitalized costs of 14 properties acquired in April 1997 (iv) an increase of $633,000 in other assets primarily due to funding a deferred compensation plan and (v) an increase of $99,000 in the investment in joint ventures. The increase in cash usage was mitigated by an increase of $674,000 in the reduction in mortgage assets.

   Cash provided by financing activities for the three months ended March 31, 1997 was $10,700,000 compared with cash used in financing activities of $959,000 for the same period in 1996. The increase of $11,659,000 was primarily as a result of (i) an increase in the issuance of real estate notes payable of $3,700,000 related to the apartment acquisition made in March 1997, with no similar purchases in 1996, (ii) an increase of $9,748,000 in proceeds from the Finisterra Apartment's construction loan and (iii) an increase of $1,622,000 from stock issuance related to the apartment acquisition in March 1997. The increase was mitigated by (i) an increase of short-term borrowing repayments of $1,606,000, (ii) a decrease in the accrued construction cost payable of $551,000 for the Finisterra Apartment community and (iii) a decrease in other liabilities and other financing activities of $1,254,000 primarily as a result of $487,000 paid to employees for stock appreciation rights exercised and to an increase in the apartment's property tax accrual at March 31, 1996 from the accrual at December 31, 1995.

   On March 23, 1997, the Company acquired a 266-unit apartment community in Houston, Texas for $4,450,000 and expects to invest $700,000 in capital improvements. The Company obtained a first mortgage loan of $3,700,000. The Company issued 86,500 shares of Common Stock for net proceeds of $1,622,000 which was used to pay the cash portion of the purchase price.

   In March 1996, the Company began the development of the Finisterra Apartments in Tempe, Arizona. Total construction costs are estimated to be approximately $21,000,000, of which the Company had invested $18,528,000 at March 31, 1997. The Company began the lease-up phase in December 1996. At March 31, 1997, the Company had borrowed $10,224,000 under the $15,350,000 construction loan. In April 1997, the Company received an additional funding of $2,046,000.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

   Cash provided by operations for 1996 was $12,968,000 compared with $7,867,000 for the same period in 1995. The increase was primarily a result of a $4,159,000 increase in income from redemptions and sales of mortgage assets ($9,461,000 for 1996 compared to $5,302,000 for 1995, which included a non-cash credit of $2,420,000 for the reversal of accrued excess yield maintenance payment on notes payable) offset by a $1,254,000 decrease in prospective yield income on the mortgage assets. Cash provided by operations in 1995 was lower than 1994 as a result of lower net income and a non-cash credit described in the preceding sentence.

   Cash used in investing activities totaled $6,916,000 in 1996 compared to $2,160,000 and $49,696,000 in 1995 and 1994, respectively. The increase in cash usage of $4,756,000 in 1996 compared to 1995 primarily reflects the $11,753,000 of construction expenditures for the Company's Finisterra apartment community. The increase was mitigated by (i) a decrease of $5,502,000 in investments in apartments as the Company purchased an apartment community in February 1995 and did not make any purchases in 1996, (ii) a decrease of $1,830,000 in investment in joint ventures as the Company made investments in new joint ventures in 1995 to acquire two apartment communities and made no investments in new joint ventures in 1996, (iii) a decrease of $250,000 in the amortization in the carrying value of the mortgage assets, and (iv) a net decrease of $85,000 in other real estate investments. Cash used in investing activities in 1995 were lower than 1994 due to the Company acquiring its initial portfolio of 17 apartment communities in 1994 while acquiring only one apartment community in 1995. The decrease in 1994 cash used for the acquisition apartments was mitigated by lower mortgage cash flow for 1995 as a result of amortization and redemptions.

   Cash used in financing activities was $6,070,000 in 1996 compared to $7,415,000 in 1995. The decrease was primarily due to the repayment of real estate notes of $7,955,000 in 1995, the construction costs payable of $1,581,000 and a net decrease of $1,678,000 from other financing activities. The decrease was mitigated by real estate borrowing of $6,895,000 to finance real estate acquisitions in 1995 and a net increase of $2,974,000 (cash used for) in borrowing secured by mortgage assets. Cash used in financing activities was $7,415,000 in 1995 compared with cash provided by financing activities of $33,309,000 in 1994. The decrease of $40,724,000 in the cash provided by financing activities resulted primarily from (i) a decrease of $43,941,000 in real estate borrowing related to the acquisition of apartment communities, (ii) an increase of $6,470,000 in the repayment of real estate notes, (iii) an increase of $4,754,000 in dividend payment as the Company reinstated the regular quarterly dividend in 1995, and (iv) a decrease of $1,692,000 from other financing activities. The decrease in cash provided by financing activities was mitigated by (a) a decrease of $11,638,000 in the repayment of borrowing secured by mortgage assets, and (b) an increase of $4,495,000 in short-term borrowing.

SUBSEQUENT ACQUISITIONS

   On April 30, 1997, the Company completed the acquisition of 13 apartment communities containing 2,260 units located in Houston and Dallas, Texas and Pullman, Washington, and one office building located in Seattle, Washington (the "Winton Properties"). The sellers were 15 separate limited partnerships in which Don W. Winton was the general partner. The total purchase price of the properties was approximately $83,223,000. The Company (i) assumed or refinanced first mortgage loans totalling $49,396,000, (ii) issued 683,626 shares of Common Stock, (iii) issued operating partnership units convertible to 942,184 shares of Common Stock of the Company after one year, and (iv) paid the sellers $1,250,000 for transactional costs. As a part of the acquisition, the Company issued 70,284 shares of Common Stock to acquire the entire interests in Winton & Associates, the property management company for the Winton Properties.

   In April 1997, the Company acquired an apartment community for $6,000,000 and obtained a first mortgage loan for $4,400,000 with a fixed rate of 8.57%. On May 9, 1997, the Company acquired an apartment community for $4,059,000 and obtained a first mortgage loan of $2,900,000 with a fixed rate of 8.67%. The Company expects to invest $1,000,000 in capital improvements in these two communities. The Company issued 187,850 shares of Common Stock for total net proceeds of $3,394,000 to pay for the two purchases.

   On May 1, 1997, the Company acquired the remaining interest in La Privada Apartments L.L.C. for $8,233,000. The La Privada Apartments is a 350-unit community in Scottsdale, Arizona. The Company also sold to its partner the Company's entire interests in the other five joint ventures for total net proceeds of $2,062,000. The Company obtained a $3,000,000 loan that bears interest at LIBOR plus 3%.

   Each of the apartment communities is pledged to secure a first mortgage loan. With the above acquisitions, the total real estate mortgage loans total approximately $139,000,000 and the carrying value of the real estate properties is approximately $217,000,000. The total monthly principal and interest payments on the real estate mortgage loans are approximately $985,000, and the monthly deposits to loan escrow accounts for property taxes, insurance and capital replacements are approximately $425,000. The Company estimates that it would spend approximately $1,300,000 during the remainder of 1997 in capital replacement expenditures.

   Concurrent with the acquisition of the Winton Properties, the Company acquired the entire interests in Pima Mortgage and Pima Realty (collectively the "Pima Entities") in exchange for 262,008 shares of its common stock. The cost of the acquisition of $5,250,000 is assigned to the contracts between the Company and the Pima Entities. As the contracts are effectively terminated, the cost is charged to contract termination expense in the second quarter of 1997.

   The Company anticipates that the above acquisitions will result in (i) significant increases in the Company's gross income and operating expenses, (ii) an increase in interest expenses on real estate mortgages, (iii) a decrease in administrative expenses resulting from the replacement of management fees previously paid to the Pima Entities by Company with salaries to be paid to the owners of the managers who will become employees of the Company. The net income for 1997, however, will be reduced by the $5,250,000 charge to income for the cost of the acquisition of the Pima entities. As this is a non-cash charge, it will not have any effect on the cash provided by operations.

CASH FLOW INFORMATION

   The Company has realized substantial cash flows from mortgage assets to fund its apartment acquisitions and development. A majority of the mortgage cash flows was generated from redemption and sales. During 1996, the mortgage assets generated cash flow of $18,929,000, including $13,625,000 from the redemption and sales of nine mortgage assets. The Company used a portion of the proceeds to reduce short-term borrowing by $2,481,000. During the first three months of 1997, the mortgage assets generated total cash flow of $7,420,000, including $6,815,000 from the redemption of three mortgage assets. The Company used a portion of the proceeds to reduce short-term borrowing by $1,514,000. In April 1997, the Company redeemed two additional mortgage assets for proceeds of approximately $700,000. In June 1997, the Company sold all of its remaining mortgage assets for approximately $13,350,000.

   At March 31, 1997, the Company had cash of $10,781,000. In addition, the Company received funding of approximately $2,046,000 in April 1997 from the Finisterra apartments construction loan. The Company intends to use such funds, the proceeds from the redemptions in April 1997, and proceeds from sales of mortgage assets in June 1997 to pay for the acquisitions described in the preceding paragraphs, capital improvements on existing apartment communities, to acquire additional apartment communities, and to pay dividends and operating expenses.

OTHER INFORMATION

   Apartment leases generally are for terms of six to 12 months. Management believes that such short-term leases lessen the impact of inflation as a result of the ability to adjust rental rates to market levels as leases expire. To the extent that the inflation rate influences federal monetary policy and results in rising short-term interest rates or declines in mortgage interest rates, the income and cash flows from the mortgage assets would be affected.

                             BUSINESS AND PROPERTIES

INTRODUCTION

   The Company currently owns and operates one office building in Seattle, Washington, and 36 apartment communities, containing 6,347 apartment units, located in Phoenix and Tucson, Arizona; Houston and Dallas, Texas; Albuquerque, New Mexico; and Seattle and Pullman, Washington. The apartment communities are "garden apartments," typically consisting of two- and three-story buildings in landscaped settings with ground level parking. The communities are well maintained and targeted to provide attractive lifestyles at low to moderate rates.

   The apartment communities were built between 1967 and 1997 and have a weighted average age by number of apartment units of approximately 13 years. The number of units per apartment community ranges from 60 to 356 and averages 176 units. Average size per unit approximates 796 square feet. Average rent at March 31, 1997 was $544 per month, with community averages ranging from $375 to $994 per month. As of March 31, 1997, the communities had an average occupancy rate of approximately 93%. Tenant leases generally are from six to 12 months and require security deposits. The apartment communities typically provide residents with attractive amenities, including a clubhouse, swimming pool, other recreational facilities, laundry facilities, cable television access, patio or balconies, and mini-blinds. Certain communities offer additonal amenities, such as fireplaces, storage and walk-in closets, microwave ovens, alarms, and limited access gates.

GROWTH STRATEGY

   The Company's business objectives are to increase the cash flow and value of its existing portfolio of apartment communities and to expand its portfolio of apartment communities through the acquisition and development of additional communities. Key elements of the Company's strategy to achieve its objectives include (i) enhancing the performance and value of its existing properties by maintaining high occupancy and favorable rental rates, managing operating expenses, and emphasizing regular programs of repairs and capital improvements,
(ii) acquiring and developing apartment communities that have strong cash flows and capital appreciation potential, (iii) focusing on middle income properties located in geographical areas that the Company believes will experience higher growth rates in population, household formation, and employment than the national average, and (iv) disposing of investments that no longer satisfy the Company's objective.

INVESTMENT POLICIES

   The Company intends to continue to focus on apartment communities in Arizona, New Mexico, Texas, and Washington. However, future investments are not limited (as to percentage of assets or otherwise) to any geographic area or any specific type of property. In this regard, the Company may expand its current geographic focus and may acquire other types of income-producing properties.

   The Company believes that attractive opportunities continue to be available to acquire apartment communities. The Company may enter into agreements to acquire newly developed communities upon completion or upon achievement of certain specified occupancy rates. The Company also intends to develop new apartment communities for its own account directly or through joint ventures with others.

   The Company may purchase or lease properties for long-term investment and to improve its properties, or sell such properties, in whole or in part, when circumstances warrant. The Company also may participate with other entities in property ownership through joint ventures or other types of co- ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have a priority over the equity interest of the Company.

ACQUISITION AND DEVELOPMENT POLICIES

   The Company acquired 35 of its 36 apartment communities, of which 17 were acquired in 1997.

   In evaluating acquisitions, the Company considers such factors as (i) the geographic location and type of property; (ii) the age, construction quality, condition, and design of the property; (iii) the current and projected cash flow of the property and the potential to increase cash flow through lower debt service requirements, enhanced management, and other factors;
(iv) the potential for capital appreciation of the property; (v) the terms of tenant leases, including the potential for rent increases; (vi) the potential for economic growth and the tax and regulatory environment of the community in which the property is located; (vii) the occupancy and demand by tenants for properties of similar type in the vicinity; and (viii) the prospects for liquidity through sale, financing, or refinancing of the property. In acquiring apartment properties, the Company generally seeks properties that (a) are available at prices below estimated replacement cost after initial renovations and improvements, (b) are well-located in their markets, and (c) are capable of enhanced performance through intensive asset management and cosmetic improvements.

   In determining whether to develop an apartment community, the Company considers many of the same factors relevant to a potential apartment community acquisition. In addition, the Company considers whether the property can be developed at a cost that is below the estimated value upon completion based upon land acquisition costs; construction costs; terms of available financing; and the availability of property acquisitions opportunities in the area.

   In March 1996, the Company commenced the development of a luxury apartment community located in Tempe, Arizona. The community is being built on 20 acres and is planned for 356 units with an average size of 919 square feet. The total estimated cost of the community is approximately $21,000,000, and the Company has obtained a construction loan for $15,350,000 of which $10,224,000 was outstanding at March 31, 1997. Leasing of the project began in December 1996. As of March 31, 1997, the Company had invested $18,500,000. The Company has acquired two other parcels of land for future development of apartment communities. The Company may develop or sell one or more of these parcels. As of March 31, 1997, the Company had invested $925,000.

   In acquiring or developing apartment communities, the Company focuses on geographic markets that it believes will experience higher growth rates in population, household formation, and employment than national averages. The Company also seeks to concentrate its properties in specific geographical areas to achieve economies of scale in management and operations.

OPERATING POLICIES

   The Company seeks to (i) achieve and maintain high occupancy and increase rental rates through effective leasing, reducing turnover rates, and providing quality maintenance and services to maximize tenant satisfaction; (ii) manage operating expenses and achieve cost reductions through operating efficiencies and economies of scale generally inherent in the management of a large property portfolio in a specific region; and (iii) emphasize regular programs of repairs and capital improvements to enhance the properties' competitive advantages in their respective markets.

   The Company utilizes computer, accounting, management, reporting, and control systems to monitor property operations. Detailed annual budgets are prepared for each property. Monthly, quarterly, and annual reports are prepared addressing occupancy rates, turnover ratios, budget variances, delinquencies, and other operating information. Weekly reports are provided for each property detailing leasing and occupancy activities. The Company also maintains and analyzes demographic resident data. Prior to entering into a lease, the Company generally reviews the credit of the prospective tenant to attempt to minimize bad credit risks and identify tenants having a poor rental history. This information is intended to enable the Company to identify and act quickly on specific conditions affecting individual properties.

   Each of the current properties is operated by a staff, including a resident manager and a maintenance and apartment preparation staff. Policies and procedures utilized at the property sites follow established federal and state laws and regulations, including lease contracts, on-site marketing procedures, credit, collection, and eviction standards. As a result of active onsite management and strict prospective tenant qualification standards, the Company expects to experience low rent loss to delinquencies or early lease terminations.

   Individual property lease programs are structured to respond to local market conditions. The Company attempts to balance rent increases with high occupancy and stabilized turnover costs. None of the current properties is currently subject to rent control or rent stabilization regulations. Standard lease terms stipulate due dates for rent payments, late charges, no offset or withholding provisions, security deposits and damage reimbursement clauses, and other provisions considered favorable to the Company.

FINANCING POLICIES

   The Company intends to finance acquisitions and developments with the most appropriate sources of capital, which may include undistributed funds from operations, the issuance of equity securities, the sale of assets, bank and other institutional borrowings, and the issuance of debt securities. Future borrowings for acquisitions and developments may be either on a secured or unsecured basis.

   The Company also may incur indebtedness for purposes other than the acquisition of properties when the Company believes it is advisable to do so. For short-term purposes, the Company, from time to time, may arrange for short-term borrowings from banks or in the commercial paper market or otherwise. The Company also may arrange for long-term borrowings from institutional lenders or through public or private offerings or other means. The Company has no commitments from anyone with respect to any such borrowings, and there is no assurance that any such borrowings will be available.

   In addition, the Company may incur debt secured by equity investments held in its portfolio. The Company may invest in properties subject to existing loans secured by mortgages, deeds of trust or similar liens on the properties, or such financing and other indebtedness may be incurred in connection with acquiring investments. The Company also may obtain other mortgage financing for unleveraged or underleveraged properties or may refinance properties acquired on a leveraged basis. The mortgage financings may be recourse, non-recourse, or cross-collateralized. The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. The Company also may determine to finance acquisitions through the exchange of properties or issuance of stock or other securities.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

   While the Company will emphasize equity investments in apartment communities, it may, in its discretion, invest in mortgages and other real estate interests or make loans secured by mortgages on or interests in real estate properties. Its investments in mortgages may include participating or convertible mortgages if the Company concludes that it may benefit from the cash flow and/or any appreciation potential in the value of the property. Such mortgages may be similar to equity participations.

   Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification (see "Federal Income Tax Considerations"), the Company also may invest in securities of concerns engaged in real estate activities or securities of other issuers. The Company in the future may acquire all or substantially all of the securities or assets of other REITs or similar entities when it believes such investments would be consistent with the Company's investment policies. In any event, the Company does not intend that its investments in securities will require the Company to register as an "investment company" under the Investment Company Act of 1940, and the Company intends to divest securities before any such registration would be required.

   The Company has authority to offer its Common Stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its Common Stock or any other securities and may engage in such activities in the future. The Company also may in the future make loans to joint ventures in which it participates. The Company will not engage in trading, underwriting, or the agency distribution or sale of securities of other issuers. At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of circumstances applicable to the Company, changes in the Code (or changes in the regulations promulgated under the Code), the Company determines that it is no longer in the best interests of the Company to qualify as a REIT. The Company's policies with respect to such activities may be reviewed and modified from time to time by the Company without the vote of the stockholders.

CURRENT PROPERTIES

  The following table sets forth certain information regarding the Company's existing apartment communities and office building.

                                                                  Asset Carrying Value                               Average
                                                                  Or Acquisition Costs               Monthly Rent   Occupancy
                                                                ------------------------             ------------  -----------
                                                                               Per
                                  Year    No.of     Avg.                  --------------              3/31  12/31  3/31  12/31
                                  Built   Units     Size        Amount    Unit    Sq.Ft.     Debt     1997   1996  1997  1996
                                  -----   -----     ----        ------    ----    ------     ----     ----   ----  ----  ----
                                                  (Sq. Ft.)      (000)  (000)(5)   (5)       (000)
TUCSON, ARIZONA
  Acacia Hills .................   1986      64      540       $  1,254   $19.6   $36.28   $  1,016   $437   $437  96%   94%
  Casa Del Norte ...............   1984      84      525          1,742    20.7    39.50      1,360    433    433  96%   93%
  Desert Springs ...............   1985     248      590          5,492    22.1    37.53      4,557    435    435  94%   93%
  Landmark .....................   1986     176      641          4,385    24.9    38.87      3,008    428    415  92%   93%
  Park Terrace .................   1986     176      579          3,273    18.6    32.12      2,668    433    433  94%   92%
  Park Village .................   1985      60      540            735    12.3    22.69        581    393    393  93%   95%
  Posado Del Rio ...............   1980     160      621          3,238    20.2    32.59      1,625    458    448  98%   95%
  South Point ..................   1984     144      528          2,259    15.7    29.71      1,840    375    357  91%   91%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

    Total Tucson ...............          1,112      582         22,378    20.1    34.56     16,655    427    421  94%   93%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

PHOENIX, ARIZONA
  Contempo Heights .............   1978     222      595          6,118    27.6    46.32      3,793    456    456  94%   92%
  Finisterra(1) ................   1997     356      918         18,528                      11,294
  La Privada ...................   1987     350    1,195         25,714    73.5    61.48     19,000    870    856  95%   94%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

    Total Phoenix ..............            928      945         50,360    55.7    57.84     34,087    672    647  95%   95%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

HOUSTON, TEXAS
  Clear Lake Falls .............   1980      90    1,169          3,931    43.7    37.36      3,091    843    833  96%   95%
  The Gallery ..................   1968     101      763          2,466    24.4    32.00      1,623    558    546  96%   91%
  Memorial Bend ................   1967     124      942          2,617    21.1    22.40      1,901    597    584  94%   89%
  Nantucket Square .............   1983     106    1,428          3,478    32.8    22.98      2,723    760    760  92%   90%
  Prestonwood ..................   1978     156      956          3,409    21.9    22.86      2,441    517    509  97%   91%
  Riviera Pines ................   1979     224      717          4,445    19.8    27.68      3,231    501    491  93%   93%
  Briar Park(2) ................   1983      80      915          2,321    29.0    31.71      1,400    515    526  95%   94%
  Country Club Place(2)(4)  ....   1985     169      814          5,656    33.5    41.11      3,581    540    556  92%   88%
  Chelsea Park(2) ..............   1983     204      829          5,909    29.0    34.94      2,888    523    533  97%   94%
  Marymont(2) ..................   1983     128      875          4,601    35.9    41.08      2,546    573    572  92%   93%
  Riverway(2) ..................   1985     152      740          2,005    13.2    17.82      1,186    364    364  84%   78%
  Timbercreek Landing(2) .......   1984     204      775          5,804    28.4    36.71      3,391    488    490  96%   93%
  Ivystone/Woodsedge ...........   1983     266      771          4,559    17.1    22.23      3,700    417    420  85%   85%
  London Park ..................   1983     257      814          6,128    23.8    29.29      4,400    498    469  93%   93%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

    Total Houston ..............          2,261      857         57,329    25.4    29.60     38,102    525    483  93%   91%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

DALLAS, TEXAS
  Aspen Court(2) ...............   1986     140      742          4,643    33.2    44.70      2,051    562    568  84%   89%
  Greenwood Creek(2)(4) ........   1984     328      720          8,125    24.8    34.41      5,052    442    448  93%   88%
  Highlands of Preston(2) ......   1985     220      786          9,286    42.2    53.70      4,889    621    630  87%   96%
  Montfort Townhomes(2) ........   1986      83    1,112          5,962    71.8    64.60      4,120    994    987  95%   93%
  Springfield(2)(4) ............   1985     218      844          8,885    40.8    48.29      5,511    611    625  93%   88%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

    Total Dallas ...............            989      798         36,901    37.3    46.76     21,623    582    590  91%   90%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

ALBUQUERQUE, NEW MEXICO
  Dorado Terrace ...............   1986     216      598          6,804    31.5    52.68      5,152    530    519  93%   92%
  Villa Serena .................   1986     104      671          3,369    32.4    48.28      2,650    561    561  89%   94%
  Whispering Sands .............   1986     228      789          7,050    30.9    39.19      5,517    539    539  91%   91%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

    Total Albuquerque ..........            548      691         17,223    31.4    45.46     13,319    539    535  91%   92%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

PULLMAN, WASHINGTON
  Campus Commons-North(2) ......   1985     234      913         11,502    49.2    53.84      6,720    758    758  95%   96%
  Campus Common-South(2) .......   1972     100    1,066          4,326    43.3    40.59      2,750    726    722  99%   94%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

    Total Pullman ..............            334      959         15,828    47.4    49.42      9,470    748    747  96%   95%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

SEATTLE, WASHINGTON
  Pacific South Center(2)(3)  ..   1975                           5,698            77.81      3,225
  The Court ....................   1980     175      590          4,116    23.52   39.89      2,900    416    416  93%   93%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

    Total Seattle ..............            175      590          9,814    23.52   39.89      6,125    416    416  93%   93%
                                          -----      ---       --------   -----   ------   --------   ---- ------  --    --

Estimate of restricted cash and
  deferred loan fees ...........                                  7,503
                                                               --------
Total ..........................          6,347      796       $217,336   $31.0   $39.27   $139,381   $544 $  540  93%   92%
                                          =====      ===       ========   =====   ======   ========   ==== ======  ==    ==

--------------------
(1) Under construction
(2) Included in the "Winton Transaction"
(3) Office building
(4) Subject to substantial rehabilitation during 1996

   The following tables set forth certain additional information regarding each of the Company's existing apartment communities.

                                                                           Apartment Amenities
                                    ------------------------------------------------------------------------------------------------
                                   Washer/Dryer                        Large
                                   Connections            Upper Unit  Storage
                           Number    And/Or                Vaulted  Or Walk-in  Microwave
                          Of Units  Equipment  Fireplaces  Ceilings   Closets    Ovens     Icemakers     Other Features
                          --------  ---------  ----------  --------   -------    -----     ---------     --------------
TUCSON, ARIZONA
  Acacia Hills ..........     64       --          --        Some       Some      --           --
  Casa Del Norte .........    84       --          --        Some       Some      --           --
  Desert Springs .........   248       --          --        --         Some      --           --
  Landmark ...............   176       --          --        --         Some      --           --      Intrusion alarms
  Park Terrace ...........   176       --          --        Some       Some      --           --      Intrusion alarms
  Park Village ...........    60       --          --        Some       Some      --           --
  Posada Del Rio .........   160       All         Some      --         Some      --           --      Covered parking
  Southpoint .............   144       --          --        --         Some      --           --
    Total Tucson ......... 1,112

PHOENIX, ARIZONA
  Contempo Heights ......    222       --          --        --         Some      --                   Pass thru-kitchen
  Finisterra .............   356       All         Some      Some       All       All          All     Roman tubs, breakfast nook,
                                                                                                         TV in kitchen
  La Privada .............   350       All         --        --         All       --           --
    Total Phoenix ........   928
                           -----
HOUSTON, TEXAS
  Briar Park ............     80       All         95%       All        All       --           All
  Clearlake Falls ........    90       All         --        Some       --        --           --      TH, alarms, garages, covered
                                                                                                         parking, gates
  Country Club ...........   169       All         67%       All        All       --           All
  Chelsea Park ...........   204       All         80%       All        --        --           All     Limited access gates
  Ivystone ...............   266       All         Some      All        --        --           Some
  London Park ............   257       All         Some      All        All       --           --
  The Gallery ............   101       --          --        --         All       --           --      Covered parking, access gates

  Marymont ...............   128       All         --        --         75%       All          All     Limited access gates
  Memorial Bend ..........   124       Some        --        --         All       --           --
  Nantucket Square .......   106       All         All       --         All       All          All     Townhome, garages, covered
                                                                                                         parking
  Prestonwood ............   156       All         --        --         Some      --           --
  Riverway ...............   152       All         53%       All        45%       All          All
  Riviera Pines ..........   224       All         Some      Some       All       --           --      Storage, access gates
  Timbercreek ............   204       All         57%       All        All       --           --      Covered parking, limited
                                                                                                         access gates
    Total Houston ........ 2,261
                           -----
DALLAS, TEXAS
  Aspen Court ...........    140       94%         57%       All        91%       All          All     Intrusion alarms
  Greenwood Creek ........   328       All         73%       --         All       --           All     Limited access gates
  Highlands of Preston  ..   220       All         All       All        All       --           All
  Montfort ...............    83       All         All       All        All       All          All     Garages, alarms, covered
                                                                                                         parking, limited access
                                                                                                         gates
  Springfield ............   218       All         All       All        All       --           All     Limited access gates
    Total Dallas .........   989
                           -----
ALBUQUERQUE, NEW MEXICO
  Dorado Terrace ........    216       --          --        Some       All       --           --
  Villa Serena ...........   104       --          --        Some       All       --           --      Intrusion alarms
  Whispering Sands .......   228       --          --        --         All       --           --      Intrusion alarms
    Total Albuquerque  ...   548
                           -----
PULLMAN, WASHINGTON
  Campus Common N. ......    234       --          --        All        --        --           --
  Campus Common S. .......   100       All         --        All        --        --           --
    Total Pullman ........   334
                           -----
SEATTLE, WASHINGTON
  The Court .............    175       None        None      --         --        --           --      Pass thru bar in kitchen
Grand Total ............   6,347
                           =====

-----------------------
1. All units have cable TV connections and miniblinds.
2. All units in all of the communities  (except for Clearlake Falls and Memorial
   Bend) have a patio or balcony. Some of the units in Clearlake Falls and Memorial Bend have a patio or balcony.

                                                                         Community Features
                                --------------------------------------------------------------------------------------------
                                               Swimming      Fitness
                                Clubhouse        Pool        Center       Spa             Other Features
                                ---------        ----        ------       ---             --------------
TUCSON, ARIZONA
  Acacia Hills ..............      --            Yes          --          Yes     BBQ, Picnic area
  Casa Del Norte ............      --            Yes          --          Yes     BBQ, Picnic area
  Desert Springs ............      Yes           Yes          Yes         Yes     Sauna, tennis courts, BBQ, racquetball
  Landmark ..................      Yes           Yes          Yes         Yes     BBQ, Racquetball
  Park Terrace ..............      Yes           Yes          Yes         Yes     BBQ, Picnic area, Racquetball, Playground
  Park Village ..............      --            Yes          --          --      BBQ, Picnic area
  Posada Del Rio ............      Yes           Yes          Yes         Yes     BBQ, Picnic area, Racquetball
  Southpoint ................      Yes           Yes          Yes         Yes     BBQ

PHOENIX, ARIZONA
  Contempo Heights ..........      Yes           Yes          --          --      BBQ
  Finisterra ................      Yes           Yes          Yes         Yes     Access gates, water features

  La Privada ................      Yes           Yes          Yes         Yes

HOUSTON, TEXAS
  Briar Park ................      Yes           Yes          Yes         Yes     Sauna, playground
  Clearlake Falls ...........      Yes           Yes          --          Yes     Access gates, water volleyball, playground
  Country Club ..............      Yes           Yes          --          Yes     Golf course frontage
  Chelsea Park ..............      Yes           Yes          Yes         Yes     Playground
  Ivystone ..................      Yes           Yes          --          Yes
  London Park ...............      Yes           Yes          --          Yes     Ponds w/gazebo, fountain
  The Gallery ...............      Yes           Yes          Yes         Yes     Access gates
  Marymont ..................      --            Yes          --          --      Volleyball court
  Memorial Bend .............      Yes           Yes          --          Yes
  Nantucket Square ..........      --            --           --          --
  Prestonwood ...............      --            Yes          --          --      BBQ, playground
  Riverway ..................      Yes           Yes          --          Yes     Tennis/volleyball courts, playground
  Riviera Pines .............      Yes           Yes          --          Yes     Access gates
  Timbercreek ...............      --            Yes          --          Yes

DALLAS, TEXAS
  Aspen Court ...............      Yes           Yes          Yes         --      Tanning bed, sport court
  Greenwood Creek ...........      Yes           Yes          Yes         Yes     Volleyball court
  Highlands of Preston ......      Yes           Yes          Yes         Yes
  Montfort ..................      --            Yes          --          Yes
  Springfield ...............      Yes           Yes          Yes         Yes     Sauna

ALBUQUERQUE, NEW MEXICO
  Dorado Terrace ............      Yes           Yes          --          Yes     BBQ, Racquetball
  Villa Serena ..............      Yes           Yes          --          Yes     Racquetball
  Whispering Sands ..........      Yes           Yes          --          Yes     BBQ, Picnic Ramada, Playground

PULLMAN, WASHINGTON
  Campus Common North .......      Yes           Yes          Yes         Yes     Tanning beds
  Campus Common South .......      Yes           Yes          Yes         --      Sauna

SEATTLE, WASHINGTON
  The Court .................      --            Yes          --          Yes     Tennis court, sauna, sport court

CAPITAL RESOURCES

   Subject to the terms of the Company's Bylaws, the availability and cost of borrowings, various market conditions and restrictions that may be contained in the Company's financing arrangements from time to time and other factors as described herein, the Company increases the amount of funds available for its activities with the proceeds of borrowings including mortgage loans, short-term borrowing and other credit arrangements. It can be anticipated that a substantial portion of the assets of the Company will be pledged to secure indebtedness incurred by the Company. Accordingly, such assets will not be available for distribution to the stockholders of the Company in the event of the Company's liquidation except to the extent that the value of such assets exceeds the amount of such indebtedness.

   The Company has obtained a first mortgage loan for each of its 36 apartment communities. At May 9, 1997, the mortgage loans totalled $139,400,000 , which bear fixed interest rates that averaged 8.26%. The mortgage loans generally are non-recourse to the Company and are not cross-collateralized.

   The Company has obtained a $15,350,000 construction loan for the development of its Finisterra apartment community. At March 31, 1997, $10,224,000 was outstanding on the loan. In April 1997, the Company received funding of $2,046,000 from the loan.

   The Company also had outstanding short-term borrowings of $500,000 at March 31, 1997 that were secured by Mortgage Assets with a total carrying value of $2,000,000. The Company paid off the borrowing in June 1997 in connection with the sale of all of its Mortgage Assets.

   The Company's Bylaws provide that it may not incur indebtedness if, after giving effect to the incurrence thereof, aggregate indebtedness, secured and unsecured, would exceed 300% of the Company's net assets, on a consolidated basis, unless approved by a majority of the Unaffiliated Directors. For this purpose, the term "net assets" means the total assets (less intangibles) of the Company at cost, before deducting depreciation or other non-cash reserves, less total liabilities, as calculated at the end of each quarter in accordance with generally accepted accounting principles.

   The Company may increase its capital resources by making additional offerings of its Common Stock or securities convertible into the Company's Common Stock. The actual or perceived effect of such offerings may be the dilution of the book value or earnings per share which may result in the reduction of the market price of shares of the Company's Common Stock. The Company is unable to estimate the amount, timing or nature of future sales of its Common Stock as such sales will depend upon market conditions and other factors. See "Risk Factors -- Future Offerings of Common Stock."

OPERATING RESTRICTIONS

   The Company presently may not purchase commodities or commodity futures contracts (other than interest rate futures when used solely for hedging). The Company may not invest in unimproved real property or underwrite securities of other issuers. The foregoing restrictions may not be changed without the approval of the holders of a majority of the outstanding shares of the Company's Common Stock.

   Except as otherwise restricted, the operating policy of the Company is controlled by its Board of Directors, which has the power to modify or alter such policy without the consent of the stockholders. Although the Company has no present intention of modifying its operating policies described herein, the Board of Directors in the future may conclude that it would be advantageous for the Company to do so.

COMPETITION

   There are numerous real estate companies, insurance companies, financial institutions, pension funds and other property owners that compete with the Company in seeking properties for acquisition and in attracting and retaining tenants.

EMPLOYEES

   The Company currently has 248 full-time salaried employees.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth certain information regarding the Company's directors and executive officers.

       NAME          AGE                       POSITION(S) WITH THE COMPANY
       ----          ---                       ----------------------------
Jon A. Grove         53    Chairman of the Board, President, Chief Executive Officer and Director
Frank S. Parise, Jr. 45    Vice Chairman, Executive Vice President, Chief Administrative Officer,
                           and Director
Joseph C. Chan       45    Executive Vice President, Chief Operating Officer, Secretary,
                           Treasurer and Director
Don W. Winton        43    Executive Vice President and Director
Dale A. Webber       36    Vice President
Roger A. Karber      42    Vice President, Property Development
Thomas A. Heeringa   43    Vice President
Mary C. Clements     30    Controller
Earl M. Baldwin      53    Director
Steven G. Davis      46    Director
John J. Gisi         51    Director
Raymond L. Horn      67    Director
Frederick C. Moor    65    Director

   Jon A. Grove has been Chairman of the Board of Directors, President, Chief Executive Officer and a director of the Company since its organization in June 1987. Mr. Grove also served as the President of one of the general partners of the Manager and was a director and principal stockholder of Pima Realty Advisors, Inc. (the "Property Manager") from their respective organizations until their acquisition by the Company in April 1997. From 1974 to 1989, Mr. Grove was employed with The Estes Co. (now called GWS), a company which founded the Company and which develops, constructs, and sells residential, multi-family, commercial and industrial real estate, most recently as executive vice president and chief operating officer. Mr. Grove also has been Chairman of the Board and a Director of American Southwest Holdings, Inc. and its affiliates since their organization; these companies are Arizona-based corporations involved in the issuance and administration of mortgage-collateralized bonds.

   Frank S. Parise, Jr. has been Vice Chairman of the Board of Directors, Executive Vice President, and Chief Administrative Officer of the Company since December 1988 and a director of the Company since its organization. Mr. Parise also has served as the President of one of the general partners of the Manager and was the President, a director and principal stockholder of the Property Manager from their respective organizations until their acquisition by the Company in April 1997 since its organization in November 1993. From 1985 to 1989, Mr. Parise was employed by The Estes Co., most recently as President of its Financial Services Division and Multifamily Development Division. From 1982 to 1985, Mr. Parise was the President of E. Allen Development Corporation, a company that acquired and managed apartments.

   Joseph C. Chan has been a director of the Company since February 1989, Executive Vice President and Chief Operating Officer since December 1988, Treasurer since April 1994, and Secretary since March 1996. Mr. Chan served as the Vice President and Treasurer of the Company from its organization until December 1988. Mr. Chan also served as the President of one of the general partners of the Manager since its organization and was a director and principal stockholder of the Property Manager from their respective organizations until their acquisition by the Company in April 1997. From 1986 to 1987, Mr. Chan served as an officer of The Estes Co.

   Don W. Winton has been an Executive Vice President and a director of the Company since April 1997. Mr. Winton served as the general partner of each of the Winton Partnerships and as the President of Winton & Associates, Inc., an apartment property management company, for more than five years prior to the acquisition of the properties of the Winton Partnerships and Winton & Associates, Inc. by the

Company in April 1997. Mr. Winton currently is the general partner in partnerships that own 3,216 apartment units, 44 townhome/condominium units, two office buildings and eight single family lots.

   Dale A. Webber has been a Vice President of the Company since September 1987.

   Roger A. Karber has been Vice President, Property Development of the Company since January 1995. From 1989 to 1994, Mr. Karber was president of Festival Markets, Inc., a company that developed specialty retail centers. From 1979 to 1989, Mr. Karber was employed by The Estes Co., where he was instrumental in establishing its apartment operations, which included developing over 1,500 apartment units.

   Thomas A. Heeringa has been a Vice President of the Company since March 1996. He has been employed by the Company since December 1988.

   Mary C. Clements has been Controller of the Company since May 1994. Ms. Clements was employed by Deloitte & Touche LLP, an international accounting firm, from her graduation in May 1990 until she joined the Company in May 1994.

   Earl M.  Baldwin has been a director of the Company  since its  organization.
Since 1985, Mr. Baldwin has been president of Baldwin Financial Corp., a risk management consulting service company for mortgage lenders specializing in hedging and secondary market strategy. From 1973 to 1985, Mr. Baldwin was employed by Security Pacific Mortgage Corporation ("SPMC"), a mortgage banking company, serving most recently as its executive vice president.

   Steven G. Davis has been a director of the Company since May 1997. He currently serves as a director of ROC Communities, Inc., a public REIT that owns and operates manufactured home communities. Mr. Davis was a founding shareholder of ROC and served as its Executive Vice President, Chief Financial Officer, Secretary and Treasurer from 1993-1997. From 1990-1993, Mr. Davis was President and a director of The Windsor Corporation which was merged with ROC. From 1985-1990, Mr. Davis was responsible for the real estate investment banking division of LPL Financial Services.

   John J. Gisi has been a director for the Company since February 1989. Mr. Gisi has served as the President and Chief Executive Officer of National Bancorp of Arizona, Inc., a wholly owned subsidiary of Zions Bancorporation, and as the Chairman of the Board, President and Chief Executive Officer of National Bank of Arizona since September 1984. Mr. Gisi also serves as a director of several subsidiaries of Zions Bancorporation.

   Raymond L. Horn has been a director of the Company since its organization. Mr. Horn serves as tax advisor to several Phoenix-based real estate companies. Mr. Horn, a certified public accountant and lawyer, presently is in private practice after retiring from Deloitte Haskins & Sells (now Deloitte & Touche
LLP) as the partner-in-charge of that firm's Arizona tax practice. Mr. Horn is a member of numerous professional and business associations including the American Institute of Certified Public Accountants and the American Bar Association.

   Frederick C. Moor has been a director of the Company since February 1989. Mr. Moor presently is retired after 33 years of employment with The Valley National Bank of Arizona (now Bank One, Arizona), most recently as Vice President and Banking Services Manager for the Eastern Division.

   All  directors   are  elected  at  each  annual   meeting  of  the  Company's
stockholders and hold office until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors.

COMPENSATION OF DIRECTORS

   During the fiscal year ended December 31, 1996, the Company paid an annual director's fee to each Unaffiliated Director equal to $24,000 and a fee of $500 for each meeting of the Board of Directors attended by each Unaffiliated Director and reimbursement of costs and expenses of all directors for attending such meetings. Additionally, each member of the Audit Committee and the Compensation Committee received a fee of $300 for each meeting attended by the member. Affiliated Directors do not receive any fees for serving on the Board of Directors.

EXECUTIVE COMPENSATION

   The following table sets forth the cash compensation paid to the Company's executive officers whose total cash and cash equivalent remuneration exceed $100,000 for the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM COMPENSATION
                                                                  -------------------------------
                                                                         AWARDS           PAYOUTS
                                       ANNUAL COMPENSATION        ---------------------   -------
NAME AND PRINCIPAL                 --------------------------     RESTRICTED   OPTIONS/    LTIP      ALL OTHER
POSITION                   YEAR    SALARY     BONUS     OTHER       STOCK        SARS     PAYOUT    COMPENSATION
--------                   ----    ------     -----     -----       -----        ----     ------    ------------
JON A. GROVE (1)           1996                         $179,114                 --                     --
  Chairman, President,     1995                          180,431                 --                     --
  and Chief Executive      1994                          251,747                 --                     --
  Officer

Frank S. Parise, Jr. (1)   1996                         $179,114                 --                     --
  Vice Chairman,           1995                          180,431                 --                     --
  Executive Vice           1994                          251,747                 --                     --
  President,
  and Chief
  Administrative
  Officer

Joseph C. Chan (1)         1996                         $179,114                 --                     --
  Director, Executive      1995                          180,431                 --                     --
  Vice President,          1994                          251,747                 --                     --
  Secretary, and
  Chief Operating
  Officer

Dale A. Webber             1996    $141,729     --         --                   70,000                  --
  Vice President           1995     108,447     --         --                    --                     --
                           1994     108,147     --         --                   8,000                   --

Roger A. Karber            1996    $117,835     --         --                   50,000                  --
  Vice President           1995     100,000   $15,000      --       --           --                     --

-------------------
(1)Messrs. Grove, Parise, and Chan were not salaried employees of the Company and did not receive any cash or cash equivalent compensation directly from the Company during the three-year period ended December 31, 1996. They received their compensation from the Manager, the partners of which are corporations owned by these individuals. See "Certain Relationships and Related Transactions." The amounts listed under Other Compensation represent the total cash payments received or receivable from the Manager by these individuals and the corporations owned by them. Effective in May 1997, each of Messrs. Grove, Parise, and Chan entered into an employment agreement with the Company. See "Management -- Employment Agreements."

OPTION GRANTS

   The following table sets forth certain stock option information concerning the officers included in the above table.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          % OF TOTAL                               POTENTIAL REALIZABLE VALUE
                            OPTIONS/     OPTIONS/SARS                                AT ASSUMED ANNUAL RATES
                              SARS        GRANTED TO      EXERCISE                 OF STOCK PRICE APPRECIATION
                            GRANTED      EMPLOYEES IN     OR BASE      EXPIRATION        FOR OPTION TERM
                              (#)        FISCAL YEAR       PRICE          DATE         5%(1)        10%(1)
                              ---        -----------       -----          ----         -----        ------
Jon A. Grove                 None            N/A            N/A            N/A          N/A           N/A
Frank S. Parise, Jr.         None            N/A            N/A            N/A          N/A           N/A
Joseph C. Chan               None            N/A            N/A            N/A          N/A           N/A
Dale A. Webber              70,000           42%          $16.625       12/16/98     $119,547      $244,563
Roger A. Karber             50,000           30%          $16.50        12/16/98      118,738       233,800

--------------------
(1)This amount is the calculated future value of the stock options as of December 16, 1998 assuming stock price appreciation rates of 5% and 10% per year as specified in Item 402(c)(2) of Regulation S-K.

OPTION EXERCISES AND HOLDINGS

   The following table represents certain information respecting the options held by the officers included in the above table.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                                                                  VALUE OF
                                                  NUMBER OF      UNEXERCISED
                                                 UNEXERCISED    IN-THE-MONEY
                                                OPTIONS/SARS    OPTIONS/SARS
                         SHARES                 AT FY-END (#)   AT FY-END ($)
                        ACQUIRED      VALUE     EXERCISABLE/    EXERCISABLE/
         NAME          ON EXERCISE   REALIZED   UNEXERCISABLE   UNEXERCISABLE
         ----          -----------   --------   -------------   -------------

Jon A. Grove             --            --          138,581       $1,589,234
                                                     --               --
Frank S. Parise, Jr.     --            --          140,287        1,653,343
                                                     --               --
Joseph C. Chan           --            --          138,581        1,589,234
                                                     --               --
Dale A. Webber           2,666       $19,995        47,930          191,194
                                                    23,334           90,419
Roger A. Karber          --            --           33,332          133,328
                                                    16,668           66,672


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Board of Directors performs the functions of making recommendations to the Board concerning the Company's compensation policies applicable to its executive officers. Messrs. Grove, Parise and Chan serve as both directors and the principal executive officers of the Company. All compensation matters relating to the Company's principal executive officers, however, are decided by the Unaffiliated Directors, consisting of Messrs. Baldwin, Gisi, Horn and Moor. The principal executive officers make recommendation to the Board concerning the compensation of other executive officers of the Company. None of the Unaffiliated Directors are, or have ever been, officers or employees of the Company or any of its subsidiaries. Messrs. Grove, Parise and Chan abstained from participating in the deliberations of the Board of Directors concerning the approval of the Management Agreement, the Property Management Agreements, or any other matters relating to their compensation. In addition, during 1996 none of the executive officers, including Messrs. Grove, Parise and Chan, served on the board of directors or the compensation committee of the entities that employed any of the Unaffiliated Directors.

STOCK OPTION PLANS

   The Company has a nonstatutory stock option plan (the "Nonstatutory Stock Option Plan") and an incentive stock option plan (the "Incentive Stock Option Plan") (together the "Stock Option Plans"). The purpose of the Stock Option Plans is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide incentive to others whose job performance affects the Company. The Incentive Stock Option Plan provides for incentive stock options which are intended to meet the requirements of
Section 422A of the Internal Revenue Code, (the "Code") ("ISOs") and which may be granted to the officers and key personnel of the Company. The Nonstatutory Stock Option Plan provides for non-qualified stock options which may be granted to the Company's directors and key personnel of the Manager.

   The Stock Option Plans are administered by the Board of Directors, which determines whether such options will be granted, whether such options will be ISOs or non-qualified options, which directors, officers and key personnel will be granted options and the number of options to be granted, subject to the maximum amount of shares issuable under the Stock Option Plans set forth below. In making such determinations, the Board of Directors takes into account the duties and responsibilities of the participants, their present and potential contribution to the success of the Company and such other factors as the Board deems relevant in connection with accomplishing the purpose of the Plan. Under current law, ISOs cannot be granted to directors who are not also employees or to directors or employees of entities unrelated to the Company.

   Under the Stock Option Plans, options to purchase a maximum of 140,000 shares of the Company's Common Stock may be granted to the Company's directors, officers and key personnel as well as to the directors, officers and key personnel of the Manager. The exercise price for any option granted may not be less than 100% of the fair market value of shares of Common Stock at the time the option is granted. The optionholder may pay the exercise price in cash or by delivery of previously acquired shares of Common Stock of the Company. Generally, one-third of the options granted at any one time are immediately exercisable, one-third are exercisable one year after the date of grant and the remaining one-third become exercisable two years after the date of grant. The options expire 10 years after the date of grant. No option may be granted under the Stock Option Plans to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the total outstanding shares of Common Stock of the Company.

   Under each of the Stock Option Plans, an exercising optionholder has the right to require the Company to purchase some or all of the optionholder's shares of the Company's Common Stock. That redemption right is exercisable by the optionholder only with respect to shares that he has acquired by exercise of an option granted under the Stock Option Plans which are restricted from transfer by federal securities law as a result of grants or exercise of options under the Stock Option Plans and such right must be exercised during the six months immediately following the expiration of any such restriction.

   No option granted under the Stock Option Plans is exercisable for a period in excess of the term of the option as provided in the Stock Option Plans, subject to earlier termination in the event of termination of employment, retirement or death of the optionholder. An option may be exercised in full or in part at any time or from time to time during the term of the option or provide for its exercise in stated installments at stated times during the option term.

   The Board of Directors may amend the Stock Option Plans at any time, except that approval by the Company's stockholders is required for any amendment that increases the aggregate number of shares that may be issued pursuant to the Stock Option Plans, changes the class of persons eligible to receive such options, modifies the period within which the options may be exercised or the terms upon which options may be exercised, or increases the material benefits accruing to the participants under the Stock Option Plans. Unless previously terminated by the Board of Directors, the Stock Option Plans will terminate in August 1997.

   As of December 31, 1996, options to purchase 43,278 shares of Common Stock were outstanding and options to purchase 5,901 shares were available for grant under the Plans.

   In connection with the renewal of the Management Agreement beginning with 1994, the Manager and the Company agreed to eliminate the incentive management fee provision. On December 16, 1993, the Company granted to Messrs. Grove, Parise and Chan options to purchase 309,800 shares of the Company's Common Stock and stock appreciation rights ("SARs") covering 90,200 shares of the Company's Common Stock. The exercise price is $8.60 per share, which was 110% of the market price of the Common Stock on the grant date. If dividends are declared during the period the stock options or SARs are outstanding, the holder of the options and SARs can elect to receive currently or upon exercise cash in an amount equal to the product of the per share dividend amount times the number of options or SARs outstanding. In 1996, the Company paid Messrs. Grove, Parise and Chan $266,667 each based on the total dividends of $2.00 per share paid in 1996. All of the options and SARs are currently exercisable. The options will expire on December 16, 1998. The options were subject to early termination if the Management Agreement was terminated by the Manager or was terminated by the Company for cause pursuant to the terms of the Management Agreement. As the Company acquired the entire interests in the Manager and effectively terminated the Management Agreement, these options will remain effective until December 16, 1998. In February 1997, Messrs. Chan and Parise of the Manager exercised their share of SARs (30,067 each) and received approximately $440,000 each.

   In 1996, Mr. Webber exercised options to purchase a total of 2,666 shares of the Company's Common Stock by executing a full recourse promissory note for $30,000 to the Company. The note is due on December 31, 1998 and can be repaid by delivering to the Company shares of Common Stock owned by Mr. Webber based on the then market price of the Common Stock. During 1996, Messrs. Chan and Webber repaid the notes of $297,000 using 12,011 shares of Common Stock and cash of $61,842.

EMPLOYMENT AGREEMENTS

   Each of Messrs, Grove, Parise, Chan, and Winton has entered into an employment agreement (collectively, the "Employment Agreements") with the Company. Under the Employment Agreements, each of Messrs. Grove, Parise, Chan, and Winton receive compensation of $100,000 per annum and are eligible to receive an annual bonus in such amount, if any, as may be determined by the non-management directors of the Company and fringe benefits generally made available from time to time to employees of the Company.

   Each of Messrs. Grove, Parise, Chan, and Winton is employed under the Employment Agreements for a term of five years commencing from the date of the Employment Agreements and from year-to-year thereafter until terminated by either party. The Company may terminate the Employment Agreements during the initial five-year term without penalty only for cause as defined in the agreements. The Employment Agreements also contain provisions that (i) prohibit Messrs. Grove, Parise, Chan, and Winton from competing with the business of the Company while employed by the Company and for 12 months after the termination of employment, and (ii) prohibit Messrs. Grove, Parise, Chan, and Winton, during the term of employment and for a period of 12 months after termination of employment, from directly or indirectly, for themselves or on behalf of any other person, seeking to hire or hiring any of the Company's personnel or employees. The Employment Agreements also require Messrs. Grove, Parise, Chan, and Winton to take all necessary precautions to prevent any unauthorized disclosure of any "Confidential Information" of the Company, as that term is defined in the Employment Agreements.

   In connection with the acquisition of the Winton Properties, the Company paid each of Messrs. Grove, Chan and Parise a bonus of approximately $267,000. Winton & Associates received commissions from the sellers of approximately $927,000, of which approximately $268,000 was paid to employees of Winton & Associates and $659,000 was paid to Mr. Winton. The bonuses paid to Messrs. Grove, Chan and Parise were approved by the Unaffiliated Directors.

MEETINGS AND COMMITTEES

   During the year ended December 31, 1996, the Board of Directors of the Company held a total of five meetings. No director attended fewer than 75% of the meetings of the Board of Directors.

   The Company's Bylaws authorize the Board of Directors to appoint among its members an executive committee, an audit committee and other committees. A majority of the members of any committee so appointed must be Unaffiliated Directors. The Board of Directors has appointed an Audit Committee and a Compensation Committee. Messrs. Gisi and Horn serve as the members of the Company's Audit Committee and Compensation Committee. The Audit Committee reviews the annual financial statements, any significant accounting issues and the scope of the audit with the Company's independent auditors and is available to discuss with the auditors any other accounting and audit related matters which may arise during the year. The Audit Committee met separately at one formal meeting during 1996 which was attended by all of the members of the Committee. The Compensation Committee reviews all transactions with the Manager and the Property Manager and their affiliates, including the renewal of the Management Agreement and the Property Management Agreements and the proposed acquisition of the Manager and the Property Manager (see "Business -- Pending Transaction"). The Compensation Committee met twice during 1996 to review the preliminary terms of the proposed acquisition of the Manager and the Property Manager (see "Business -- Pending Transaction").

COMPLIANCE WITH SECTION 16A OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the American Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section
(16a) reports they file.

   Based solely on the Company's review of such reports received by it during the fiscal year ended December 31, 1996, and written representations that no other reports were required, the Company believes that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements during such year or prior fiscal years.

                              CERTAIN TRANSACTIONS

   The Company's Bylaws provide that the Board of Directors has the full power to conduct, manage and direct the business and affairs of the Company. On April 30, 1997, pursuant to the approval of the stockholders of the Company, the Company acquired the entire interests in Pima Mortgage Limited Partnership (the "Manager") and Pima Realty Advisors, Inc. (the "Property Manager"). The owners of the Manager remain as Directors and executive officers of the Company. The following description relates to the arrangement prior to May 1, 1997.

   The Company was a party to a management agreement (the "Management Agreement") with the Manager to manage the day-to-day operations of the Company, subject to the supervision of the Company's Board of Directors. Jon A. Grove, Frank S. Parise, Jr., and Joseph C. Chan served as directors or officers of general partners of the Manager since its organization. See "Management -- Directors and Executive Officers of the Company."

   The duties of the Manager under the Management Agreement included formulating operating strategies; arranging for the acquisition of assets for the Company; monitoring the performance of the Company's assets; and providing certain administrative and overall managerial services necessary for the operation of the Company. For performing these services, the Manager received an annual base management fee in an amount equal to 3/8 of 1% per annum of the Average Invested Assets of the Company (as defined in the Management Agreement), which was paid monthly with adjustments made quarterly. The Manager also performed certain analysis and other services in connection with the administration of mortgage securities with respect to which the Company acquired mortgage interests. For such services, the Company reimbursed the Manager for the fees paid under the Subcontract Agreement described below and paid the Manager an annual administration fee of $10,000 for each series of mortgage interests acquired prior to 1991, $20,000 for the aggregate mortgage interests acquired in 1991 and $20,000 for the aggregate mortgage interests acquired in 1992. In 1996, the
Company paid the Manager management fees of approximately $386,000 and administration fees of approximately $193,000. The payment of such fees was unanimously approved by the Unaffiliated Directors.

   In the event that the Management Agreement was terminated by the Company or was not renewed by the Company on terms at least as favorable to the Manager as the current Management Agreement other than as a result of a termination by the Company for cause (as specified in the Management Agreement), the Manager would be entitled to receive from the Company the management fee that would have been payable by the Company to the Manager pursuant to such Management Agreement based on the investments made by the Company prior to the date of such termination (or failure to renew) for the 12 full fiscal quarters beginning on the date of such termination (or failure to renew) as more fully described in the Management Agreement.

   The Manager granted the Company a right of first refusal, for as long as the Manager or an affiliate of the Manager acted as the Company's manager pursuant to the Management Agreement or any extension thereof, to purchase any assets held by the Manager or its affiliates prior to any sale, conveyance or other transfer, voluntarily or involuntarily, of such assets by the Manager or its affiliates.

   The Company was a party to a property management agreement (collectively the "Property Management Agreements") with the Property Manager for each of the apartments acquired by the Company. The Property Manager is an affiliate of the Manager. Each Property Management Agreement, which had a current term through December 31, 1997, was approved by the Unaffiliated Directors. Under the agreement, the Property Manager provided the customary property management services at its cost without profit or distribution to its owners, subject to the limitation of the prevailing management fee rates for similar properties in the market. In 1996, the Company paid the Property Manager $466,000, which amounted to 3.2% of the total rental and other income of the apartments.

   Prior to June 1997, the Company owned certain mortgage interests with respect to structured financing issued by American Southwest Holdings, Inc. ("ASH"). An affiliate of ASH performed the customary administration services and received fees for such services of $12,500 per year for each series of structured financing. The Company believed that the fees charged by ASH were comparable to those charged by other companies performing similar services. Jon A. Grove, Chairman of the Board, President and Chief Executive Officer of the Company, is Chairman of the Board of Directors of ASH and its affiliates and owns 12.5% of the voting stock of ASH. The Company has agreed to indemnify and hold harmless ASH and certain affiliates from any action or claim brought or asserted by any party by reason of any allegation that ASH or such affiliates is an affiliate or is otherwise accountable or liable for the debts or obligations of the Company or its affiliates.

                             PRINCIPAL STOCKHOLDERS

   As of June 6, 1997, there were outstanding 4,437,419 shares of Common Stock. The following table sets forth the beneficial ownership of Common Stock of the Company as of June 6, 1997, by each person known by the Company to own more than 5% of the outstanding shares of Common Stock of the Company, by each director of the Company, and by all directors and executive officers of the Company as a group, which information as to beneficial ownership is based upon statements furnished to the Company by such persons. The number of shares also includes (1) any shares of Common Stock owned of record by such person's minor children and spouse and by other related individuals and entities over whose shares of Common Stock such person has custody, voting control or the power of disposition and
(2) shares of Common Stock that such persons had the right to acquire within 60 days by the exercise of stock options (excluding the SARs) (see "Stock Option Plans"). Each director and executive officer of the Company may be reached through the Company at 335 North Wilmot, Suite 250, Tucson, Arizona 85711.

                                               NUMBER OF   PERCENT OF
      NAME OF BENEFICIAL OWNER                  SHARES      TOTAL(1)
      ------------------------                  ------      --------
      Directors and Executive Officers
      --------------------------------
      Jon A. Grove                              233,527       5.1%
      Joseph C. Chan                            233,808       5.1
      Frank S. Parise, Jr                       206,631       4.5
      Don W. Winton(3)                          145,204       3.3
      Earl M. Baldwin                             3,477       (2)
      Steven G. Davis                                 0       (2)
      John J. Gisi                               11,658       (2)
      Raymond L. Horn                             5,988       (2)
      Frederick C. Moor                           3,378       (2)
      All directors and executive officers      859,623      18.0
       as a group (12 persons)

      Non-Management 5% Stockholders
      ------------------------------

      King William Associates(4)(5)             531,269      12.0%

-----------------
(1) In calculating the percentage of ownership, the number of shares of Common Stock that the identified person or group had the right to acquire within 60 days of June 6, 1997 upon the exercise of stock options is deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person, but such shares are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.
(2) Less than 1% of the outstanding shares of Common Stock.
(3) The number of shares shown are owned directly by Mr. Winton and does not include any of the shares owned by (i) King William Associates in which Mr. Winton is a 15.4% general partner and (ii) Grantor Trust of Former CHB Partners (which owns 56,178 shares of Common Stock) of which Mr. Winton is the trustee and his children own a 9.25% beneficial interest in the trust.
(4) King William Associates received the shares in connection with the Company's acquisition of the Winton Properties. Mr. Winton is a general partner and owns 15.4% interest in King William Associates.
(5) King William Associates may be reached at 3485 FM 1960 West, Suite 450, Houston, Texas 77060

                        FEDERAL INCOME TAX CONSIDERATIONS

QUALIFICATION OF THE COMPANY AS A REIT

GENERAL

   The Company has made an election to be treated as a REIT under the Code. Thus, if the Company satisfies certain tests in each taxable year with respect to the nature of its income, assets, share ownership and the amount of its distributions, among other things, it generally should not be subject to tax at the corporate level on its income to the extent that it distributes cash in the amount of such income to its stockholders.

   Generally, the unremedied failure of the Company to qualify as a REIT for any taxable year could materially and adversely affect the stockholders as net income of the Company would be taxed at ordinary corporate rates, and the Company would not receive a deduction for any dividends to the stockholders and thus cause a material reduction of the cash available for distribution to the stockholders as dividends.

   In order to maintain its qualification as a REIT for federal income tax purposes, the Company must continually satisfy certain tests with respect to the sources of its income, the nature and diversification of its assets, the amount of its distributions, and the ownership of the Company. The following is a summary discussion of those various tests.

Sources of Income

   The Company must satisfy three separate income tests for each taxable year with respect to which it intends to qualify as a REIT: (i) the 75% income test;
(ii) the 95% income test; and (iii) the 30% income limitation.

   Under the first test, at least 75% of the Company's gross income for the taxable year must be derived from certain qualifying real estate related sources. The 95% income test requires that at least 95% of the Company's gross income for the taxable year must be derived from the items of income that either qualify under the 75% test or are from certain other types of passive investments, such as dividend or interest income or capital gain on the sale of stocks or securities. Thus, only 5% of a REIT's income each year is unrestricted. Such non-qualifying income may include third-party management fees, income from certain services provided to tenants, or rents from personal property. Finally, the 30% income limitation requires the Company to derive less than 30% of its gross income for the taxable year from the sale or other disposition of (1) real property, including interests in real property and interests in mortgages on real property, held for less than four years, other than foreclosure property or property involuntarily converted through destruction, condemnation or similar events, (2) stock or securities or swap agreements held for less than one year, and (3) property in "prohibited transactions." A prohibited transaction is a sale or disposition of dealer property that is not foreclosure property or, under certain circumstances, a real estate asset held for at least four years.

   If the Company inadvertently fails to satisfy either the 75% income test or the 95% income test, or both, and if the Company's failure to satisfy either or both tests is due to reasonable cause and not willful neglect, the Company may avoid loss of REIT status by satisfying certain reporting requirements and paying a tax equal to 100% of any excess nonqualifying income. See "Federal Income Tax Considerations -- Taxation of the Company." There is no comparable safeguard that could protect against REIT disqualification as a result of the Company's failure to satisfy the 30% income limitation.


   The Company anticipates that its gross income will continue to consist principally of income that satisfies the 75% income test. The composition and sources of the Company income should allow the Company to satisfy the income tests during each year of its existence. Certain short-term reinvestments, however, may generate qualifying income for purposes of the 95% income test but nonqualifying income for purposes of the 75% income test, and certain hedging transactions could give rise to income that, if excessive, could result in the Company's disqualification as a REIT for failing to satisfy the 30% income limitation, the 75% income test, and/or the 95% income test. The Company intends to monitor its reinvestments and hedging transactions closely to attempt to avoid disqualification as a REIT.

Nature and Diversification of Assets

   At the end of each quarter of the Company's taxable year, at least 75% of the value of the Company's assets must be cash and cash items (including receivables), federal government securities and qualifying real estate assets. This requirement is intended to assure that the bulk of REIT investments are either equity or mortgage interests in real property. Qualifying real estate assets include interests in real property, and mortgages, equity interests in other REITs, any stock or debt instrument for so long as the income therefrom is qualified temporary investment income and, subject to certain limitations, interests in Real Estate Mortgage Investment Conduits ("REMICs"). The balance of the Company's assets may be invested without restriction, except that holdings of the securities of any one non-governmental issuer may not exceed 5% of the value of the Company's assets or 10% of the outstanding voting securities of that issuer.

   If the Company fails to satisfy the 75% asset test at the end of any quarter of its taxable year as a result of its acquisition of securities or other property during that quarter, the failure can be cured by a disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company will take such action as may be required to cure any failure to satisfy the 75% asset test within 30 days after the close of any quarter. The Company may not be able to cure any failure to satisfy the 75% asset test, however, if assets that the Company believes are qualifying assets for purposes of the 75% asset test are later determined to be nonqualifying assets.

Distributions

   Each taxable year the Company must distribute as dividends to its stockholders an amount at least equal to (i) 95% of its REIT taxable income (determined before the deduction of dividends paid and excluding any net capital gain), plus (ii) 95% of the excess of its net income from foreclosure property over the tax imposed on such income by the Code, less (iii) any excess noncash income (as determined under the Code). The distribution requirement does not compel the Company to distribute that portion, if any, of its cash flow that exceeds the REIT taxable income.

   Generally, a distribution must be made in the taxable year to which it relates. A portion of the required distribution, however, may be made in the following year if certain guidelines are followed. Further, if the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax returns by the Internal Revenue Service ("IRS"), the Company may, if the deficiency is not due to fraud with intent to evade tax or a willful failure to file a timely tax return, retroactively cure the failure by paying a deficiency dividend to stockholders and certain interest and penalties to the IRS. The Company intends to make distributions to its stockholders on a basis that will allow the Company to satisfy the distribution requirement. In certain instances, however, the Company's predistribution taxable income may exceed its cash flow and the Company may have difficulty satisfying the distribution requirement. The Company intends to monitor closely the relationship between its predistribution taxable income and its cash flow. It is possible, although unlikely, that the Company may decide to terminate its REIT status as a result of any such cash shortfall. Such a termination would have adverse consequences to the stockholders. See "Federal Income Tax Considerations -- Status of the Company as a REIT."

   The Company has a net operating loss carryforward for income taxes (the "NOL") at December 31, 1996 of approximately $76 million. Under REIT tax rules, the Company is allowed to offset taxable income (except for Excess Inclusion Income) by the available NOL and thus, under most circumstances, is not currently required to make distributions to stockholders except for Excess Inclusion Income. The NOL expires in 2009 (1999 for state tax purposes).

Ownership of the Company

   Shares of the Company's Common Stock must be held by a minimum of 100 persons for at least 335 days in each taxable year after the Company's first taxable year. Further, at no time during the second half of any taxable year after the Company's first taxable year may more than 50% of the Company's shares be owned, actually or constructively, by five or fewer individuals (including pension funds and certain other types of tax-exempt entities). To evidence compliance with these requirements, the Company is required to maintain records that disclose the actual ownership of its outstanding shares. Each year, in order to satisfy that requirement, the Company will demand written statements from record holders owning designated percentages of Common Stock disclosing, among other things, the identities of the actual owners of such shares. The Company's Articles of Incorporation contain repurchase provisions and transfer restrictions designed to prevent violation of the latter requirement. Therefore, the Company believes that its shares of Common Stock currently are owned by a sufficient number of unrelated persons to allow the Company to satisfy the ownership requirements for REIT qualification.

TAXATION OF THE COMPANY

   For any taxable year in which the Company qualifies and elects to be treated as a REIT under the Code, it generally will not be subject to federal income tax on that portion of its taxable income that is distributed to its stockholders in or with respect to that year. Regardless of distributions to stockholders, however, the Company may become subject to a tax on certain types of income.

   The Company uses the calendar year both for tax purposes and for financial reporting purposes. Due to the differences between tax accounting rules and generally accepted accounting principles, the Company's REIT Taxable Income will vary from its net income for financial reporting purposes.

TAX CONSEQUENCES OF COMMON STOCK OWNERSHIP

   The federal income tax consequences of ownership in the Company's Common Stock is a complex matter and may vary depending on the income tax status of the stockholder. Accordingly, the following discussion is intended to be general in nature. Stockholders should consult their own tax advisors regarding the income tax considerations with respect to their investments in the Company.

Dividend Income

   Distributions to stockholders out of the Company's current or accumulated earnings and profits will be taxable as "portfolio income" in the year received and not as income from a passive activity. Therefore, REIT dividends may not be used to offset a stockholder's passive losses. With respect to any dividend payable to stockholders of record as of a specified date prior to the end of the year, that dividend is deemed to have been received by the stockholder on December 31 if the dividend is paid in January of the following calendar year.

   The Company's dividends are not eligible for the dividends-received deduction for corporations. If the Company's total distributions for a taxable year exceed its current and accumulated earnings and profits, a portion of each distribution will be treated first as a return of capital, reducing a stockholder's basis in his shares (but not below zero), and then as capital gain in the event such distributions are in excess of a stockholder's adjusted basis in his shares.

   Distributions properly designated by the Company as "capital gain dividends" will be taxable to the stockholders as long-term capital gain, to the extent those dividends do not exceed the Company's actual net capital gain for the taxable year, without regard to the stockholder's holding period for his shares. The Company will notify stockholders after the close of its taxable year regarding the portions of the distributions that constitute ordinary income, return of capital and capital gain. The Company also will notify shareholders regarding their reported share of excess inclusion income attributable to the Company's ownership of residual interests in a REMIC. See "Excess Inclusion Rule" below.

   The total dividends of $2.00 per share for 1996 consists of ordinary income of $0.17, return of capital of $0.45 per share, and long-term capital gain of $1.38.

Excess Inclusion Rule

   Prior to June 1997, the Company owned residual interests in REMICs, which may adversely affect the federal income taxation of the Company and of certain stockholders to the extent those residual interests generated "excess inclusion income." In taxable years in which the Company has both a net operating loss and excess inclusion income, it will still have to report a minimum amount of taxable income equal to its excess inclusion income. In order to maintain its REIT status, the Company is required to distribute at least 95 percent of its taxable income, even if its taxable income is comprised exclusively of excess inclusion income and the Company otherwise has a net operating loss.

   In general, each stockholder is required to treat the stockholder's allocable share of the portion of the Company's "excess inclusions" that is not taxable to the Company as an "excess inclusion" received by such stockholder. Therefore, all or a portion of the dividends received by the stockholders may be excess inclusion income. Excess inclusion income constitutes unrelated business taxable income for tax- exempt entities and may not be used to offset deductions or net operating losses from other sources for most other taxpayers. For 1996, the entire ordinary income portion ($0.17 per share) of the dividend was excess inclusion income.

TAX-EXEMPT ORGANIZATIONS AS STOCKHOLDERS

   The Code requires a tax-exempt stockholder of the Company to treat as unrelated business taxable income its allocable share of the Company's excess inclusions. A portion of the Company's 1997 taxable income may be excess inclusion income. See "Excess Inclusion Rule," above. The Company's Common Stock may not be held by tax-exempt entities which are not subject to tax on unrelated business taxable income.

TAXATION OF FOREIGN STOCKHOLDERS

   Distributions of cash generated by the Company in its operations that are paid to foreign persons generally will be subject to United States withholding tax rate at a rate of 30 percent or at a lower rate if a foreign person can claim the benefit of a tax treaty. Notwithstanding the foregoing, distributions made to foreign stockholders will not be subject to treaty withholding reductions to the extent of their allocable shares of the portion of the Company's excess inclusions that are not taxable to the Company for the period under review. It is expected that the Company will continue to have excess inclusions. Distributions to foreign persons of cash attributable to gain on the Company's sale or exchange of real properties, if any, generally will be subject to full United States taxation and withholding. If the REIT is domestically controlled, its stock is excluded from the definition of United States real property interests, and sales of its stock by foreign investors generally escape United States taxation.

   The federal income taxation of foreign persons is a highly complex matter that may be affected by many considerations. Accordingly, foreign investors in the Company should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investments in the Company. Foreign governments and organizations, and their instrumentalities, may not invest in the Company.

BACKUP WITHHOLDING

   The Company is required by the Code to withhold from dividends 20% of the amount paid to stockholders, unless the stockholder (i) files a correct taxpayer identification number with the Company, (ii) certifies as to no loss of exemption from backup withholding, and (iii) otherwise complies with the applicable requirements of the backup withholding rules. The Company will report to its stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Stockholders should consult their tax advisors as to the procedure for insuring that the Company dividends to them will not be subject to backup withholding.

STATE AND LOCAL TAXES

   The discussion herein concerns only the federal income tax treatment likely to be accorded the Company and its stockholders. No discussion has been provided regarding the state or local tax treatment of the Company and its stockholders. The state and local tax treatment may not conform to the federal income tax treatment described above and each investor should discuss such issues with his state and local tax advisor.

                          DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company currently consists of 40,000,000 shares of Common Stock, par value $.01 per share, of which 4,437,419 shares of Common Stock were issued and outstanding as of May 16, 1997. The Company has outstanding 942,184 LP Units convertible into 942,184 shares of Common Stock at any time following April 30, 1998. See "Summary of the Heritage LP Partnership Agreement."

   Holders of the Company's Common Stock are entitled to one vote per share on all matters on which stockholders are entitled to vote, including the election of directors. The shares do not have cumulative voting rights. Consequently, the holders of more than 50% of the outstanding shares of Common Stock elect all of the directors. All shares of Common Stock are entitled to share equally in such dividends as the Board of Directors may declare, in its discretion, from sources legally available for such dividends. In the event of liquidation of the Company, holders of Common Stock are entitled to share equally in the assets available for distribution. Holders of Common Stock do not have preemptive rights to subscribe for additional shares on a pro rata basis if and when additional shares are offered for sale. No redemption rights or sinking funds are available to holders of Common Stock.

   The Board of Directors is authorized, without action by the Company's stockholders, to classify and reclassify any unissued shares of the Company's authorized capital stock in a class or classes of preferred stock, preference stock, special stock, or other stock and to divide and classify any class into one or more series of such class, by determining, fixing, or altering, among other things, the designations, powers, preferences, and rights of the shares of each such class or series (including matters relating to voting, dividends, conversion, and redemptions) and the qualifications, limitations, or restrictions thereof. As a result, the Board may authorize and issue classes or series of capital stock with voting, conversion, dividend, or other rights that could adversely affect the powers and rights of the holders of Common Stock. The issuance of any such classes or series of capital stock may have the effect of delaying, deferring, or preventing a change in control of the Company. The Company has no current plan to issue any additional classes or series of capital stock.

REGISTRATION AGREEMENTS

   The Company has entered into a registration agreement (the "Exchange Offer Registration Agreement") for the benefit of each of the Winton Partners that received shares of the Company's Common Stock in the Exchange Offer providing certain registration rights with respect to the shares of the Company's Common Stock issued in connection with the Exchange Offer related to the Winton Acquisition. Pursuant to the terms of the Exchange Offer Registration Agreement, the Company filed a registration statement under the Securities Act covering such shares of Common Stock for resale. The Company must use its best efforts to keep such registration statement effective for a period of three years after the closing of the Winton Acquisition. The Exchange Offer Registration Agreement also requires the Company, on one occasion, to file, and use its best efforts to cause to become effective, an applicable registration statement, upon the request of holders of at least $10.0 million of Common Stock subject to registration, to register such shares of Common Stock in a firm underwriting by underwriters of national reputation. In addition, if at any time the Company proposes to file a registration statement under the Securities Act on Form S-1, S-2, or S-3 (or other appropriate form), on its behalf or on behalf of any of its security holders, the holders of shares of Common Stock received pursuant to the Exchange Offer will be entitled to include their shares of Common Stock in that registration statement. The right of the holders of shares of Common Stock received pursuant to the Exchange Offer to have their shares registered pursuant to the Exchange Offer Registration Agreement will be subject to certain limitations, including the right of the Company to defer the filing of a registration statement if the Company's Board of Directors determines, in its good faith judgement, that the filing of such registration would be detrimental to the Company and its stockholders or would interfere with any pending material corporate transaction involving the Company.

   The Company also entered into a registration agreement (the "Asset Transfer Registration Agreement") with each of the Approving Winton Partnerships on behalf of the Distributees under which the

Distributees will have certain registration rights with respect to the shares of Common Stock of the Company into which the LP Units issued in connection with the Asset Transfer related to the Winton Acquisition will be convertible at any time following the first anniversary date of the closing of the Winton Acquisition. Pursuant to the terms of the Registration Agreement, not later than nine months after the closing of the Winton Acquisition, the Company must file a registration statement under the Securities Act and any state securities laws covering such shares of Common Stock for resale. The Company must use its best efforts to cause such registration statement to become effective by the time that the LP Units may be converted into shares of the Company's Common Stock and to keep such registration statement available for a period of 10 years. The Registration Agreement also requires the Company to file a registration statement, upon the request of holders of at least $5.0 million of Common Stock subject to registration, to register such shares of Common Stock in a firm underwriting by underwriters of national reputation. The holders of such shares of Common Stock will be entitled to require the Company to effect one such registration. In addition, if at any time the Company proposes to file a registration under the Securities Act on Form S-1, S-2, or S-3 (or other appropriate form), on its behalf or on behalf of any of its security holders, the holders of shares of Common Stock distributed pursuant to the Asset Transfer will be entitled to include their shares of Common Stock in that registration statement. The right of the holders of shares of Common Stock received pursuant to the Asset Transfer to have their shares registered under the Registration Agreement will be subject to certain limitations, including the right of the Company to defer the filing of a registration statement if the Company's Board of Directors determines, in its good faith judgment, that such registration would be detrimental to the Company and its stockholders or would interfere with any pending material corporate transaction involving the Company.


                            HERITAGE COMMUNITIES L.P.

   Heritage Communities L.P. (the "Heritage LP") is a Delaware limited partnership in which the Company and a wholly owned subsidiary of the Company are the general partners and own a 50.4% interest. Heritage LP acquired substantially all of the assets and properties of the Winton Partnerships through a capital contribution by the Winton Partnerships to Heritage LP of such assets and properties in exchange for cash and LP Units.


                SUMMARY OF THE HERITAGE LP PARTNERSHIP AGREEMENT

   The following is a summary of some of the more significant provisions of the Partnership Agreement of Heritage L.P.

DISTRIBUTIONS

   The portion, if any, of Heritage LP's cash funds and other property, after the payment of expenses and the making of all other expenditures that the Company determines, in its sole discretion, to be in excess of Heritage LP's working capital needs and such reserves as the Company deems appropriate for the fixed and contingent obligations of Heritage LP ("Available Cash Flow"), will be distributed quarterly. To the extent that Heritage LP has sufficient Available Cash Flow, the holder of an LP Unit will receive distributions that are intended to mirror the Company's dividends per share, which such holders would have received as stockholders of the Company. To the extent that Heritage LP's Available Cash Flow is insufficient to pay such amount, accounts for the holders of LP Units will be credited for the unpaid distribution and with interest on the unpaid distribution (the "Unpaid Balances"). Any Unpaid Balances will be given priority for future distributions of Available Cash Flow. In addition, until the tenth anniversary of the Partnership Agreement, proceeds from the Heritage LP's capital transactions ("Capital Transaction Proceeds"), if any, will also be applied to reduce any Unpaid Balances in the distribution accounts of the holders of LP Units. To the extent that Heritage LP's Available Cash Flow and Capital Transaction Proceeds exceed the Unpaid Balances and the current distributions to holders of LP Units, all additional amounts will be distributed to Heritage LP's general partners. In addition, following the tenth anniversary of the Partnership Agreement, all Capital Transaction Proceeds will be distributed to Heritage LP's general partners. Consequently, regardless of the amount of Heritage LP's Available Cash

Flow and Capital Transaction Proceeds, the maximum amount of distributions payable to a holder of an LP Unit (excluding interest on unpaid distributions) will not exceed the dividends paid with respect to a share of the Company's Common Stock.

ALLOCATION OF PROFITS AND LOSSES

   Heritage LP will maintains a capital account for each of its partners. Heritage LP's items of income, gain, loss, and deduction will be allocated among its partners, subject to certain special allocations, in a similar manner for purposes of both book gain or loss and tax gain or loss. Net income will be allocated (i) first, to each limited partner to the extent that, on a cumulative basis, net losses previously allocated to the limited partners exceed net income previously allocated to limited partners, (ii) second, to each limited partner to the extent that such limited partner has been allocated on a cumulative basis, net income equal to the sum of the distributions paid to such limited partner and the unreturned balances in the accrual accounts and the unpaid distribution accounts maintained with respect to the LP Units held by such limited partner, and (iii) thereafter, to the Company and Heritage SGP, as general partners, on a pro rata basis. Notwithstanding (i) and (ii), the Company and Heritage SGP will be allocated on a combined basis not less than one percent of each item of Heritage LP's gain, loss, income, and deduction for each year.

   Net losses will be allocated to the partners in accordance with their respective percentage interests in Heritage LP, except that net losses will not be allocated to any limited partner to the extent that such allocation would cause such limited partner to have an adjusted capital account deficit at the end of such taxable year. All net losses in excess of such limitations will be allocated to the Company and Heritage SGP, as general partners, on a pro rata basis.

CONVERSION OF LP UNITS

   At any time following the first anniversary of the Partnership Agreement, the holders of LP Units may convert such LP Units into shares of the Company's Common Stock. Any holder of an LP Unit who exercises his conversion right on or prior to the tenth anniversary of the Partnership Agreement will be paid, at the time of such conversion, any outstanding Unpaid Balances in the distribution accounts attributable to such Units. However, after the tenth anniversary of the Partnership Agreement, Heritage LP will not be required to pay the holder of an LP Unit who converts such LP Unit into a share of the Company's Common Stock the Unpaid Balances in the holder's distribution accounts if the market value of a share of the Company's Common Stock received upon conversion is equal to at least 110% of the sum of the initial capital contribution and the Unpaid Balances with respect to such LP Unit. Moreover, the Company's obligation to keep its registration statement filed with respect to resales of shares of the Company's Common Stock received upon conversion will expire after ten years. Consequently, Winton Partners who elect not to participate in the Exchange Offer should be aware that the economic consequences of conversion of an LP Unit will change following the tenth anniversary of the Partnership Agreement.

MANAGEMENT

   The Company has the exclusive discretion in the management and control of the business and affairs of Heritage LP, except that the Company may delegate any of its powers to Heritage SGP. The Partnership Agreement grants to the Company broad authority in the exercise of the management and control of Heritage LP. The general partners have complete power to do all things necessary or incident to the management and conduct of the business of Heritage LP.

RIGHTS OF HOLDERS OF LP UNITS

   Holders of LP Units do not have the right to take part in the management or control of the business or affairs of Heritage LP, to transact any business for Heritage LP, or to sign for or bind Heritage LP. The limited partners of Heritage LP, however, have the right to receive tax reports and certain other financial information, the most recent annual, quarterly, and current reports and proxy statements as provided to the Company's stockholders and, upon request, copies of documents as filed by the Company with the

Commission under the Securities Exchange Act of 1934. Holders of LP Units also have the right to inspect certain records of Heritage LP. Upon the requisite vote of the holders of LP Units, such persons will have the right to amend the Partnership Agreement, subject to certain limitations specified in the Partnership Agreement, with the consent of the general partners. The exercise of the foregoing right will require the affirmative vote of the owners of record of more than 50 percent of the LP Units.

LIMITED LIABILITY

   No limited partner will be liable for Heritage LP's debts or other obligations, except to the extent that Heritage LP withholds from or pays on behalf of such limited partner any amount of federal, state, local, or foreign taxes that the Company or Heritage SGP determines that Heritage LP is required to withhold or pay with respect to any amount distributable or allocable to such limited partner pursuant to the Partnership Agreement. The Partnership Agreement requires the general partners to cause Heritage LP to operate in such manner as they deem appropriate to avoid unlimited liability for the limited partners.

TERMINATION AND WINDING UP

   Heritage LP will be dissolved upon the occurrence of any of the following events: (i) the end of its term on December 31, 2086, (ii) the election of the general partners, unless any original limited partner that holds an original LP Unit objects in writing within 30 days of the notice of such election, (iii) entry of a decree of judicial dissolution of Heritage LP, (iv) the sale or other disposition of all or substantially all of Heritage LP's assets and properties,
(v) an event of withdrawal by a general partner as described in Section 17-402 of the Delaware Limited Partnership Act, unless all of the remaining partners agree in writing, within 90 days after such event of withdrawal, to continue the business of Heritage LP and elect one or more additional or successor general partners if necessary or desirable to do so, or (vi) 120 days after the commencement of any proceeding against the last remaining general partner seeking relief under certain statutes, including, among other things, reorganization, liquidation, or dissolution unless all of the remaining partners agree in writing, within 90 days after the occurrence of such event, to continue the business of Heritage LP and to the appointment of a substitute general partner.

   In the event of Heritage LP's dissolution, (a) Heritage LP's affairs will be terminated and wound up, (b) an accounting will be made, (c) Heritage LP's liabilities (including any amounts owed to the partners) will be paid or adequately provided for, and (d) Heritage LP's remaining assets will be distributed to the partners as provided for in the Partnership Agreement.

BOOKS AND RECORDS

   The Partnership Agreement requires the general partners to make available to each limited partner, within 90 days following the close of Heritage LP's fiscal year on December 31, annual information necessary for tax purposes.

   The Partnership Agreement requires the general partners to maintain a list of the names and last known business addresses of all partners at Heritage LP's principal office and to make such list available for review by any limited partner or such partner's representative at reasonable times. The Partnership Agreement also requires the general partners to maintain at the Heritage LP's principal office certain financial statements, a copy of the Certificate of Limited Partnership for Heritage LP and executed copies of any powers of attorney used by Heritage LP to file such certificate, a copy of the Partnership Agreement, certain federal, state, and local income tax records, and a description, including the amount, of the contributions by each partner and the date on which each person became a partner, any of which documents may be inspected by partners at any reasonable time and upon adequate notice.

POWER OF ATTORNEY

   Each limited partner irrevocably designates the Company and Heritage SGP as such limited partner's agent, with full power of substitution, to execute, acknowledge, and file of record the Partnership Agreement, certificates of limited partnership, and any and all other instruments that the general partners deem necessary or appropriate to qualify and continue Heritage LP as a limited partnership and also all conveyances and other instruments as the general partners deem necessary or appropriate to reflect the dissolution and termination of Heritage LP. In addition, the general partners have been designated as the agent of each limited partner to execute, acknowledge, and deliver all conveyance and other instruments that the general partners deem appropriate, in accordance with the Partnership Agreement, to effect the transfer of partnership interests, including assignments on the default of any limited partner, to admit, substitute, or delete partners, to sell, exchange, or dispose of assets or properties of Heritage LP, to borrow money and otherwise enter into financing transactions, and to execute all amendments and/or restatements of the Partnership Agreement. Such power will be deemed to be coupled with an interest and will survive the death of the limited partner.

                              PLAN OF DISTRIBUTION

   This Prospectus covers 2,000,000 shares of Common Stock that may be issued and sold by the Company from time to time in connection with the acquisition by the Company of apartment communities, other assets, and other businesses. It is expected that the terms of any such acquisitions will be determined by negotiations with the owners or controlling persons of the assets or businesses to be acquired and that the shares of Common Stock issued in connection with such acquisitions will be valued at prices reasonably related to market prices current either at the time of agreement on the terms of an acquisition or at or about the time of delivery of such shares.

   No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time in connection with specific acquisitions. Any person receiving such fee may be deemed to be an Underwriter within the meaning of Securities Act.


                                 LEGAL OPINIONS

   The validity of the Common Stock  offered  hereby will be passed upon for the
Company  by  O'Connor,   Cavanagh,   Anderson,   Killingsworth  &  Beshears,   a
professional association, Phoenix, Arizona.


                                     EXPERTS

   The consolidated financial statements of the Company at December 31, 1995 and December 31, 1996 and for each of the three fiscal years in the period ended December 31, 1996, the Combined Historical Summary of Revenues and Certain Operating Expenses of the Winton Properties for the year ended December 31, 1996, the Historical Summary of Revenues and Certain Operating Expenses of London Park Apartments for the year ended December 31, 1996, and the Historical Summary of Revenues and Certain Operating Expenses of La Privada Apartments for the year ended December 31, 1996, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           ASR INVESTMENTS CORPORATION
            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL
                               STATEMENT SCHEDULE


                                                                                        PAGE
                                                                                        ----
ASR INVESTMENTS CORPORATION

Independent Auditors' Report ........................................................... F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996 ........................... F-3
Consolidated Statements of Operations for the years ended
 December 31, 1994, 1995 and 1996 ...................................................... F-4
Consolidated Statements of Cash Flows for the years ended
 December 31, 1994, 1995 and 1996 ...................................................... F-5
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1994, 1995 and 1996 ...................................................... F-6
Notes to Consolidated Financial Statements ............................................. F-7
Unaudited Consolidated Balance Sheets as of March 31, 1997 .............................F-17
Unaudited Consolidated Statements of Operations for the quarters ended
 March 31, 1997 and 1996 ...............................................................F-18
Unaudited Consolidated Statements of Cash Flows for the quarters ended
 March 31, 1997 and 1996 ...............................................................F-19
Unaudited Consolidated Statements of Stockholders' Equity for the quarters ended March 31, 1997 ..................................................................F-20
Notes to Consolidated Financial Statements for the quarters ended
 March 31, 1997 and 1996 ...............................................................F-21

WINTON PROPERTIES

Independent Auditors' Report ...........................................................F-24
Combined Historical Summary of Revenues and Certain Operating Expenses for the year ended December 31, 1996 ...............................................................F-25
Unaudited Combined Historical Summary of Revenues and Certain Operating Expenses for
 the quarter ended March 31, 1997 ......................................................F-26
Notes to Combined Historical Summary of Revenues and Certain Operating Expenses  .......F-27

LONDON PARK APARTMENTS

Independent Auditors' Report ...........................................................F-28
Historical Summary of Revenues and Certain Operating Expenses for the year ended
 December 31, 1996 and the three months ended March 31, 1997 (Unaudited)  ..............F-29
Notes to Historical Summary of Revenues and Certain Operating Expenses  ................F-30

LA PRIVADA APARTMENTS

Independent Auditors' Report ...........................................................F-31
Historical Summary of Revenues and Certain Operating Expenses for the year ended
 December 31, 1996 and the three months ended March 31, 1997 (Unaudited)  ..............F-32
Notes to Historical Summary of Revenues and Certain Operating Expenses  ................F-33

OTHER ACQUISITION COMMUNITIES

Unaudited Combined Historical Summary of Revenues and Certain Operating Expenses
 for the year ended  December 31, 1996 and the three months ended March 31, 1997 .......F-34
Notes to Combined Historical Summary of Revenues and Certain Operating Expenses  .......F-35

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of ASR Investments Corporation.

   We  have  audited  the  accompanying   consolidated  balance  sheets  of  ASR
Investments Corporation as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audit also included the financial statement schedule listed in the Index at Item 14. The financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1996, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, which considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP
Tucson, Arizona
March 18, 1997

                           ASR INVESTMENTS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)


                                                             1995         1996
                                                             ----         ----
ASSETS
  Real estate investments
    Apartments, net of depreciation ...................  $  71,338    $  70,506
    Investments in joint ventures .....................      3,043        2,811
    Construction in progress ..........................                  14,694
    Land held for development .........................      3,928          925
    Other real estate .................................      1,201        1,022
                                                         ---------    ---------
        Total real estate investments .................     79,510       89,958
  Mortgage assets .....................................     11,877        5,039
  Cash ................................................      2,421        2,403
  Other assets ........................................        361          396
                                                         ---------    ---------
        Total assets ..................................  $  94,169    $  97,796
                                                         =========    =========

LIABILITIES
  Real estate notes payable ...........................  $  49,212    $  49,110
  Short-term borrowing ................................      4,495        2,014
  Construction costs payable ..........................                   1,581
  Other liabilities ...................................      3,067        4,989
                                                         ---------    ---------
        Total liabilities .............................     56,774       57,694
                                                         ---------    ---------
COMMITTMENTS AND CONTINGENCIES (NOTE 2, 3 AND 4)
STOCKHOLDERS' EQUITY
  Common Stock, par value $.01 per share, 40,000,000
      shares authorized; 3,303,226 and 3,307,892 shares
      issued ..........................................         33           33
  Additional paid in capital ..........................    155,822      155,964
  Deficit .............................................   (115,497)    (112,964)
  Stock note receivable ...............................       (652)        (385)
  Treasury stock -- 148,731 and 160,742 shares ........     (2,311)      (2,546)
                                                         ---------    ---------
        Total stockholders' equity ....................     37,395       40,102
                                                         ---------    ---------
      Total liabilities and stockholders' equity ......  $  94,169    $  97,796
                                                         =========    =========

See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                          1994        1995        1996
                                                          ----        ----        ----
REAL ESTATE OPERATIONS
  Rental and other income ...........................   $ 12,528    $ 14,034    $ 14,581
  Operating and maintenance expenses ................      4,255       5,259       5,404
  Real estate taxes and insurance ...................      1,242       1,460       1,451
  Interest expense on real estate mortgages .........      3,941       4,387       4,348
  Depreciation and amortization .....................      1,995       2,692       2,819
                                                        --------    --------    --------
     Total operating expenses .......................     11,433      13,798      14,022
                                                        --------    --------    --------
   Income from real estate ..........................      1,095         236         559
                                                        --------    --------    --------

MORTGAGE ASSETS (NOTE 4)
   Prospective yield income .........................      6,433       3,884       2,630
   Income from redemptions and sales ................      4,263       5,302       9,461
   Interest expense .................................     (2,596)       (347)       (181)
                                                        --------    --------    --------
   Income from mortgage assets ......................      8,100       8,839      11,910
                                                        --------    --------    --------

INCOME BEFORE ADMINISTRATIVE EXPENSES AND OTHER
 INCOME (EXPENSE) ...................................      9,195       9,075      12,469
   Administrative expenses (Note 8) .................     (2,216)     (2,983)     (3,203)
   Other income (expense), net ......................        723         462        (425)
                                                        --------    --------    --------
NET INCOME ..........................................   $  7,702    $  6,554    $  8,841
                                                        ========    ========    ========

NET INCOME PER SHARE OF COMMON STOCK AND COMMON STOCK
 EQUIVALENTS.........................................   $   2.48    $   2.09    $   2.80
                                                        ========    ========    ========
AVERAGE SHARES OF COMMON STOCK AND COMMON STOCK
 EQUIVALENTS.........................................      3,100       3,141       3,153
                                                        ========    ========    ========
DIVIDENDS DECLARED PER SHARE ........................   $   0.50    $   2.00    $   2.00
                                                        ========    ========    ========

See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

                                                     1994        1995        1996
                                                     ----        ----        ----
OPERATING ACTIVITIES
Net income .....................................   $  7,702    $  6,554    $  8,841
Principal noncash charges (credits)
  Depreciation and amortization ................      2,083       3,028       3,271
  Reversal of yield maintenance accrual ........                 (2,420)
  Increase in accrual ..........................        324         705         856
                                                   --------    --------    --------
Cash Provided By Operations ....................     10,109       7,867      12,968
                                                   --------    --------    --------

INVESTING ACTIVITIES
Investment in apartments .......................    (67,247)     (7,644)     (2,142)
Investment in joint ventures ...................     (1,364)     (1,895)        (65)
Construction expenditures ......................                            (11,753)
Purchase of land for development ...............                 (3,928)
Other real estate assets .......................     (1,331)      3,985         179
Reduction in mortgage assets ...................     18,916       7,088       6,838
Decrease in other assets .......................      1,330         234          27
                                                   --------    --------    --------
Cash Used In Investing Activities ..............    (49,696)     (2,160)     (6,916)
                                                   --------    --------    --------

FINANCING ACTIVITIES
Issuance of real estate notes payable ..........     52,178       6,895
Payment of loan costs ..........................     (1,342)
Proceeds from construction loan ................                                255
Repayment of notes payable
  Real estate notes ............................     (1,485)     (7,955)       (357)
  Notes secured by mortgage assets .............    (15,640)     (4,002)
Short-term borrowing ...........................                  4,495      (2,481)
Construction costs payable .....................                              1,581
Stock issuance .................................                     45          85
Payment of dividends ...........................     (1,550)     (6,304)     (6,308)
Increase (decrease) in other liabilities .......      1,148        (589)      1,155
                                                   --------    --------    --------
Cash (Used In) Provided by Financing Activities      33,309      (7,415)     (6,070)
                                                   --------    --------    --------

CASH
  (Decrease) during the period .................     (6,278)     (1,708)        (18)
  Balance -- beginning of period ...............     10,407       4,129       2,421
                                                   --------    --------    --------
  Balance -- end of period .....................   $  4,129    $  2,421    $  2,403
                                                   ========    ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid ..................................   $  7,367    $  5,033    $  4,525
                                                   ========    ========    ========

See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                                          COMMON
                                                  ADDITIONAL                             STOCK IN
                              NUMBER OF    PAR     PAID-IN                    NOTES      TREASURY-
                               SHARES     VALUE    CAPITAL      DEFICIT     RECEIVABLE    AT COST     TOTAL
                               ------     -----    -------      -------     ----------    -------     -----
Balance, January 1, 1994....   3,249       $32     $155,126    ($121,899)                ($2,311)    $30,948
Net income .................                                       7,702                               7,702
Dividends declared .........                                      (1,550)                             (1,550)
                               -----       ---     --------    ---------      -----      -------     -------
Balance, December 31, 1994..   3,249        32      155,126     (115,747)                 (2,311)     37,100
Net income .................                                       6,554                               6,554
Dividends declared .........                                      (6,304)                             (6,304)
Stock issuance .............      54         1          696                   ($652)                      45
                               -----       ---     --------    ---------      -----      -------     -------
Balance, December 31, 1995..   3,303        33      155,822     (115,497)      (652)      (2,311)     37,395
Net income .................                                       8,841                               8,841
Dividends declared .........                                      (6,308)                             (6,308)
Stock issuance (repurchase).       5                     53                     267         (235)         85
Other ......................                             89                                               89
                               -----       ---     --------    ---------      -----      -------     -------
Balance, December 31, 1996..   3,308       $33     $155,964    ($112,964)     ($385)     ($2,546)    $40,102
                               =====       ===     ========    =========      =====      =======     =======

See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the Years Ended December 31, 1994, 1995 and 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BUSINESS -- ASR Investments Corporation (the Company) is a real estate investment trust engaged in the acquisition and operation of apartment communities in the Southwestern United States. At December 31, 1996, the Company owned 25 apartment communities (including six owned through joint ventures) located in Arizona, Texas and New Mexico. In addition, the Company continues to hold mortgage assets and use the cash flows for apartment acquisitions, operations, payment of dividends and other corporate purposes.

   PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in joint ventures are accounted on the equity method as the Company does not own a controlling interest. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

   COMMON STOCK -- On July 7, 1995, the Company effected a reverse stock split under which one new share of common stock was issued in exchange for five shares of outstanding stock. Accordingly, the consolidated financial statements reflect the reverse stock split and the number of common stock issued and the per share amounts have been adjusted for the reverse stock split for all years.

   REAL ESTATE ASSETS AND DEPRECIATION -- Real estate is recorded at cost. Depreciation is computed on a declining balance basis over the estimated remaining useful lives of the assets, which are 27 1/2 years for buildings and improvements and 7 years for furniture, fixture and equipment. Expenditures for ordinary maintenance and repairs are charged to operations as incurred and significant renovations and improvements that improve or extend the useful life of the asset are capitalized.

   REVENUE RECOGNITION -- Rental income is recorded when due from tenants and is recognized monthly as it is earned, which is generally on a straight line basis.

   DEFERRED LOAN COSTS -- Deferred loan costs are amortized using the interest method over the terms of the related debt.

   MORTGAGE ASSETS -- The Company owns mortgage interests which entitle it to receive the excess of the cash flows on pools of mortgage instruments over the required payments on a series of structured financings which they secure. The Company also has the right to cause the early redemption of the structured financings under specified limited conditions; in such event, the mortgage instruments are sold and the net proceeds after the redemption of the structured financing are remitted to the Company. Redemption transactions occur from time to time as specified conditions are met rather than on a monthly or quarterly basis; therefore, the amount of net proceeds and the income from the redemption transactions fluctuates significantly between periods.

   Presentation and Income Recognition. Mortgage assets are stated at their net investment amounts. Income is recognized using the prospective yield method prescribed by EITF 89-4. Under this method, an effective yield is calculated at the beginning of an accounting period using the then net carrying value of the asset and the estimated future net cash flow assuming no early redemption. The estimated future net cash flow is calculated using variable interest rates and current projected mortgage prepayment rates for the underlying mortgages. The calculated yield is used to accrue income for the accounting period. Actual cash flow received is first applied to the accrued income and any remaining amount is used to reduce the carrying value of the asset. Income from early redemption is recognized when the transaction is completed.

   INCOME TAXES -- The Company has elected to be taxed as a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended. As a REIT, the Company must distribute to its stockholders at least 95% of the higher of (i) its annual taxable income after the use of net operating loss carryforward or (ii) its annual excess inclusion income. Accordingly, no provision has been made for income taxes in the accompanying consolidated financial statements.

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1994, 1995 and 1996 -- (Continued)

   EARNINGS PER SHARE -- Earnings per share are computed using the weighted average number of shares of common stock and common stock equivalents (if dilutive) outstanding during the year.

   USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect some of the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   STOCK COMPENSATION -- In October 1995, the Financial Accounting Standards Board issued FASB No. 123, "Accounting for Stock-Based Compensation." This statement encourages, but does not require, companies to adopt a new accounting method for stock-based compensation awards. Companies that do not adopt the new accounting method are required to provide the disclosures required by the Statement for any awards made in 1995 and after. After December 15, 1994, the Company has not made any awards that would have been treated differently in the determination of net income under FASB No. 123 and accordingly, pro forma presentation is not required.

   ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS -- The Company has adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets," which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) from an asset to be held and used is less than the carrying amount of the asset, an impairment loss must be recorded for the difference between the carrying amount and the fair value. SFAS No. 121 had no impact on the Company's consolidated financial statements.

   NEW ACCOUNTING STANDARD -- In June 1996, the Financial Accounting Standards Board issued FASB No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", which requires an entity to recognize the financial and servicing assets it controls and liabilities it has incurred and to derecognize when controls has been surrendered in accordance with the criteria provided in the Statements. The new statement is applicable prospectively to transactions occurring after 1996. Based on current circumstances, the Company believes the application of the new rules will not have a material impact on the financial statements.

   RECLASSIFICATION -- Certain reclassifications have been made to conform the prior years with the current year presentation.

2. REAL ESTATE INVESTMENTS

WHOLLY OWNED APARTMENTS

   In January 1994, the Company acquired its initial portfolio of seventeen apartment communities (2,461 units) located in Tucson, Arizona, Houston, Texas, and Albuquerque, New Mexico. In February 1995, the Company acquired a 222-unit apartment community in Mesa, Arizona. At December 31, 1996 and 1995, investment in apartments consisted of the following (in thousands):


                                                    1995        1996
                                                    ----        ----
         Land .................................   $ 15,514    $ 15,514
         Building and improvements ............     57,214      58,476
         Accumulated depreciation .............     (4,687)     (7,504)
         Restricted cash and deferred loan fees      3,297       4,020
                                                  --------    --------
         Apartments, net ......................   $ 71,338    $ 70,506
                                                  ========    ========

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1994, 1995 and 1996 -- (Continued)

INVESTMENTS IN JOINT VENTURES

   The Company has acquired six apartment communities (1,441 units) in Phoenix and Tucson, Arizona through joint ventures with a pension plan affiliate of Citicorp. The Company is a 15% equity partner and the managing partner or managing member of the joint ventures. The Company is entitled to receive between 15% and 51% of the total profits and cash flows depending on the financial performance of the joint ventures. The condensed combined financial statements for the joint ventures are as follows (in thousands):

CONDENSED COMBINED BALANCE SHEETS


                                                        DECEMBER 31,
                                                     -----------------
                                                       1995      1996
                                                       ----      ----
          Real estate, at cost net of depreciation   $54,489   $53,590
          Cash and other assets ..................     2,133     1,693
                                                     -------   -------
            Total Assets .........................   $56,622   $55,283
                                                     =======   =======
          Notes payable ..........................   $35,754   $35,833
          Other liabilities ......................       575       731
                                                     -------   -------
            Total Liabilities ....................    36,329    36,564
                                                     -------   -------
          Equity
            The Company ..........................     3,043     2,811
            Joint Venture Partner ................    17,250    15,908
                                                     -------   -------
          Total Equity ...........................    20,293    18,719
                                                     -------   -------
          Total Liabilities and Equity ...........   $56,622   $55,283
                                                     =======   =======

CONDENSED COMBINED STATEMENT OF OPERATIONS


                                         YEARS ENDED DECEMBER 31,
                                      -----------------------------
                                        1994       1995       1996
                                        ----       ----       ----
           Revenues ................  $ 1,263    $ 7,014    $ 9,138
           Operating expenses ......     (551)    (3,110)    (3,688)
           Interest expense ........     (373)    (2,338)    (2,879)
           Depreciation ............     (283)    (1,437)    (1,979)
                                      -------    -------    -------
           Net Income ..............  $    56    $   129    $   592
                                      =======    =======    =======
           Allocation of Net Income
             The Company ...........  $     9    $    19    $    89
             Joint Venture Partner..  $    47    $   110    $   503

   In November 1996, the partner in the six joint ventures initiated the "buy-sell" provision in the joint venture agreements. The Company elected to acquire the 85% interest in one joint venture from its partner and to sell to its partner the Company's 15% interest in the other five joint ventures. The purchase would increase the Company's investment in wholly owned apartments by approximately $25,500,000 and real estate notes payable by $19,000,000. The sale of the interests in the five joint ventures would result in net proceeds of approximately $2,000,000 and would not have a significant impact on income. The transactions are scheduled to be completed in April 1997.

CONSTRUCTION IN PROGRESS

   In March 1996, the Company began construction of a 356-unit apartment community, Finisterra Apartments in Tempe, Arizona. The total cost is estimated be approximately $21,000,000. As of December 31, 1996, the Company had invested $14,694,000 of its own cash and began the lease up phase in

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1994, 1995 and 1996 -- (Continued)

December 1996. The Company has obtained a $15,350,000 construction loan of which $255,000 was outstanding at December 31, 1996. In February 1997, the Company received funding of $9,860,000 from the loan.

   Operating income from apartments is affected primarily by rental rates, occupancy rates and operating expenses. Rental rates and occupancy rates are affected by the strength of the local economy, the local housing market and the supply of and demand for new apartment communities.

3. PENDING ACQUISITION

   In November 1996, the Company entered into an agreement to acquire up to 13 apartment communities and one office building as well as the related property management company. The apartment communities contain a total of 2,260 units and the office building totals approximately 73,000 square feet. The Company will pay up to $3,100,000 in cash, issue approximately 1,623,000 shares of common stock and assume or refinance existing first mortgage loans of approximately $49.3 million. The Company will also issue approximately 70,300 shares of common stock for the property management company and the owner of the management company will become an executive officer and appointed to the Board of Directors of the Company.

   Of the 13 apartment communities, six (937 units) are located in Houston, Texas, five (989 units) are located in Dallas, Texas and two (334 units) are located in Pullman, Washington. The office building is located in Seattle, Washington.

   As a part of the above transaction, the Company also concurrently entered into an agreement to acquire the entire ownership interests of Pima Mortgage L.P. (the "Manager") and Pima Realty Advisors, Inc. (the "Property Manager") for 262,000 shares of common stock. As a result of the acquisition, the Company will become a self-administered and self-managed REIT. The owners of the Manager will continue to be executive officers and members of the Board of Directors of the Company. See Note 8 for information on the current arrangement with the Manager and the Property Manager.

   The sellers have approved the sale subject to ASR obtaining the approval of its stockholders. The issuance of ASR common stock for the transaction and the acquisition of the Manager and Property Manager are subject to approval by the stockholders of the Company. The Company has distributed proxy materials for a special meeting of the stockholders to be held in April 1997. Assuming the stockholders approve the transaction, closing is anticipated to occur soon thereafter.

4. MORTGAGE ASSETS

INCOME

   For 1995 and 1996, the average carrying value of the mortgage assets was $14,827,000 and $8,118,000, respectively, and the average prospective yield was 35% and 28%, respectively. At December 31, 1996 and 1995, the prospective yield was 38% and 29%.

   During 1996, the Company sold or exercised its redemption rights on nine mortgage assets for net proceeds of $13,625,000 and income of $9,461,000. During 1995, the Company exercised its redemption rights on five mortgage assets for net proceeds of $6,348,000 and income of $2,882,000. Using proceeds from one of the redemptions, in 1995, the Company prepaid its notes payable secured by mortgage assets and recorded income of $2,420,000 for the reversal of the excess yield maintenance accrual on such notes payable. The income was included in the 1995 income from redemptions and sales of mortgage assets. During 1994, the Company exercised its redemption rights on four mortgage assets for net proceeds of $11,227,000 and income of $4,263,000. In January 1997, the Company exercised the redemption rights on three mortgage assets and realized total net proceeds of $6,800,000 and income of $5,320,000.

   The cash flows and prospective yield income are affected primarily by mortgage prepayment rates and short-term interest rates. Higher mortgage prepayment rates or higher short-term rates reduce the

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1994, 1995 and 1996 -- (Continued)

income and total cash flows over the life of the mortgage assets. Income from mortgage asset redemptions is affected by the timing of meeting the specified conditions for redemptions and the value of the underlying mortgage instruments. As a result, mortgage asset redemptions do not occur on a regular basis and the income can fluctuate significantly between periods. In addition, redemption of mortgage assets reduces the prospective yield income in future periods.

HEDGING TRANSACTIONS

   In 1992, the Company executed short sales of Eurodollar Futures Contracts on the International Monetary Market exchange to hedge against the interest rate impact on mortgage asset cash flows in 1995. The effect of the Futures Contracts was to "fix" the interest rate on $190,000,000 of the structured financing at approximately 6.75% for 1995. In 1994, the Company closed out its Futures Contract position and realized a gain of $1,152,000 which was recorded as a reduction in the carrying value of the mortgage assets. Because of (1) the decline in importance of mortgage assets as a result of the Company's emphasis on investments in apartments and (2) the decline in the amount of variable rate structured financing underlying the mortgage assets, the Company no longer plans to invest in similar hedging transactions and had no such investments at December 31, 1996 and 1995.

5. NOTES PAYABLE

REAL ESTATE NOTES PAYABLE

   The apartment communities acquired in January 1994 were financed by first mortgage loans totaling $45,700,000 and seller carryback notes of $6,500,000. The first mortgage loans are nonrecourse and non-cross collateralized. They generally have a ten year term and bear fixed interest rates ranging from 8.5% to 10.1%, with a weighted average fixed rate of 8.6% at December 31, 1995 and 1996. The wholly owned 222-unit community in Mesa, Arizona, which was purchased in February 1995, was financed by a $3,770,000 first mortgage loan bearing interest at 225 basis points over three-month LIBOR. In July 1996, the loan was refinanced by a $3,800,000 first mortgage loan bearing 8.05% interest rate and a ten year term. Amortization of deferred loan costs was $88,000, $120,000 and $155,000 for 1994, 1995 and 1996.

   The seller carryback notes were unsecured, bore a fixed interest rate of 7.5% and were to be amortized over a three-year period ending February 1, 1997 with monthly principal and interest payments of $202,000. As provided for by the note agreements, the Company repaid the notes in 1995 at a discount of $311,000 which was recorded as a credit to income.

   The scheduled maturities of the real estate notes payable are as follows (in thousands):


                         1997 ...............   $ 2,646
                         1998 ...............       513
                         1999 ...............       558
                         2000 ...............       608
                         2001 ...............       661
                         2002-2006  .........    44,124
                                                -------
                           Total ............   $49,110
                                                =======

   As discussed in Note 2, the Company has obtained a $15,350,000 construction loan to finance the construction of its Finisterra apartment community. The loan bears interest at 1% per annum above the bank's prime rate. The interest rate at December 31, 1996 was 9.25%. At December 31, 1996, the amount outstanding was $255,000 and is included in the real estate notes payable amount on the financial statements. In February 1997, the Company received funding of $9,860,000 from the loan.

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1994, 1995 and 1996 -- (Continued)

   SHORT-TERM BORROWING -- At December 31, 1995 and 1996, the Company had short-term borrowing of $4,495,000 and $2,014,000. These borrowings were secured by mortgage assets with a total carrying value of $6,639,000 and $3,084,000, respectively. The interest rate averaged 6.35% and 6.55% during 1995 and 1996 and was at 6.69% and 6.88% at December 31, 1995 and 1996.

6. STOCK OPTIONS

   The Company has two stock option plans which are administered by the Board of Directors. The purpose of the plans is to provide a means of performance-based compensation to attract and retain directors and key personnel.

   Under the plans, options to acquire a maximum of 140,000 shares of the Company's common stock may be granted at an exercise price not less than the fair market value of the stock. The options expire ten years after the date of grant. Upon exercise of the options, the Company can elect to distribute cash in lieu of shares.

   In addition, in connection with the renewal of the management agreement for 1994, the Company and the Manager agreed to eliminate the incentive management fee provision and the Company granted to the partners of the Manager non-qualified options to purchase 309,800 shares of common stock and 90,200 shares of stock appreciation rights ("SARs") with an exercise price of $8.60 per share. The exercise price was 10% above the closing market price of the common stock on the grant date. The holders will also receive payments equal to the product of the per share dividend amount times the number of options and SARs outstanding. Upon exercise of the options, the Company can elect to distribute cash in lieu of shares. The options and SARs will expire in December 1998. As of December 31, 1996, all of the options and SARs are exercisable and none of them have been exercised. In February 1997, two partners of the Manager exercised their share of SARs (30,067 per partner) and the Company paid approximately $881,000 in total for the excess of the market price over the exercise price.

   In 1995, certain holders exercised options to purchase 50,496 shares by giving full recourse notes totaling $652,000 to the Company. In 1996, one holder exercised additional options of 2,667 shares by giving a full recourse note totaling $30,000 to the Company. The notes are secured by the shares of common stock issued and bear interest at the prime rate plus 1%. The notes are due on December 31, 1998 and can be repaid by giving the Company shares of common stock owned by the optionholders based on the then market price on the common stock. During 1996, two optionholders paid off their notes of $297,000 using 12,011 of common stock and cash of $61,842. Notes outstanding at December 31, 1996 totaled $385,000.

   During 1996, the Company granted to three employees 165,000 SARs that expire December 16, 1998, in lieu of a salary or bonus compensation plan. The employee receives payments equal to the product of the per share dividend amount times the number of SARs outstanding. At December 31, 1996, 165,000 stock appreciation rights were outstanding under this compensation plan. During 1996, as a result of the increase in the Company's common stock price, the Company recorded an accrual for the SARs of approximately $750,000 which is included in administration expenses. In February 1997, the three employees exercised 71,666 shares of the SARs and repaid Company advances of $92,000.

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1994, 1995 and 1996 -- (Continued)

   Information on all stock options and stock appreciation rights granted is summarized below:

                                                                          WEIGHTED
                                            NUMBER OF     OPTION PRICE     AVERAGE
                                             SHARES        PER SHARE    EXERCISE PRICE
                                             ------        ---------    --------------
Stock Options:
Outstanding at December 31, 1994  .......    412,240     $ 8.13-$20.90     $10.02
Options exercised .......................    (54,496)    $11.25-$13.13     $12.80
                                             -------
Outstanding at December 31, 1995  .......    357,744     $ 8.13-$20.90     $ 9.60
Options exercised .......................     (4,666)    $11.25            $11.25
                                             -------
Outstanding and exercisable at
 December 31, 1996 ......................    353,078     $ 8.13-$20.90     $ 9.60
                                             =======
Options at December 31, 1996 consisted
 of the following:
  1991 options granted ..................     24,420     $20.00-$20.90     $20.07
  1990, 1992-1994 options granted .......    328,658     $ 8.13-$13.13     $ 8.80
                                             -------
Outstanding at December, 31 1996  .......    353,078     $ 8.13-$20.90     $ 9.60
                                             -------
Stock Appreciation Rights:
Outstanding at December 31, 1994  .......     90,200     $ 8.60            $ 8.60
SARs granted ............................          0
                                             -------
Outstanding at December 31, 1995  .......     90,200     $ 8.60            $ 8.60
SARs granted ............................    165,000     $16.50-$16.63     $16.55
                                             -------
Outstanding at December 31, 1996  .......    255,200     $ 8.60-$16.50     $13.74
                                             =======
SARs exercisable at December 31, 1996 ...    200,200     $ 8.60-$16.50     $ 9.91
                                             =======

   At December 31, 1996, the weighted average contractual life of the above stock options and stock appreciation rights was 2.4 and 2.0 years, respectively.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No.107, "Disclosures about Fair Values of Financial Instruments." Although management uses its best judgement in estimating the fair value of these instruments, there are inherent limitations in any estimation technique and the estimates are thus not necessarily indicative of the amounts which the Company could realize on a current transaction.

BASIS OF ESTIMATES

   Mortgage Assets. The fair value of mortgage assets is generally dependent on interest rate and other economic factors, including (1) the characteristics of the asset, (2) estimates of future cash flows and (3) the discount rate used to calculate the present value of the cash flows. The market for the Company's mortgage assets is very illiquid and traded prices are determined on a privately negotiated basis. Thus, except for three mortgage assets on which the Company has exercised the redemption rights in January 1997 for total net gains of $5,320,000, the Company uses their carrying values as the estimated fair values.

   Management believes, however, that it is meaningful to provide the following present value of the estimated cash flows using the interest rates and mortgage prepayment rates as of December 31, 1996. The estimates without redemptions assume that the mortgage assets are held until the stated maturity (with the exception of the three mortgage assets on which the Company exercised the redemption rights in

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1994, 1995 and 1996 -- (Continued)

January 1997 for net gains of approximately $5,320,000). The estimates with redemptions assume that the Company would exercise the redemption rights at the earliest dates and sell the mortgage instruments at the estimated market prices as of December 31, 1996. (Dollars in thousands.)


                     DISCOUNT         WITHOUT        WITH
                       RATE         REDEMPTIONS   REDEMPTIONS
                       ----         -----------   -----------
                        10% .......   $ 13,657      $ 26,938
                        20% .......     11,754        22,447
                        30% .......     10,757        19,151
                        40% .......     10,074        16,703
                        50% .......      9,558        14,861

   Real Estate Notes Payable. The Company has used the carrying value of real estate notes payable as their fair value. At December 31, 1996, the interest rates on the Company's notes payable approximated the market rates for debt instruments with similar terms and maturities.

   Short-term borrowing. The Company has used the carrying value of short-term borrowing as its fair value as the interest rates are adjusted monthly and the maturity terms are less than one year.

ESTIMATED FAIR VALUES (in thousands):


                                                  CARRYING   ESTIMATED
                                                    AMOUNT   FAIR VALUE
                                                    ------   ----------
            Mortgage assets ....................   $ 5,039      $10,359
            Real estate notes payable ..........    49,110       49,110
            Short-term borrowing ...............     2,014        2,014

8. RELATED PARTY TRANSACTIONS

   Subject to the supervision of the Company's Board of Directors, Pima Mortgage Limited Partnership (the "Manager") manages the day-to-day operations of the Company pursuant to a management agreement which has a current term through December 31, 1997. Pursuant to the agreement, the Manager receives a base management fee of 3/8 of 1% per annum of the Company's average invested assets before deduction for reserves and depreciation. The management fees for 1994, 1995 and 1996 were $544,000, $374,000 and $386,000, respectively.

   Under the agreement, the Manager must reimburse the Company for any management fees received for the year to the extent that the operating expenses (as defined) for the year exceed the greater of 2% of the Company's average invested assets or 25% of its net income (as defined), unless the unaffiliated directors determine that a higher level of expenses is justified for such year. There were no such excess operating expenses in 1994, 1995 and 1996. Additionally, if the agreement is terminated without cause (as defined) or not renewed on terms as favorable to the Manager, the Manager will be entitled to receive the management fees relating to the invested assets purchased prior to the termination date, for a three-year period as if the agreement had remained in effect.

   Under the agreement, the Manager also performs certain analyses and other services in connection with the administration of structured financing related to the Company's mortgage assets. For such services, the Company paid the Manager $247,500 for 1994, $216,000 for 1995, and $193,000 for 1996.

   As discussed in Note 6, the Company and the Manager agreed to eliminate the incentive fee provision in the management agreement beginning with 1994. The Company granted to the owners of the Manager options and stock appreciation rights ("SARs") that provide for dividend equivalent payments based on the per share amounts of dividends paid on the common stock. In 1994, 1995 and 1996, the dividend equivalent payments were $200,000, $800,000 and $800,000 which are included in administrative

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1994, 1995 and 1996 -- (Continued)

expenses. As a result of the increase in the common stock price, the Company recorded an accrual for the SARs of $324,000 in 1994, $705,000 in 1995 and $101,000 in 1996, which amounts are included in administrative expenses.

   The Company has entered into a property management agreement with Pima Realty Advisors, Inc. (the "Property Manager"), an affiliate of the Manager, for each of its apartment properties. Under the property management agreements, the Property Manager provides the customary property management services at its cost without profit or distributions to its owners, subject to the limitation of the prevailing management fee rates for similar properties in the market. The costs are allocated to the Company monthly based on the ratio of the number of units owned by the Company relative to the total apartment units managed by the Property Manager. The costs allocated to the Company for 1994, 1995 and 1996 were $184,000, $417,000 and $466,000 respectively (net of an allocated credit of $246,000 applicable only in 1994), which were equal to approximately 1.4%, 3.0% and 3.2% of rental and other income.

   As discussed in Note 3, the Company has entered into an agreement to acquire the entire ownership interest of the Manager and the Property Manager for 262,000 shares of common stock. As a result of the acquisition, the Company will become a self-administered and self-managed REIT. The owners of the Manager would continue to be executive officers and members of the Board of Directors of the Company.

9. TAXABLE INCOME (LOSS)

   As of December 31, 1996, the Company had an estimated net operating loss ("NOL") carryforward of $75,904,000 which can be used to offset taxable income other than excess inclusion income through 2009 (1999 for state taxes). The 1994, 1995 and 1996 dividends consist of the following:


                                        1994      1995      1996
                                        ----      ----      ----
              Ordinary Income ......    90.0%     14.5%      8.5%
              Long Term Capital Gain     --        --       69.0%
              Return of Capital ....    10.0%     85.5%     22.5%

   In 1994, 1995, and 1996, the Company had excess inclusion income from the residual interest in certain real estate mortgage investment conduits ("REMICs") which cannot be used to offset operating losses (including NOL carryforward) and deductions from other sources. Under the current tax law for REITs, excess inclusion income is required to be distributed as dividends. Substantially, all of the ordinary income for these years is excess inclusion income.

   Net income reported in the accompanying consolidated financial statements is different than the taxable income due to the reporting of some income and expense items in different periods for income tax purposes. The difference consists primarily of (1) reserves taken on mortgage assets in prior years which were not allowed for income taxes, (2) differences in income recognition methods on mortgage assets and (3) excess inclusion income for tax purposes. These timing differences will reverse in future years.

   Taxable income for 1996 is subject to change when the Company prepares and files its income tax returns. The taxable income amounts also are subject to adjustments, if any, resulting from audits of the Company's tax returns by the Internal Revenue Service.

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For the Years Ended December 31, 1994, 1995 and 1996 -- (Continued)

10. QUARTERLY FINANCIAL DATA (UNAUDITED)
(Dollars in Thousands Except Per Share Amounts)


                                           NET INCOME
                               TOTAL    ------------------  DIVIDEND
                               INCOME   AMOUNT   PER SHARE  PER SHARE
                               ------   ------   ---------  ---------
          1994
          ----
          First .............  $5,263   $1,218     $0.56    $   --
          Second ............   7,369    2,698      0.85        --
          Third .............   6,228    2,074      0.65        --
          Fourth ............   5,087    1,712      0.55       0.50

          1995
          ----
          First .............  $7,983   $3,359     $1.08    $  0.50
          Second ............   6,410    2,015      0.65       0.50
          Third .............   4,798      570      0.18       0.50
          Fourth ............   4,491      610      0.18       0.50

          1996
          ----
          First .............  $6,429   $2,340     $ .74    $  0.50
          Second ............   7,529    3,326      1.05       0.50
          Third .............   7,129    2,092       .66       0.50
          Fourth ............   5,585    1,083       .35       0.50

                         ASR INVESTMENTS CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                     MARCH 31, 1997 AND DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)


                                                     1997         1996
                                                     ----         ----
                                                   (UNAUDITED)
     Assets
      Real estate investments
        Apartments, net of depreciation ........   $  74,855    $  70,506
        Investments in joint ventures ..........       2,788        2,811
        Construction in progress ...............      18,528       14,694
        Land held for development ..............         925          925
        Other real estate ......................       1,617        1,022
                                                   ---------    ---------
          Total real estate investments ........      98,713       89,958
        Mortgage assets ........................       3,270        5,039
        Cash ...................................      10,781        2,403
        Other assets ...........................       1,269          396
                                                   ---------    ---------
          Total assets .........................   $ 114,033    $  97,796
                                                   =========    =========
     Liabilities
       Real estate notes payable ...............   $  52,477    $  48,855
       Construction loan payable ...............      10,224          255
       Short-term borrowing ....................         500        2,014
       Construction costs payable ..............       1,070        1,581
       Other liabilities .......................       4,665        4,989
                                                   ---------    ---------
          Total liabilities ....................      68,936       57,694
                                                   ---------    ---------
     Committments and Contingencies

     Stockholders' Equity
       Common Stock, par value $.01 per share,
         40,000,000 shares authorized; 3,394,392
         and 3,307,892 shares issued ...........          34           33
       Additional paid in capital ..............     157,496      155,875
       Deficit .................................    (109,502)    (112,875)
       Stock notes receivable ..................        (385)        (385)
       Treasury stock -- 160,742 shares ........      (2,546)      (2,546)
                                                   ---------    ---------
          Total stockholders' equity ...........      45,097       40,102
                                                   ---------    ---------
        Total liabilities and stockholders'
          equity ...............................   $ 114,033    $  97,796
                                                   =========    =========
See Notes to Consolidated Financial Statements.

                         ASR INVESTMENTS CORPORATION
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE QUARTERS ENDED MARCH 31, 1997 AND 1996
                   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)


                                                       1997       1996
                                                       ----       ----
       Real Estate Operations
         Rental and other income .................   $ 3,702    $ 3,642
                                                     -------    -------
         Operating and maintenance expenses ......     1,343      1,254
         Real estate taxes and insurance .........       341        360
         Interest expense on real estate mortgages     1,123      1,082
         Depreciation and amortization ...........       680        680
                                                     -------    -------
           Total operating expenses ..............     3,487      3,376
                                                     -------    -------
         Income from real estate .................       215        266
                                                     -------    -------
       Mortgage Assets
         Prospective yield income ................       330        770
         Income from redemptions and sales .......     5,338      1,977
         Interest expense ........................       (17)       (75)
                                                     -------    -------
         Income from mortgage assets .............     5,651      2,672
                                                     -------    -------
       Income Before Administrative Expenses and
         Other Income (Expense) ..................     5,866      2,938
         Administrative expenses .................    (1,107)      (638)
         Other income (expense), net .............       187         40
                                                     -------    -------
       Net Income ................................   $ 4,946    $ 2,340
                                                     =======    =======
       Net Income Per Share of Common Stock and
         Common Stock Equivalents ................   $  1.52    $  0.74
                                                     =======    =======
       Average Shares of Common Stock and Common
         Stock Equivalents .......................     3,159      3,154
                                                     =======    =======
       Dividends Declared Per Share ..............   $  0.50    $  0.50
                                                     =======    =======
See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE QUARTERS ENDED MARCH 31, 1997 AND 1996
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                     1997        1996
                                                     ----        ----
        OPERATING ACTIVITIES
        Net income .............................   $  4,946    $  2,340
        Principal noncash charges (credits)
          Depreciation and amortization ........        785         783
          Increase in accrual ..................        513
                                                   --------    --------
        Cash Provided By Operations ............      6,244       3,123
                                                   --------    --------
        INVESTING ACTIVITIES
        Investment in apartments ...............     (4,984)       (427)
        Investment in joint ventures ...........        (49)         50
        Construction expenditures ..............     (3,834)     (1,024)
        Purchase of land for development .......                    (60)
        Other real estate assets ...............       (595)         80
        Reduction in mortgage assets ...........      1,769       1,095
        Increase in other assets ...............       (873)       (240)
                                                   --------    --------
        Cash Used In Investing Activities ......     (8,566)       (526)
                                                   --------    --------
        FINANCING ACTIVITIES
        Issuance of real estate notes payable ..      3,700
        Payment of loan costs ..................        (78)
        Proceeds from construction loan ........      9,969         221
        Repayment of real estate notes .........        (78)       (137)
        Short-term borrowing ...................     (1,514)         92
        Construction cost payable ..............       (511)
        Stock issuance .........................      1,622
        Payment of dividends ...................     (1,573)     (1,577)
        (Decrease) increase in other liabilities       (837)        442
                                                   --------    --------
        Cash Provided By (Used In) Financing
          Activities ...........................     10,700        (959)
                                                   --------    --------
        Cash
          Increase during the period ...........      8,378       1,638
          Balance -- beginning of period .......      2,403       2,421
                                                   --------    --------
          Balance -- end of period .............   $ 10,781    $  4,059
                                                   ========    ========
        Supplemental Disclosure of Cash Flow
          Information
        Interest Paid ..........................   $  1,181    $  1,160
                                                   ========    ========
        Interest Captalized ....................   $    205    $     82
                                                   ========    ========
See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                           COMMON
                                                  ADDITIONAL                              STOCK IN
                              NUMBER OF    PAR     PAID-IN                    NOTES      TREASURY --
                               SHARES     VALUE    CAPITAL      DEFICIT     RECEIVABLE    AT COST      TOTAL
                               ------     -----    -------      -------     ----------    -------      -----
Balance, December 31, 1996..   3,308       $33     $155,875    ($112,875)     ($385)      ($2,546)    $40,102
Net income .................                                       4,946                                4,946
Dividends declared .........                                      (1,573)                              (1,573)
Stock issuance .............      86         1        1,621                                             1,622
                               -----       ---     --------    ---------      -----       -------     -------
Balance, March 31, 1997  ...   3,394       $34     $157,496    ($109,502)     ($385)      ($2,546)    $45,097
                               =====       ===     ========    =========      =====       =======     =======

See Notes to Consolidated Financial Statements.

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Quarters Ended March 31, 1997 and 1996

1. BASIS OF PRESENTATION

   The accompanying interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries (collectively the "Company"). Investments in joint ventures in which the Company does not own a controlling interest are accounted for under the equity method. All significant inter-company balances and transactions have been eliminated. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. They do not include all of the information and disclosures generally required for annual financial statements. These interim operating results are not necessarily indicative of the results that may be expected for the entire year. These interim consolidated financial statements should be read in conjunction with the December 31, 1996 audited consolidated financial statements and notes thereto.

   Reclassification -- Certain reclassifications have been made to conform the prior year with the current year presentation.

   New Accounting Standard -- In February 1997, the Financial Accounting Standards Board issued FASB No. 128, "Earnings Per Share", which establishes new standards for computing and presenting earnings per share (EPS). It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The new statement is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company has not determined the effect of application of SFAS No. 128 on the financial statements at this time.

2. REAL ESTATE INVESTMENTS

   At December 31, 1996, the Company owned directly nineteen apartment communities (3,039 units) located in Arizona, Texas, and New Mexico. In March 1997, the Company acquired a 266-unit apartment community in northwest Houston, Texas. The purchase price was approximately $4,450,000 and the Company expects to invest $700,000 in capital improvements. The Company obtained a new mortgage loan of $3,700,000 with a fixed rate of 8.39%. The Company issued 86,500 shares of common stock for net proceeds of $1,622,000 to provide for the cash used in the acquisition. As of March 31, 1997 and December 31, 1996, the Company's directly owned apartment communities consisted of the following (in thousands):


                                                    1997        1996
                                                    ----        ----
         Land .................................   $ 15,514    $ 15,514
         Building and improvements ............     63,294      58,476
         Accumulated depreciation .............     (8,184)     (7,504)
         Restricted cash and deferred loan fees      4,231       4,020
                                                  --------    --------
         Apartments, net ......................   $ 74,855    $ 70,506
                                                  ========    ========


   In March 1996, the Company began construction of a 356-unit apartment community, Finisterra Apartments, in Tempe, Arizona. The total cost is estimated to be approximately $21,000,000. As of March 31, 1997 and December 31, 1996, the Company had invested $18,528,000 and $14,694,000 in construction in progress. The Company has obtained a $15,350,000 construction loan of which $10,224,000 and $255,000 were outstanding at March 31, 1997 and December 31, 1996. The Company has begun the lease-up phase and anticipates construction to be substantially completed at the end of the third quarter.

   In addition, at March 31, 1997, the Company owned six apartment communities (1,441 units) located in Arizona through joint ventures with a pension plan affiliate of Citicorp. The Company is a 15% equity

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          For the Quarters Ended March 31, 1997 and 1996 -- (Continued)

partner and the managing partner or managing member of the joint ventures. On May 1, 1997, the Company acquired the remaining interest in one joint venture and sold its interests in the other five joint ventures. See Note 3 for additional information.

3. SUBSEQUENT REAL ESTATE ACQUISITIONS

   On April 30, 1997, the Company completed the acquisition of 13 apartment communities containing 2,260 units located in Houston and Dallas, Texas and Pullman, Washington, and one office building located in Seattle, Washington (the "Winton Properties"). The acquisitions are pursuant to a Master Combination and Contribution Agreement dated November 8, 1996. The sellers were 15 separate limited partnerships in which Don W. Winton was the general partner. The total purchase price of the properties is approximately $83,223,000. The Company (i) assumed or refinanced first mortgage loans totalling $49,396,000, (ii) issued 683,626 shares of common stock, (iii) issued operating partnership units convertible to 942,184 shares of common stock of the Company after one year, and
(iv) paid the sellers $1,250,000 for transaction costs. As a part of the acquisition, the Company issued 70,284 shares of common stock to acquire the entire interests in Winton & Associates, the property management company for the Winton Properties.

   In April 1997, the Company acquired a 257-unit community in Houston, Texas, for $6,000,000 and obtained a first mortgage loan for $4,400,000 with an interest rate of 8.57%. On May 9, 1997, the Company acquired a 176-unit apartment community in Seattle, Washington, for $4,059,000 and obtained a first mortgage loan of $2,900,000 with an interest rate of 8.67%. The Company expects to invest $1,000,000 in capital improvements in these two communities. The Company issued 187,850 shares of common stock for total net proceeds of $3,394,000 to pay for the two purchases.

   On May 1, 1997, the Company acquired the remaining interest in La Privada Apartments L.L.C. for $8,233,000. The La Privada Apartments is a 350-unit community in Scottsdale, Arizona. The Company also sold to its partner the Company's entire interests in the other five joint ventures for total net proceeds of $2,062,000. The Company obtained a $3,000,000 loan to pay for the acquisition. As a result of these transactions, the Company owns all of its apartment communities directly. The purchase increased the Company's investment in apartments by approximately $25,500,000 and real estate notes payable by $19,000,000. The sale of the interests in the joint ventures will not have a significant impact on the operating results of the Company.

   As of May 9, 1997, the Company owns 36 apartment communities containing 6,346 units with a total book value of approximately $217,000,000, and the total real estate borrowing is approximately $139,000,000.

4. MORTGAGE ASSETS

   During the first quarter of 1997, the Company redeemed three mortgage assets for proceeds of $6,815,000 and realized redemption income of $5,338,000. During the first quarter of 1996, the Company sold a 40% interest in a mortgage asset that was later redeemed in the second quarter of 1996. The Company received proceeds of $2,400,000 and redemption income of $1,977,000 from the sale. In April 1997, the Company redeemed two additional assets for proceeds of $710,000 and estimated income of $330,000. In June 1997, the Company sold its remaining mortgage assets for approximately $13,350,000 with a gain of $10,950,000. As a result, the Company no longer owns any mortgage assets and will not realize any additional cash flow or income from mortgage assets.

5. NOTES PAYABLE

   In March 1997, the Company obtained a $3,700,000 new mortgage loan with a fixed rate of 8.39% and a 10 year term in connection with the purchase of an apartment community.

                           ASR INVESTMENTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          For the Quarters Ended March 31, 1997 and 1996 -- (Continued)

   As discussed in Note 2, the Company has obtained a $15,350,000 construction loan to finance the construction of its Finisterra apartment community. The loan bears interest at 1% per annum above the bank's prime rate (8.5%). At March 31, 1997 and December 31, 1996, the amount outstanding on the loan was $10,224,000 and $255,000, respectively.

   At March 31, 1997 and December 31, 1996, the Company's short-term borrowing was secured by mortgage assets with a total carrying value of $2,029,000 and $3,084,000, respectively. The Company repaid the borrowings in June 1997 in connection with the sale of its mortgage assets.

6. RELATED PARTY TRANSACTIONS

   From the inception of the Company through April 30, 1997, Pima Mortgage Limited Partnership (the "Manager"), managed the operations of the Company pursuant to a management agreement. The management fee and administrative fee were $95,000 and $40,000 for the quarter ended March 31, 1997 and $97,000 and $52,000 for the 1996 quarter.

   Prior to May 1, 1997, the Company had a property management agreement with Pima Realty Advisors, Inc. (the "Property Manager"), an affiliate of the Manager, for each of its apartment communities. Under the property management agreements, the Property Manager provided customary property management services at its cost without profit or distributions to its owners, subject to the limitation of the prevailing management fee rates for similar properties in the market. The costs were allocated to the Company monthly based on the ratio of the number of units owned by the Company relative to the total apartment units managed by the Property Manager. The costs allocated to the Company for the quarters ended March 31, 1997 and 1996 were $145,000 and $109,000, respectively, which were equal to approximately 3.9% and 3.0%, respectively, of rental and other income.

   As a part of the acquisitions described in Note 3, the Company also acquired the entire ownership interests of the Manager and the Property Manager for 262,008 shares of common stock. As a result, the Company has become a self-administered and self-managed REIT. The owners of the Manager continue to be executive officers and members of the Board of Directors of the Company. The cost of the acquisition of $5,250,000 is assigned to the contracts between the Company and the Pima entities. As the contracts are effectively terminated, the cost is charged to contract termination expense in the second quarter of 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
ASR Investments Corporation:

   We have audited the accompanying combined historical summary of revenues and certain operating expenses (the "Summary") of the Winton Properties (as described in Note 2), for the year ended December 31, 1996. The Summary is the responsiblity of the management of the Winton Properties. Our responsibility is to express an opinion on the Summary based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Summary presentation. We believe that our audit provides a reasonable basis for our opinion.

   The accompanying Summary was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in ASR Investments Corporation's Registration Statement on Form S-3 as described in Note 1 to the Summary and is not intended to be a complete presentation of the Winton Properties' revenues and expenses.

   In our opinion, such Summary presents fairly, in all material respects, the combined revenues and certain operating expenses, as defined above, of the Winton Properties for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Tucson, Arizona
April 25, 1997

                                WINTON PROPERTIES
                   COMBINED HISTORICAL SUMMARY OF REVENUES AND
                           CERTAIN OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)


          Rental income ...................................   $14,348
          Other apartment operating income ................       254
                                                              -------
          Total revenue ...................................    14,602
                                                              -------

          Certain Operating Expenses
            Operating and maintenance expenses ............     4,891
            Real estate taxes and insurance ...............     1,882
                                                              -------
          Total certain operating expenses ................     6,773
                                                              -------
          Excess of revenue over certain operating expenses   $ 7,829
                                                              =======

              See accompanying notes to the historical summary of
                    revenues and certain operating expenses.

                                WINTON PROPERTIES
                   COMBINED HISTORICAL SUMMARY OF REVENUES AND
                           CERTAIN OPERATING EXPENSES
                      FOR THE QUARTER ENDED MARCH 31, 1997
                                 (IN THOUSANDS)
                                   (UNAUDITED)


           Rental income ...................................   $3,719
           Other apartment operating income ................       64
                                                               ------
           Total revenue ...................................    3,783
                                                               ------

           Certain Operating Expenses
             Operating and maintenance expenses ............    1,229
             Real estate taxes and insurance ...............      503
                                                               ------
           Total certain operating expenses ................    1,732
                                                               ------
           Excess of revenue over certain operating expenses   $2,051
                                                               ======

              See accompanying notes to the historical summary of
                    revenues and certain operating expenses.

                                WINTON PROPERTIES
                NOTES TO COMBINED HISTORICAL SUMMARY OF REVENUES
                         AND CERTAIN OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1996

1. BASIS OF PRESENTATION

   The combined historical summary of revenues and certain operating expenses (the "Summary") has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission ("Rule 3-14"). The Summary reflects the historical revenues and certain operating expenses of the thirteen apartment communities and one commercial property as listed in Note 2 (the "Winton Properties") for the year ended December 31, 1996. ASR Investments Corporation ("ASR") has entered into agreements to acquire the Winton Properties from unaffiliated third parties. In accordance with Rule 3-14, the Summary includes certain operating and maintenance costs, real estate taxes and insurance expenses, but excludes mortgage interest, depreciation and corporate expenses as they are dependent upon a particular owner, purchase price or other financial arrangement. Accordingly, the expenses reflected in the Summary may not be comparable to the expenses to be incurred by ASR in the operations of the properties. ASR is not aware of any material factors relating to the Winton Properties other than those set forth herein that would cause the Summary not to be indicative of the future operating results of the properties.

   The Summary has been prepared on the accrual method of accounting. The apartment communities have operating leases with terms generally of one year or less. The commercial property has operating leases with remaining terms of 11 months to 91 months as of March 31, 1997. Rental income is recognized as earned.

2. WINTON PROPERTIES

   Below is certain information relating to the Winton Properties:

Apartment Communities

               PROPERTY NAME               LOCATION        NO. OF UNITS
               -------------               --------        ------------
     Briar Park Apartments ..........   Houston, Texas            80
     Chelsea Park Apartments ........   Houston, Texas           204
     Timbercreek Landings Apartments.   Houston, Texas           204
     14400 Montfort Townhomes  ......   Dallas, Texas             83
     Springfield Apartments .........   Dallas, Texas            218
     Greenwood Creek Apartments  ....   Fort Worth, Texas        328
     Aspen Court Apartments .........   Arlington, Texas         140
     Country Club Place Apartments...   Richmond, Texas          169
     Highlands of Preston Apartments.   Plano, Texas             220
     Marymont Apartments ............   Tomball, Texas           128
     Riverway Apartments ............   Bay City, Texas          152
     Campus Commons North Apartments.   Pullman, Washington      234
     Campus Commons South Apartments.   Pullman, Washington      100


Commercial Property

            PROPERTY NAME                  LOCATION         SQUARE FEET
            -------------                  --------         -----------
     PACIFIC SOUTH CENTER OFFICE
     Building .......................   SEATTLE, WASHINGTON   73,232

3. USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect some of the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
ASR Investments Corporation:

   We have audited the accompanying historical summary of revenues and certain operating expenses (the "Summary") of London Park Apartments, for the year ended December 31, 1996. The Summary is the responsiblity of the management of ASR Investments Corporation. Our responsibility is to express an opinion on the Summary based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Summary presentation. We believe that our audit provides a reasonable basis for our opinion.

   The accompanying Summary was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in ASR Investments Corporation's Registration Statement on Form S-3 as described in Note 1 to the Summary and is not intended to be a complete presentation of London Park Apartments' revenues and expenses.

   In our opinion, such Summary presents fairly, in all material respects, the revenues and certain operating expenses, as defined above, of London Park Apartments for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Tucson, Arizona
May 29, 1997

                             LONDON PARK APARTMENTS
          HISTORICAL SUMMARY OF REVENUES AND CERTAIN OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    AND THE THREE MONTHS ENDED MARCH 31, 1997
                                 (IN THOUSANDS)


                                                            1996     1997
                                                            ----     ----
                                                                  (UNAUDITED)
      Rental income ....................................   $1,306   $  347
      Other operating income ...........................       22        6
                                                           ------   ------
      Total revenue ....................................    1,328      353
                                                           ------   ------

      Certain Operating Expenses
        Operating and maintenance expenses .............      514      120
        Real estate taxes and insurance ................      282       80
                                                           ------   ------
      Total certain operating expenses .................      796      200
                                                           ------   ------
      Excess of revenues over certain operating expenses   $  532   $  153
                                                           ======   ======

              See accompanying notes to the historical summary of
                    revenues and certain operating expenses.

                             LONDON PARK APARTMENTS
                     NOTES TO HISTORICAL SUMMARY OF REVENUES
                         AND CERTAIN OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1996
              AND THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

1. BASIS OF PRESENTATION

   London Park Apartments is a 257-unit apartment community located in Houston, Texas. The historical summary of revenues and certain operating expenses (the "Summary") of London Park Apartments has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission ("Rule 3-14"). ASR acquired the property in April 1997 from an unrelated party. In accordance with Rule 3-14, the Summary includes certain operating and maintenance expenses, real estate taxes and insurance expenses, but excludes property management fee expense, mortgage interest, depreciation and corporate expenses as they are dependent upon a particular owner, purchase price or other financial arrangement. Accordingly, the expenses reflected in the Summary may not be comparable to the expenses to be incurred by ASR in the operations of the property. ASR is not aware of any material factors relating to the property other than those set forth herein that would cause the Summary not to be indicative of the future operating results of the property.

   The Summary has been prepared on the accrual method of accounting. The property has operating leases with terms generally of one year or less. Rental income is recognized as earned.

2. USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect some of the amounts reported in the financial statements. Actual results could differ from those estimates.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
ASR Investments Corporation:

   We have audited the accompanying historical summary of revenues and certain operating expenses (the "Summary") of La Privada Apartments, for the year ended December 31, 1996. The Summary is the responsiblity of the management of ASR Investments Corporation. Our responsibility is to express an opinion on the Summary based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Summary presentation. We believe that our audit provides a reasonable basis for our opinion.

   The accompanying Summary was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in ASR Investments Corporation's Registration Statement on Form S-3 as described in Note 1 to the Summary and is not intended to be a complete presentation of La Privada Apartments' revenues and expenses.

   In our opinion, such Summary presents fairly, in all material respects, the revenues and certain operating expenses, as defined above, of La Privada Apartments for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Tucson, Arizona
May 23, 1997

                              LA PRIVADA APARTMENTS
          HISTORICAL SUMMARY OF REVENUES AND CERTAIN OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    AND THE THREE MONTHS ENDED MARCH 31, 1997
                                 (IN THOUSANDS)


                                                            1996     1997
                                                            ----     ----
                                                                  (UNAUDITED)
      Rental income ....................................   $3,199   $  829
      Other operating income ...........................      100       23
                                                           ------   ------
      Total revenue ....................................    3,299      852
                                                           ------   ------

      Certain Operating Expenses
        Operating and maintenance expenses .............      897      188
        Real estate taxes and insurance ................      160       55
                                                           ------   ------
      Total certain operating expenses .................    1,057      243
                                                           ------   ------
      Excess of revenues over certain operating expenses   $2,242   $  609
                                                           ======   ======

              See accompanying notes to the historical summary of
                    revenues and certain operating expenses.

                              LA PRIVADA APARTMENTS
                     NOTES TO HISTORICAL SUMMARY OF REVENUES
                         AND CERTAIN OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1996
              AND THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

1. BASIS OF PRESENTATION

   La Privada Apartments is a 350-unit apartment community located in Scottsdale, Arizona which until May 1997 was owned by a joint venture between ASR and an unrelated party. The historical summary of revenues and certain operating expenses (the "Summary") has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission ("Rule 3-14"). On May 1, 1997, ASR acquired the remaining 85% interest in La Privada Apartments L.L.C. (the "LLC") and thus owns 100% of the community. ASR was the managing member of the LLC and an affiliate of ASR was the property manager of the community. In accordance with Rule 3-14, the Summary includes certain operating and maintenance expenses, real estate taxes and insurance expenses, but excludes property management fee expense, mortgage interest, depreciation and corporate expenses as they are dependent upon a particular owner, purchase price or other financial arrangement. Accordingly, the expenses reflected in the Summary may not be comparable to the expenses to be incurred by ASR in the operations of the property. ASR is not aware of any material factors relating to the property other than those set forth herein that would cause the Summary not to be indicative of the future operating results of the property.

   The Summary has been prepared on the accrual method of accounting. The property has operating leases with terms generally of one year or less. Rental income is recognized as earned.

2. USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect some of the amounts reported in the financial statements. Actual results could differ from those estimates.

                           OTHER ACQUIRED COMMUNITIES
     COMBINED HISTORICAL SUMMARY OF REVENUES AND CERTAIN OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    AND THE THREE MONTHS ENDED MARCH 31, 1997
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                            1996     1997
                                                            ----     ----
      Rental income ....................................   $1,885   $  468
      Other operating income ...........................       55       13
                                                           ------   ------
      Total revenue ....................................    1,940      481
                                                           ------   ------

      Certain Operating Expenses
        Operating and maintenance expenses .............      838      184
        Real estate taxes and insurance ................      234       53
                                                           ------   ------
      Total certain operating expenses .................    1,072      237
                                                           ------   ------
      Excess of revenues over certain operating expenses   $  868   $  244
                                                           ======   ======

           See accompanying notes to the combined historical summary of revenues and certain operating expenses.

                          OTHER ACQUISITION COMMUNITIES
                NOTES TO COMBINED HISTORICAL SUMMARY OF REVENUES
                         AND CERTAIN OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    AND THE THREE MONTHS ENDED MARCH 31, 1997
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

   The combined historical summary of revenues and certain operating expenses (the "Summary") has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission ("Rule 3-14"). The Summary reflects the combined historical operating revenues and certain operating expenses of two apartment communities (the "Other Acquisition Communities"): the Ivystone/ Woodridge Apartments acquired in March 1997, and The Court Apartments acquired in May 1997. In accordance with Rule 3-14, the Summary includes certain operating and maintenance expenses, real estate taxes and insurance expenses, but excludes property management fee expense, mortgage interest, depreciation and corporate expenses as they are dependent upon a particular owner, purchase price or other financial arrangement. Accordingly, the expenses reflected in the Summary may not be comparable to the expenses to be incurred by ASR in the operations of the properties. ASR is not aware of any material factors relating to the properties other than those set forth herein that would cause the Summary not to be indicative of the future operating results of the properties.

   The Summary has been prepared on the accrual method of accounting. The properties have operating leases with terms generally of one year or less. Rental income is recognized as earned.

2. USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect some of the amounts reported in the financial statements. Actual results could differ from those estimates.

================================================================================

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. TABLE OF CONTENTS



                                                              PAGE
                                                              ----

                 Available Information ......................   2
                 Incorporation of Certain Information by
                  Reference .................................   2
                 Prospectus Summary .........................   3
                 Risk Factors ...............................  15
                 Capitalization .............................  21
                 Price Range of Common Stock ................  21
                 Selected Financial Information .............  22
                 Management's Discussion and Analysis of
                  Financial Condition and Results of
                  Operations ................................  23
                 Business and Properties ....................  29
                 Management .................................  36
                 Certain Transactions .......................  43
                 Principal Shareholders .....................  44
                 Federal Income Tax Considerations ..........  45
                 Description of Capital Stock ...............  49
                 Heritage Communities L.P. ..................  50
                 Summary of the Heritage LP
                  Partnership Agreement .....................  50
                 Plan of Distribution .......................  53
                 Legal Opinions .............................  53
                 Experts ....................................  53
                 Index to Financial Statements .............. F-1

================================================================================

================================================================================


                                2,000,000 SHARES


                                 ASR INVESTMENTS
                                   CORPORATION


                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)




                               -----------------






                               -----------------




                                           , 1997


================================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Company's Amended and Restated Articles of Incorporation provide for indemnification of directors and officers of the Company to the fullest extent permitted by Maryland law.

   Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer made a party to any proceeding by reason of service in that capacity unless it is provided that: (i) the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of criminal proceedings, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by of in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. The termination of any proceeding by conviction, upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

   Section 2-418 of the General Corporation Law of the State of Maryland further provides that indemnification thereunder may not be made by the Company unless authorized after a determination has been made that such indemnification is proper, with that determination to be made (a) by the Board of Directors by majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors consisting of two or more directors not, at the time, parties to such proceeding and designated to act in the matter, (b) by special legal counsel selected by the Board of Directors or a committee of the Board of Directors as set forth in subparagraph (a) or, if the requisite quorum of the Board of Directors cannot be obtained therefor and the committee cannot be established, by a majority vote of the full Board of Directors, including those directors who are parties to such proceeding, or (c) by the stockholders.

   Section 2-418 of the General Corporation Law of the State of Maryland requires indemnification of any director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding against reasonable expenses incurred by the director or officer in connection with the proceeding. A court of appropriate jurisdiction, upon application of a director or officer and such notice as the court shall require, may order indemnification (1) if the court determines that a director or officer is entitled to reimbursement as a result of a successful defense on the merits or otherwise, in which case the director shall be entitled to recover the expenses of securing such reimbursement, or (2) if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the requisite standards of conduct or has been adjudged liable with respect to any proceeding charging improper personal benefit to the director or officer, in which case the court may order such indemnification as the court shall deem proper; provided, however, indemnification with respect to (i) any proceeding by or in the right of the corporation or (ii) any proceeding in which the director or officer has been adjudged liable with respect to a charge of improper personal benefit, shall be limited to expenses.

ITEM 21. EXHIBITS

EXHIBIT
NUMBER      EXHIBIT
------      -------
2(a)        Master  Combination and Contribution  Agreement dated as of November
            8, 1996 between ASR Investments Corporation,  Don W. Winton, certain limited  partnerships  in which Mr.  Winton is the general  partner,
            Winton &  Associates,  Inc.,  Heritage  Communities  L.P.,  Heritage
            Residential  Group,  Inc.,  Heritage SGP Corporation,  Pima Mortgage
            Limited  Partnership,  Pima  Realty  Advisors,  Inc.,  Jon A. Grove,
            Joseph C. Chan, and Frank S. Parise, Jr.(8)
2(b)        Addendum to the Master Combination and Contribution  Agreement dated as of April 30, 1997  between ASR  Investments  Corporation,  Don W.
            Winton,  certain  limited  partnerships  for which Mr. Winton is the general partner,  Winton & Associates,  Inc.,  Heritage  Communities
            L.P.,  Heritage  Residential Group, Inc.,  Heritage SGP Corporation,
            Pima Mortgage Limited Partnership,  Pima Realty Advisors,  Inc., Jon
            A. Grove, Joseph C. Chan, and Frank S. Parise, Jr.(8)
2(c)        Agreement  and Plan of  Reorganization  dated as of November 8, 1996 between ASR Investments  Corporation,  Heritage  Residential  Group,
            Inc., Winton & Associates, Inc., and Don W. Winton.(8)
2(d)        Agreement  and Plan of  Reorganization  dated as of November 8, 1996 between ASR Investments  Corporation,  Heritage  Residential  Group,
            Inc., Pima Realty Advisors, Inc., Pima Mortgage Limited Partnership,
            JG Mortgage Advisors,  Inc., JC Mortgage Advisors, Inc., FP Mortgage
            Advisors,  Inc., Jon A. Grove,  Joseph C. Chan, and Frank S. Parise,
            Jr.(8)
3(a)        First  Amended  and  Restated   Articles  of  Incorporation  of  the
            Registrant(1)
3(b)        Articles of Amendment to the First Amended and Restated  Articles of
            Incorporation of the Registrant(3)
3(c)        Bylaws of the Registrant(1)
3(d)        Second  Amended  and  Restated  Articles  of  Incorporation  of  the
            Registrant
3(e)        Amended Bylaws of the Registrant
4           Specimen Certificate representing $.01 par value Common Stock(1)
5           Opinion of O'Connor, Cavanagh,  Anderson,  Killingsworth & Beshears,
            P.A.
10(a)       Management  Agreement  between  the  Registrant  and  ASMA  Mortgage
            Advisors Limited Partnership(5)
10(b)       Subcontract   Agreement   between  ASMA  Mortgage  Advisors  Limited
            Partnership and American Southwest Financial Services, Inc.(3)
10(c)       Right of First Refusal between the Company and the Manager(3)
10(d)       Limited Partnership  Agreement of Southwest Capital Mortgage Funding
            Limited Partnership(2)
10(e)       Amended and Restated Stock Option Plans(4)
10(f)       Indemnification  and Use of Name  Agreement  Between the Company and
            American Southwest(4)
10(g)       Dividend Reinvestment and Stock Purchase Plan(3)
10(h)       Agreement for Purchase and Sale of Apartments ("Purchase Agreement")
            dated July 15, 1993 by and between Buyer and Seller.(6)
10(i)       First Amendment to Purchase  Agreement dated August 18, 1993, by and between Buyer and Seller.(6)
10(j)       Second  Amendment to Purchase  Agreement dated September 21, 1993 by and between Buyer and Seller.(6)
10(k)       Third Amendment to Purchase  Agreement dated October 27, 1993 by and between Buyer and Seller.(6)
10(l)       Master Property Management Agreement with Pima Realty Advisors, Inc.
            for the year ending  December  31, 1994 and the  signature  page for each of the properties.(6)
10(m)       Second  Articles of  Amendment  to the First  Amended  and  Restated
            Articles of Incorporation of the Registrant.(7)
10(n)       Third  Articles  of  Amendment  to the First  Amended  and  Restated
            Articles of Incorporation of the Registrant.(7)
10(o)       First Amendment to the Bylaws of the Registrant.(7)
EXHIBIT
NUMBER      EXHIBIT
------      -------
10(p)       Deed  of  Trust,   Security   Agreement,   Financing  Statement  and
            Assignment  of Leases and Rents dated as of January 11, 1994 made by the  following  entities  for  the  benefit  of  Lexington  Mortgage
            Company(6):
            ASV-I Properties, Inc.
            ASV-III Properties, Inc.
            ASV-IV Properties, Inc.
            ASV-V Properties, Inc.
            ASV-VI Properties, Inc.
            ASV-VII Properties, Inc.
            ASV-VIII Properties, Inc.
            ASV-IX Properties, Inc.
            ASV-X Properties, Inc.
            ASV-XI Properties, Inc.
            ASV-XII Properties, Inc.
            ASV-XIII Properties, Inc.
            ASV-XIV Properties, Inc.
            ASV-XV Properties, Inc.
            ASV-XVI Properties, Inc.
10(q)       Registration  Agreement  dated  as of April  30,  1997  between  ASR
            Investments  Corporation  and Don W.  Winton on  behalf  of  certain partners in certain limited  partnerships in which Mr. Winton is the general partner.(8)
10(r)       Registration  Agreement  dated  as of April  30,  1997  between  ASR
            Investments  Corporation,  Heritage  Communities  L.P.  and  certain
            limited   partnerships  in  which  Don  W.  Winton  is  the  general partner.(8)
10(s)       Employment  Agreement  dated  as  of  April  30,  1997  between  ASR
            Investments Corporation and Don W. Winton.(8)
10(t)       Employment  Agreement  dated  as  of  April  30,  1997  between  ASR
            Investments Corporation and Jon A. Grove.(8)
10(u)       Employment  Agreement  dated  as  of  April  30,  1997  between  ASR
            Investments Corporation and Joseph C. Chan.(8)
10(v)       Employment  Agreement  dated  as  of  April  30,  1997  between  ASR
            Investments Corporation and Frank S. Parise, Jr.(8)
21          Subsidiaries of the Registrant
23          Consent of Deloitte & Touche LLP.
-----------------------
(1)Incorporated herein by reference to Registrant's Registration Statement on Form S-11 (No. 33- 15232) filed August 19, 1987 and declared effective on August 19, 1987.
(2)Incorporated herein by reference to Registrant's Registration Statement on Form S-11 (No. 33-20429) filed March 16, 1988 and declared effective on March 17, 1988.
(3)Incorporated herein by reference to Registrant's Form 10-K for the year ended December 31, 1988 as filed with the Commission on or about March 30, 1989.
(4)Incorporated herein by reference to Registrant's Registration Statement on Form S-3 (33-42923) filed on September 30, 1991 and declared effective on October 1, 1991.
(5)Incorporated herein by reference to Registrant's Form 10-K for the year ended December 31, 1992.
(6)Incorporated herein by reference to Registrant's Report on Form 8-K filed with the Commission on or about March 29, 1994.
(7)Incorporated herein by reference to Registrant's Form 10-K for the year ended December 31, 1995 as filed with the Commission on or about April 1, 1996.
(8)Incorporated herein by reference to Registrant's Report on Form 8-K filed with the Commission on or about May 15, 1997.

ITEM 22. UNDERTAKINGS


   (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.

      (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


   (b) The undersigned registrant hereby undertakes that, for purposes of derterming any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned  Registrant  hereby  undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10, 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona on the 24th day of June, 1997.

                                        ASR INVESTMENTS CORPORATION


                                        By: /s/     JON A. GROVE
                                            ------------------------------------
                                                    Jon A. Grove
                                          Chairman of the Board, President, and
                                                  Chief Executive Officer

                                POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Jon A. Grove and Joseph C. Chan and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitition, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Secuities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

        SIGNATURE                                 POSITION                           DATE
        ---------                                 --------                           ----
/s/  JON A. GROVE                  Chairman of the Board, President, and             June 24, 1997
------------------------           Chief Executive Officer (Principal
     Jon A. Grove                  Executive Officer)

/s/ FRANK S. PARISE, JR.           Vice Chairman, Executive Vice President,          June 24, 1997
------------------------           Chief Administrative Officer and Director
    Frank S. Parise, Jr.

/s/  JOSEPH C. CHAN                Executive Vice President, Chief                   June 24, 1997
------------------------           Operations Officer, Chief Financial
     Joseph C. Chan                Officer, Secretary, Treasurer and
     Director                      (Principal Financial and Accounting Officer)

/s/  DON W. WINTON                 Executive Vice President and Director             June 24, 1997
------------------------
     Don W. Winton

/s/  EARL M. BALDWIN               Director                                          June 24, 1997
------------------------
     Earl M. Baldwin

/s/  STEVEN G. DAVIS               Director                                          June 24, 1997
------------------------
     Steven G. Davis

/s/  JOHN J. GISI                  Director                                          June 24, 1997
------------------------
     John J. Gisi

/s/  RAYMOND L. HORN               Director                                          June 24, 1997
------------------------
     Raymond L. Horn

/s/   FREDERICK C. MOOR            Director                                          June 24, 1997
------------------------
      Frederick C. Moor